SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CVS/CAREMARK CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2007

11:00 A.M.

CVS/Caremark Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

To our stockholders:

We are pleased to invite you to attend our 2007 annual meeting of stockholders to:

■	Elect 14 directors;

■	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007;

■	Adopt the Company’s 2007 Employee Stock Purchase Plan;

■	Adopt the Company’s 2007 Incentive Plan;

■	Act on five stockholder proposals to be presented; and

■	Conduct other business properly brought before the meeting.

Stockholders of record at the close of business on March 30, 2007 may vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), please check your proxy card or other voting instructions to see which of these options are available to you. Even if attending the meeting in person, we encourage you to vote in advance by mail, phone or Internet.

By Order of the Board of Directors,

Thomas M. Ryan

President and Chief Executive Officer

PROXY STATEMENT TABLE OF CONTENTS

i

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of CVS/Caremark Corporation is soliciting your proxy to vote at our 2007 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about April 4, 2007 to all stockholders entitled to vote. The Company’s 2006 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, Time and Place of the Meeting

Date:	May 9, 2007

Time:	11:00 a.m.

Place:	One CVS Drive Woonsocket, Rhode Island 02895

Shares Entitled to Vote

Stockholders entitled to vote are those who owned CVS/Caremark common stock or Series One ESOP convertible preference stock (referred to throughout this proxy statement as the “ESOP preference stock”) at the close of business on the record date, March 30, 2007. As of the record date, there were approximately 1,528,450,098 shares of common stock and approximately 3,946,056, shares of ESOP preference stock outstanding. All ESOP preference stock is held by the Bank of New York, as Trustee under the 401(k) Plan and the Employee Stock Ownership Plan of CVS/Caremark Corporation and Affiliated Companies (the “Plan”). The Plan consists of both a 401(k) Plan (the “401(k)”) and an Employee Stock Ownership Plan (the “ESOP”).

Each share of CVS/Caremark common stock that you own entitles you to one vote. Each share of ESOP preference stock is entitled to the number of votes equal to the number of shares of common stock into which the share of ESOP preference stock could be converted on the record date, rounded up to the next tenth of a share (currently 4.6 votes). The ESOP preference stock is entitled to vote on all matters submitted to a vote of holders of common stock, voting with the common stock as a single class. Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to unallocated shares and shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions.

Voting Your Proxy

Whether or not you plan to attend the annual meeting, we urge you to vote. You may vote by calling a toll-free telephone number, by using the Internet or by mailing your signed proxy card in the postage-paid envelope provided. If you vote by telephone or the Internet, you do NOT need to return your proxy card. Returning the proxy card by mail or voting by telephone or Internet will not affect your right to attend the meeting and change your vote, if desired.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

■	“FOR” the election of all 14 nominees for director (as described beginning on page 52);

■	“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2007 (as described on page 55);

■	“FOR” the adoption of the Company’s 2007 Employee Stock Purchase Plan (as described beginning on page 56);

■	“FOR” the adoption of the Company’s 2007 Incentive Plan (as described beginning on page 59); and

■	“AGAINST” each of the five stockholder proposals to be presented (as described beginning on page 63).

If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Revoking your proxy

You may revoke your proxy by:

■	sending in another signed proxy card with a later date;

■	providing subsequent telephone or Internet voting instructions;

■	notifying our Secretary in writing before the meeting that you have revoked your proxy; or

■	voting in person at the meeting.

Voting in person

If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 30, 2007, the record date for voting.

Appointing your own proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Proxy solicitation

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone, telegraph or in person. We have hired Morrow & Co. Inc. for a fee of $35,000, plus out-of-pocket expenses, to provide customary assistance to us in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more Company stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for the Company. Brokers with accountholders who are Company stockholders may be householding our proxy materials. As indicated in the notice previously provided by these brokers to our stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing a majority of the votes of the common stock and the ESOP preference stock entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

■	Item 1. Election of Directors. Each director is elected by a majority of the votes cast with respect to that director’s election (at a meeting for the election of directors at which a quorum is present) by the holders of shares of common stock and ESOP preference stock present in person or by proxy at the meeting and entitled to vote, voting as a single class.

A “majority of votes cast” means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Votes “against” a director’s election will count as a vote cast, but “abstentions” and “broker non-votes” will not count as a vote cast with respect to that director’s election.

■	All other proposals. For all other proposals, approval is by affirmative vote (at a meeting at which a quorum is present) of a majority of the votes represented by the shares of common stock and the ESOP preference stock present at the meeting in person or by proxy and entitled to vote, voting as a single class. Abstentions are counted and have the effect of a vote against.

■	Broker non-votes. Under current New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on Items 1 {Election of Directors}, 2 {Ratification of Auditors} and 4 {2007 Incentive Plan} even if it does not receive voting instructions from you. With respect to the other proposals, broker non-votes are not counted except for quorum purposes.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The Company’s Board of Directors acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses the Company’s long-term strategy and its strategic, competitive and financial performance. The Board has adopted corporate governance guidelines, which are available on our investor relations website at http://investor.cvs.com and also available to stockholders at no charge upon request to the Company’s Corporate Secretary. These guidelines meet or exceed the listing standards adopted by the New York Stock Exchange (“NYSE”), on which the Company’s common stock is listed.

Meetings of the Board

During 2006, there were eleven meetings of the Board of Directors of the Company. All of our non-management directors at the time of the Company’s 2006 annual meeting of stockholders attended the annual meeting. Directors are expected to make every effort to attend the annual meeting of stockholders, all Board meetings and the meetings of the committees on which they serve. Each director attended at least 75% of the meetings of the Board and of committees of which he or she was a member.

One Board meeting was our annual meeting of non-management directors. The non-management directors also regularly hold executive sessions during which the Company’s management does not participate. The Chairs of the Audit, Management Planning and Development and Nominating and Corporate Governance Committees, respectively, act as presiding director at meetings or executive sessions of non-management directors (or parts thereof) on a rotating basis.

Director Nominations

Under the Company’s corporate governance guidelines, the Nominating and Corporate Governance Committee recommends to the Board criteria for Board membership, and recommends individuals for membership on the Company’s Board of Directors. Criteria used by the Committee in nominating directors are found in the Nominating and Corporate Governance Committee charter. A copy of Annex A to said charter, the Director Qualification Criteria, is attached to this proxy statement as Exhibit A. When considering current directors for re-nomination to the Board, the Committee takes into account the performance of each director. The Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, judgment, diversity, age, skills, background and experience. As desired, the Committee may confer with the Chairman of the Board and other directors as to the foregoing matters.

If a stockholder would like to nominate a person for election or re-election to the Board, he or she must provide notice to the Company as provided in its by-laws. Such notice must be addressed to the Corporate Secretary of the Company and must arrive at the Company in a timely manner, generally between 60 and 90 days prior to the anniversary of our last annual meeting. The notice must include (i) the name and address, as they appear in the Company’s books, of the stockholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the stockholder, (iii) a written consent indicating that the candidate is willing to be named in the proxy statement as a nominee and to serve as a director if elected, and (iv) any other information regarding the candidate that the Securities and Exchange Commission would require to be included in a proxy statement.

In September 2006, Richard J. Swift, the retired Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., an international engineering and construction firm, was elected to the Company’s Board of Directors by the members of our Board. Thomas M. Ryan, the Company’s Chief

Executive Officer and President, and David B. Rickard, the Company’s Executive Vice President and Chief Financial Officer, initially identified Mr. Swift to the Nominating and Corporate Governance Committee as a potential candidate for election. The Committee then reviewed Mr. Swift’s qualifications against the criteria set forth above and in Exhibit A to this proxy statement and recommended Mr. Swift’s election.

As of March 22, 2007, in connection with the closing of the CVS/Caremark merger transaction, the following individuals were designated by the board of Caremark Rx, Inc. for election to the Company’s Board, pursuant to the Merger Agreement dated as of November 1, 2006 (as amended, the “Merger Agreement”) among the Company, its wholly owned merger subsidiary and Caremark Rx, Inc.: E. Mac Crawford, Edwin M. Banks, C. David Brown II, Kristen E. Gibney Williams, Roger L. Headrick, Jean-Pierre Millon and C.A. Lance Piccolo, who are referred to as the Caremark-designated directors. Under the terms of the Merger Agreement, the Board size was increased, and each of the Caremark-designated directors was elected to the Board to serve until the 2007 annual meeting of stockholders. In addition, as provided in the Merger Agreement, effective upon the effective time of the merger, Thomas M. Ryan resigned from the position of Chairman of the Board of the Company (without resigning or otherwise affecting his positions as president and chief executive officer of the Company or as a director of the Company) and the Company’s board of directors appointed Mr. Crawford as Chairman of the Board.

Independence Determinations for Directors

Under the Company’s corporate governance guidelines, a majority of our Board must be comprised of directors who meet the director independence requirements set forth in the Corporate Governance Rules of the NYSE applicable to listed companies. Under the NYSE Corporate Governance Rules, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Nominating and Corporate Governance Committee of the Board undertook its annual review of director independence in March 2007. In the course of its review, the Committee considered transactions and relationships between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other. The purpose of this review was to make an affirmative determination as to the independence of each director and to make a recommendation to the Board.

The basis for a Board’s determination that a relationship is not material must be disclosed in the Company’s annual proxy statement. In this regard, under the NYSE’s Corporate Governance Rules the Board may adopt and disclose categorical standards to assist it in making determinations of independence and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards must be specifically explained.

Categorical Standards to Assist in Independence Determinations

Accordingly, our Board has adopted the following categorical standards to assist in making director independence determinations. Any relationship or set of facts that falls within the following standards or relationships will not, in itself, preclude a determination of independence:

(1) Charitable donations or pledges. Charitable donations or pledges made to a charitable organization of which a director (or a member of his or her immediate family) is an executive officer or otherwise made at the behest of the director where the amounts donated or pledged for any calendar year do not exceed either $120,000 or 2% of the consolidated gross revenues of the charitable organization.

(2) Commercial banking or investment banking relationships. A situation in which a director or an immediate family member of a director is an employee of a commercial or investment bank that has relationships or dealings with or provides services to the Company that do not cross the bright-line tests referred to in paragraph (4) below.

(3) Ordinary course commercial relationships. A situation in which a director (or a member of his or her immediate family) is a director, officer, employee or significant stockholder of an entity with which the Company has ordinary course business dealings that do not cross the bright-line tests referred to in paragraph (4) below and where the director (or immediate family member) is not directly responsible for or involved in the entity’s business dealings with the Company.

(4) NYSE Listed-Company Bright-Line Tests. Any relationship or set of facts that falls within the standards permitted by the bright-line tests set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual, which are summarized for your convenience in Exhibit B to this proxy statement. (For example: an arrangement whereby a director’s son received a one-time payment of $50,000 for consulting work to the Company in the past year would fall within the range of payment permitted by Section 303A.02(b)(ii) and would not preclude an independence determination for that director).

Determinations Regarding Independence

As a result of its review, the Committee made its affirmative determination and recommendation to the Board, and the Board affirmatively determined, on the basis described below, that each of the directors nominated for election at the annual meeting is independent under our corporate governance guidelines and the NYSE corporate governance rules, with the exception of Mr. Ryan, Mr. Crawford and Mr. Piccolo.

Mr. Ryan is considered an inside director because of his current employment as chief executive officer of the Company. Mr. Crawford is considered non-independent because of his employment as president and chief executive officer of Caremark Rx, Inc. until the time of the CVS/Caremark merger. Mr. Piccolo is considered non-independent because of the benefits received under his Caremark consulting agreement, which expired in September 2006. See “Certain Transactions with Directors and Officers” below.

Each of Messrs. Banks, Brown, Dorman, Headrick, Joyce, Millon, Murray and Swift, Ms. Gibney Williams, Ms. Heard and Ms. Rosenberg meets our categorical standards for independence laid out above.

Contact with Non-Management Directors

Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to: Non-Management Directors, CVS/Caremark Corporation, One CVS Drive, Woonsocket, RI 02895. The Nominating and Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors shall from time to time review a log of all correspondence received by the Company that is addressed to members of the Board and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be promptly brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and principal accounting officer. The Company’s Code of Conduct is available on the Company’s website at http://investor.cvs.com, and will be provided to stockholders without charge upon request to the Company’s Corporate Secretary. The Company intends to post amendments to or waivers from its Code of Conduct (to the extent applicable to the Company’s executive officers or directors) at that location on its website.

Committees of the Board

Provisions in Merger Agreement Relating to Board Committees

CVS and Caremark agreed in the Merger Agreement that, at the effective time of the merger:

■	the chairman of the audit committee would be designated by the Caremark-designated directors, and the chairman of each of the management, planning and development committee and nominating and corporate governance committee would be designated by the CVS-designated directors; and

■	the Executive Committee initially would consist of four members: E. Mac Crawford, Thomas M. Ryan, one member appointed by the CVS-designated directors and one member appointed by the Caremark-designated directors.

Audit Committee

Roger L. Headrick, Chair

Edwin M. Banks

Kristen E. Gibney Williams

Dr. William H. Joyce

Marian L. Heard

Richard J. Swift

The Audit Committee met eighteen times during 2006. Thomas P. Gerrity was a member of the Committee until June 2006 and Mr. Swift joined the Committee when he was elected to the Board in September 2006. From September 2006 until the closing of the CVS/Caremark transaction in March 2007, the Committee was comprised of Dr. Joyce as Chair, Ms. Heard, Mr. Swift and Alfred J. Verrecchia. At the time of the closing of the CVS/Caremark transaction in March 2007, Mr. Verrecchia resigned from the Board and Mr. Headrick, Mr. Banks and Ms. Gibney Williams were designated to the Committee. The Committee is presently composed of six directors, none of whom is a current or former officer or employee of the Company or its subsidiaries, except that Ms. Gibney Williams was an employee of a Caremark subsidiary more than 10 years ago. Each member of the Committee is “independent” as defined in applicable SEC rules and in the Corporate Governance Rules of the NYSE. The Board has designated each of Mr. Headrick, Dr. Joyce and Mr. Swift as an audit committee financial expert, as defined under applicable SEC rules. The Board has approved a charter for the Committee, a copy of which is attached hereto as Exhibit C and can also be viewed on the Company’s website at http://investor.cvs.com. Pursuant to its charter, the Committee assists the Board in its oversight of: (i) the integrity of the financial statements of the Company; (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm; (iii) the performance of the Company’s internal audit function; (iv) compliance with the Company Code of Conduct; and (v) compliance by the Company with legal and regulatory requirements. The Committee (as constituted at the time of approval in late February) also approved the Audit Committee Report that is found on page 12 of this proxy statement.

Nominating and Corporate Governance Committee

David W. Dorman, Chair

Edwin M. Banks

C. David Brown II

Marian L. Heard

Sheli Z. Rosenberg

The Nominating and Corporate Governance Committee met three times during 2006. In January 2007, Thomas P. Gerrity joined the Committee and Mr. Dorman joined the Committee as Chair (replacing Ms. Rosenberg in that role). In March 2007, upon the closing of the CVS/Caremark transaction, Mr. Gerrity resigned from the Board, Dr. Joyce left the Committee, and Messrs. Banks and Brown were designated to the Committee. The Committee is presently composed of five directors, none of whom is a current or former officer or employee of the Company or its subsidiaries. Each member of the Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. The Board has approved a charter for the Committee, a copy of which can be viewed on the Company’s website at http://investor.cvs.com, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee has responsibility for (i) identifying individuals qualified to become Board members; (ii) recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; (iii) recommending directors for appointment to Board committees; (iv) making recommendations to the Board as to determinations of director independence; (v) evaluating Board performance; and (vi) reviewing and assessing the Company’s corporate governance guidelines and overseeing compliance with such guidelines.

Management Planning and Development Committee

Sheli Z. Rosenberg, Chair

C. David Brown II

Jean-Pierre Millon

David W. Dorman

Terrence Murray

The Management Planning and Development Committee (formerly known as the Compensation Committee) met six times during 2006. Mr. Don Cornwell was Chairman of the Committee until his retirement from the Board in January 2007, at which time Ms. Rosenberg became Chair. Messrs. Murray and Dorman joined the Committee in May 2006. In March 2007, upon the closing of the CVS/Caremark transaction, Marian L. Heard left the Committee, and Mr. Brown and Mr. Millon were designated to the Committee. The Committee is presently composed of five directors, none of whom is a current or former officer or employee of the Company or its subsidiaries. Each member of the Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. The Board has approved a charter for the Committee, a copy of which can be viewed on the Company’s website at http://investor.cvs.com, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee: (i) oversees the Company’s compensation and benefits policies and programs generally; (ii) evaluates the performance of designated senior executives, including the chief executive officer, and reviews the Company’s management succession plan; (iii) in consultation with the other independent directors of the Company, oversees and sets compensation for the Company’s chief executive officer; (iv) oversees and sets compensation for the Company’s designated senior executives; and (v) reviews and recommends to the Board compensation (including stock option grants and other equity-based compensation) for the Company’s directors. The Committee (as constituted at the time of approval in early March) also approved the Management Planning and Development Committee Report that is found on page 36 of this proxy statement.

Executive Committee

E. Mac Crawford, Chair

C. David Brown II

David W. Dorman

Roger L. Headrick

Terrence Murray

Thomas M. Ryan

The Executive Committee did not meet in 2006. The current members were designated as of the effective time of the merger consistent with the terms of the merger agreement. At all times when the Board is not in session, the Executive Committee may exercise most powers of the Board.

Director Compensation

The Company provides the following compensation to our non-employee directors for their services as directors:

Annual fees

■	Each non-employee director will receive an annual retainer of $65,000 and attendance fees of $2,000 for each Board meeting attended, $1,000 for each telephonic Board meeting attended and $1,000 for each committee meeting attended.

■	Each non-employee director who chairs a committee of the Board will receive an additional retainer of $8,000, except the chair of the Audit Committee, who will receive $15,000.

Director Fees Payable in Stock; Stock Ownership Guidelines; Other Items

Under the 1997 Incentive Compensation Plan, non-employee directors receive an annual award of 4,000 shares of common stock for their service during the preceding year (pro rated for partial year service). At least one half of the annual non-employee director retainer fee is paid in CVS/Caremark common stock. Directors may elect to receive all retainer and attendance fees in common stock. A director may also choose to defer receipt of such shares. Deferred shares are credited with dividend equivalents. Directors are eligible to receive stock options, but typically do not receive stock options; they do not participate in a pension plan or nonqualified deferred compensation plan with above market earnings. Directors are eligible to participate in the Employee Discount Program and are subject to the same terms of the program as Company employees.

Additionally, the Company has adopted stock ownership guidelines for its directors and executive officers, as further described in the Compensation Discussion and Analysis beginning on page 15. Each of our directors is in compliance with these guidelines except Messrs. Dorman and Swift, who joined the Board in March 2006 and September 2006, respectively, and, according to the guidelines, each has five years from the date he joined the Board to achieve compliance.

The following chart below shows amounts paid to each of our non-employee directors in fiscal 2006.

Non-Employee Director Compensation – Fiscal Year 2006

Name	Fees Earned or Paid in Cash ($)	Cash Fees Elected to be Paid in Stock(7) ($)	Stock Awards(7) ($)	Total ($)
W. Don Cornwell (1)	43,500	18,001	152,780	214,281
David W. Dorman (2)	0	45,501	152,780	198,281
Thomas P. Gerrity (3)	60,500	0	152,780	213,280
Stanley P. Goldstein (4)	9,000	0	120,280	129,280
Marian L. Heard	0	75,501	152,780	228,281
William H. Joyce	0	85,501	152,780	238,281
Terrence Murray	25,000	32,467	152,780	210,247
Sheli Z. Rosenberg	0	62,240	152,780	215,020
Richard J. Swift (5)	26,250	0	16,250	42,500
Alfred J. Verrecchia (6)	0	67,501	152,780	220,281

(1)	Mr. Cornwell retired from the Board effective January 2, 2007.

(2)	Mr. Dorman joined the Board on March 17, 2006.

(3)	Mr. Gerrity left the Board effective March 22, 2007.

(4)	Mr. Goldstein retired from the Board effective May 11, 2006.

(5)	Mr. Swift joined the Board on September 20, 2006.

(6)	Mr. Verrecchia left the Board effective March 22, 2007.

(7)	These awards are fully vested at grant and the amounts shown represent both the fair market value at the grant date and the full fair value at grant under FAS 123R. As of December 30, 2006, our directors had deferred receipt of shares of common stock as follows: Mr. Cornwell, 42,200; Mr. Dorman, 6,631; Ms. Heard, 39,638; Dr. Joyce, 58,833; Mr. Murray, 21,623; Ms. Rosenberg, 18,076; Mr. Swift, 558; and Mr. Verrecchia, 15,891.

Certain Transactions with Directors and Officers

Under the Company’s Corporate Governance Guidelines and its Code of Conduct, with respect to any transaction in which a director or executive officer has a personal interest, such that a potential conflict of interest could arise, the director or executive officer must report the matter immediately to the Company’s Chief Legal Officer or the Corporate Compliance Officer who will, where appropriate, report the matter to the Nominating and Corporate Governance Committee for evaluation and appropriate resolution.

If a director has a personal interest in a matter before the Board, the director shall disclose the interest to the full Board, shall recuse himself or herself from participation in the discussion and shall not vote on the matter.

Furthermore, proposed charitable contributions, or pledges of charitable contributions, by the Company within any given fiscal year in an aggregate amount of $120,000 or more, to an entity for which a director or a member of his or her immediate family serves as a director, officer, employee or member of such entity’s fund-raising organization or committee, shall be subject to prior review and approval by the Audit Committee (with notification to the Nominating and Corporate Governance Committee).

In addition, under the Nominating and Corporate Governance Committee’s charter, such Committee shall evaluate the possibility that a director’s independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels, if the Company makes substantial charitable contributions to an organization with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director (which consulting contracts or other indirect forms of compensation are expressly prohibited for Audit Committee members).

Mr. Alfred J. Verrecchia, a former director who left the Board at the time of the CVS/Caremark merger, is Chairman of LIFESPAN, a non-profit organization that operates several Rhode Island hospitals and health care facilities. During 2006, the Company and its charitable foundations donated a total of $186,200 to LIFESPAN. The Company has $225,000 remaining of a pledge to LIFESPAN’s Pediatric Rehabilitation Program (the original pledge was $375,000 payable over the 5 years from 2005-2009).

Messrs. Eugene and Larry Goldstein, the sons of Stanley Goldstein, a former director of the Company who retired at the time of our 2006 annual meeting, each own minority interests in entities that lease two drugstores to the Company as follows. CVS has entered into a single store lease with a limited liability company of which Messrs. Eugene and Larry Goldstein each own 30%. During 2006, lease payments to this limited liability company amounted to approximately $188,000. CVS has also entered into a single-store lease with a company of which Messrs. Eugene and Larry Goldstein together own a 20% interest. During 2006 CVS lease payments to this company amounted to approximately $521,000. Both of these transactions were approved in the ordinary course of business by the CVS real estate committee and were reviewed by our Audit Committee. Consequently, the Company believes that the terms of these transactions were determined in an arms-length manner.

In September 2003, a limited liability company of which Messrs. Eugene and Larry Goldstein each own a 24.25% interest purchased a shopping center in which a CVS store is a tenant, pursuant to a lease negotiated with the prior owner. The terms of said lease were unchanged by the purchase of the shopping center. During 2006, lease payments to this limited liability company amounted to approximately $77,200.

In December 2006, split dollar insurance arrangements between the Company and Mr. Goldstein were restructured. Under the revised insurance arrangements, two policies were transferred to a trust established by Mr. Goldstein and his wife; for two other policies in such trust the Company paid an aggregate net amount of approximately $2.3 million of premiums that had been suspended in order to satisfy Sarbanes-Oxley rules, and for another policy the ownership structure will be converted to a collateral assignment arrangement without any additional premium cost to the Company.

During 2006, Mr. Andrew Crawford was employed by Caremark as Senior Vice President of Industry Analysis and Underwriting. Compensation earned by, or paid to, Andrew Crawford for 2006 consisted of an annual salary of $283,500, cash bonuses of $417,658 (including the annual cash bonus and the second payment under a supplemental cash incentive plan) and other annual compensation of $65,360. Andrew Crawford is the son of Mr. E. Mac Crawford, CVS/Caremark’s Chairman of the Board.

Under Caremark’s employment agreement with Mr. E. Mac Crawford, in connection with Mr. Crawford’s retirement from Caremark, Mr. Crawford is entitled to receive (1) an aggregate severance payment equal to the sum of (A) his base salary for the remaining term of his employment agreement and (B) a separation payment equal to at least two times his base salary (the separation payment being the cash equivalent of Mr. Crawford’s annual bonus target) multiplied by the number of years (including fractions of years) remaining in the term of his employment agreement, and (2) continuation of welfare benefits (e.g., health, dental, disability and life insurance) for the remaining term of his employment agreement. Mr. Crawford’s employment agreement was to expire on September 1, 2015. Upon his resignation, Mr. Crawford was entitled to a cash severance payment as described in clause (1) in an amount of approximately $40,800,000. Mr. Crawford, however, as an indication of his commitment to the merger and his confidence in the long-term economic benefits to be derived from the merger, has agreed to accept cash severance payments in the reduced amount of $26,400,000.

Mr. Crawford participates in Caremark’s Supplemental Executive Retirement Plan and he became fully vested in all benefits payable under the plan in November of 2006. This plan entitles Mr. Crawford to a benefit equal to 60% of his “final average compensation” (defined as the average of his highest monthly base salary during any 36-month period during the 72 months preceding his termination) and becomes payable on a monthly basis on the first of the month following Mr. Crawford’s termination of employment with Caremark. The benefits will be paid in six annual installments. The installments will be paid on a level amortization basis, including principal and interest, with interest accruing at the rate of seven percent on any unpaid balance related to the installment payments. It is expected that the benefit will be funded through a trust established by Caremark.

Mr. Crawford and Caremark have entered into a Survivor Benefit Agreement. In connection with the termination of Mr. Crawford’s employment, Caremark is obligated to transfer to Mr. Crawford ownership of an insurance policy with a specified minimum death benefit at the time of such transfer equal to $17 million and a minimum cash value at the time of the transfer of $3,666,256. If Mr. Crawford recognizes taxable income for federal tax purposes at the time of the transfer of the insurance policy, Caremark is obligated to pay Mr. Crawford a tax gross-up amount equal to the amount of federal income taxes, including taxes attributable to payment of the gross-up amount.

Certain of Caremark’s executive officers and other eligible employees participated in a relocation program as a result of Caremark’s relocation of its corporate headquarters from Birmingham, Alabama to Nashville, Tennessee. In order to facilitate the relocation of these employees, Caremark entered into a relocation services agreement with an independent relocation company (the “Relocation Company”) pursuant to which eligible employees received certain relocation assistance and related services. In addition to assisting employees in finding appropriate housing in the new location, the agreement provides for the Relocation Company to purchase a transferring employee’s former residence at a value equal to the fair market evaluation of the property or the amount that the employee has invested in the property, whichever is greater. Following execution of a purchase agreement between the Relocation Company and the transferring employee, the Relocation Company pays to the transferring employee the agreed purchase price of the employee’s residence using funds provided by Caremark. The Relocation Company then markets the house for resale to an unrelated buyer, and Caremark incurs the costs associated with, and receives the net proceeds from, that resale. The Relocation Company receives a fee from Caremark for services provided to each employee. Under the relocation program in 2004, Caremark relocated Mr. Crawford. Caremark currently has an aggregate outstanding equity advance totaling $2,903,305 for Mr. Crawford, whose house has not yet been sold. The costs incurred by Caremark for Mr. Crawford’s relocation cannot be determined until his house has been sold.

In connection with the acquisition of Caremark International Inc. by Caremark in September 1996, the employment of Mr. Piccolo, now a director of CVS/Caremark, was terminated, entitling him to severance payments of $2,805,426 and certain other benefits provided in his severance agreement. Caremark and Mr. Piccolo also entered into a consulting agreement (the “Piccolo Agreement”). The term of the Piccolo Agreement was ten years, unless earlier terminated, and expired on September 5, 2006. Over the course of such ten-year period, Mr. Piccolo was paid consulting fees totaling approximately $5.4 million, and the final amount due was paid in September 2005. The “gross up” provisions of his severance agreement also apply to payments made pursuant to the Piccolo Agreement in the event such consulting payments are determined to be “excess parachute payments” as such term is defined in the Internal Revenue Code. Under the Piccolo Agreement, Mr. Piccolo and his spouse were eligible to participate in all health and medical employee benefit plans and programs available from time to time to employees of the Company until he reached the age of 65. Thereafter, Mr. Piccolo and his spouse were to be provided with a prescription drug program comparable to that provided to the Company’s employees. Mr. Piccolo was provided with adequate office space and secretarial support, as well as reimbursement of reasonable expenses, and was subject to certain non-compete and confidentiality restrictions. Following expiration of the Piccolo Agreement, each of the benefits described herein terminated, except that Mr. Piccolo and his spouse continue to be provided with a prescription drug program comparable to that provided to the Company’s employees.

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the “Committee”) is composed of four independent outside directors. Set forth below is the report of the Committee on its activities with respect to CVS’ audited financial statements for the fiscal year ended December 30, 2006 (the “audited financial statements”).

■	The Committee has reviewed and discussed the audited financial statements with management;

■	The Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statements on Auditing Standards No. 61;

■	The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from CVS; and

■	Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the Board of Directors that the audited financial statements be included in CVS’ Annual Report on Form 10-K for the fiscal year ended December 30, 2006, for filing with the U.S. Securities and Exchange Commission.

February 27, 2007

William H. Joyce, Chair

Marian L. Heard

Richard J. Swift

Alfred J. Verrecchia

Share Ownership of Directors and Certain Executive Officers

The following table shows the share ownership, as of March 30, 2007, of each director, each executive officer named in the Summary Compensation Table appearing on page 37 and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares. None of the shares listed below has been pledged as collateral.

Ownership of Common Stock (1)
Name	Number		Percent
Edwin M. Banks	197,054	(1)	*
Chris W. Bodine	871,689	(1)(2)(3)(4)(5)	*
C. David Brown II	285,945	(1)	*
E. Mac Crawford	10,321,138	(1)	*
David W. Dorman	0	(6)	*
Kristen E. Gibney Williams	200,810	(1)	*
Roger L. Headrick	566,825	(1)(7)	*
Marian L. Heard	31,475	(1)(6)	*
William H. Joyce	48,390	(1)(6)	*
Larry J. Merlo	1,677,420	(1)(2)(3)(4)(5)	*
Jean-Pierre Millon	137,089	(1)(8)	*
Terrence Murray	48,940	(1)(6)(9)	*
C.A. Lance Piccolo	368,725	(1)	*
David B. Rickard	1,377,699	(1)(2)(3)(4)(5)	*
Sheli Z. Rosenberg	89,901	(1)(6)	*
Thomas M. Ryan	8,123,765	(1)(2)(3)(4)(5)(10)	*
Douglas A. Sgarro	850,974	(1)(2)(3)(4)(5)	*
Richard J. Swift	4,000	(6)	*
All directors and executive officers as a group (22 persons)	28,415,879 (6	(1)(2)(3)(4)(5) )(7)(8)(9)(10)	1.83%

* Less than 1%.

(1)	Includes the following shares of common stock not currently owned, but subject to options which were outstanding on March 30, 2007 and were exercisable within 60 days thereafter: Mr. Banks, 161,170; Mr. Bodine, 557,863; Mr. Brown, 254,860; Mr. Crawford, 10,187,538; Ms. Gibney Williams, 161,170; Mr. Headrick, 254,865; Ms. Heard, 30,000; Dr. Joyce, 30,000; Mr. Merlo, 1,130,535; Mr. Millon, 95,829; Mr. Piccolo, 208,014; Mr. Rickard, 1,001,940; Ms. Rosenberg, 30,000; Mr. Ryan, 5,534,028; Mr. Sgarro, 664,195; and all directors and executive officers as a group, 23,342,987.

(2)	Includes the following shares of common stock granted under the Company’s 1997 Incentive Compensation Plan which remain subject to certain restrictions as to continued employment and transfer as provided in such plan: Mr. Bodine, 76,214; Mr. Merlo, 59,566; Mr. Rickard, 57,485; Mr. Ryan, 861,370; Mr. Sgarro, 55,317; and all executive officers as a group, 1,240,346.

(3)	Includes the following shares of common stock which were receivable upon the lapse of restrictions on restricted stock or the exercise of options, but the actual receipt of which was deferred pursuant to the Company’s Deferred Stock Compensation Plan: Mr. Bodine, 235,829; Mr. Merlo, 366,126; Mr. Rickard, 72,593; Mr. Ryan, 1,251,094; Mr. Sgarro, 39,216; and all directors and executive officers as a group, 2,016,908.

(4)	Does not include shares of ESOP preference stock held as of March 30, 2007 by the ESOP. As of December 31, 2006, the last date on which an allocation was made, shares had been allocated as follows: Mr. Bodine, 1,313; Mr. Merlo, 1,198; Mr. Rickard, 296; Mr. Ryan, 1,636; Mr. Sgarro, 387; and all executive officers as a group, 5,122.

(5)	Does not include the following hypothetical shares of common stock held in notional accounts in the Company’s unfunded Deferred Compensation Plan: Mr. Bodine, 5,985; Mr. Merlo, 1,326; Mr. Rickard, 11,268; Mr. Ryan, 7,077; Mr. Sgarro, 5,512; and all executive officers as a group, 34,232.

(6)	Does not include the following shares of common stock constituting deferred non-employee director compensation: Mr. Dorman, 7,113; Ms. Heard, 40,262; Dr. Joyce, 59,391; Mr. Murray, 21,654; Ms. Rosenberg, 18,103; Mr. Swift, 558; and all non-employee directors as a group, 147,081.

(7)	Includes 2,087 shares held by Mr. Headrick’s spouse. Mr. Headrick disclaims beneficial ownership of these shares.

(8)	Includes 32,314 shares held in a family trust. Mr. Millon disclaims beneficial ownership of these shares.

(9)	Includes 2,148 shares held by a family-related limited liability company of which Mr. Murray holds a membership interest. Mr. Murray disclaims beneficial ownership of these shares.

(10)	Includes 24,800 shares held by a family foundation. Mr. Ryan disclaims beneficial ownership of these shares.

Share Ownership of Principal Stockholders

We have been notified by the persons in the following table that they were the beneficial owners (as defined by the rules of the SEC) of more than 5% of our voting securities as of March 30, 2007. According to the most recent Schedule 13G filed by the beneficial owner with the SEC, these shares were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Title of Class	Name and Address of Beneficial Owner	No. of Shares Beneficially Owned(1)	Percent of Class Owned(1)(2)
Common stock	FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	52,274,794	3.42%
Series One ESOP convertible preference stock	401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies c/o Bank of New York, as Trustee One Wall Street New York, NY 10286	3,946,056	100%

(1)	This calculation is based on all outstanding shares of common stock and ESOP preference stock as of March 30, 2007. FMR Corp. and the ESOP own shares representing approximately 3.37%, and 1.17%, respectively, of the total votes represented by CVS/Caremark’s voting securities (i.e., the common stock and ESOP preference stock voting as a single class). For FMR Corp., does not include shares of Caremark Rx, Inc. that were held by FMR Corp. and were converted to CVS/Caremark shares pursuant to the CVS/Caremark merger because the number of Caremark shares held by FMR has not been disclosed.

(2)	Information based on Schedule 13G filed February 14, 2007, prior to the closing of the CVS/Caremark merger. At the time of the February 14 filing, FMR’s beneficial ownership represented approximately 6.35% of CVS’ outstanding common stock. As of March 29, 2007, FMR Corp. had not filed an amended Schedule 13G, and it is unknown whether FMR remains a holder of more than 5% of CVS/Caremark’s common stock following the CVS/Caremark merger. FMR Corp., a parent holding company, and/or its subsidiaries, have sole voting power with respect to 6,013,045 of these shares and sole dispositive power over all of these shares.

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

I.	Introduction

CVS Corporation (the “Company” or “CVS”) is a leader in the retail drug industry in the U.S., operating approximately 6,200 retail and specialty pharmacy stores in 43 states and the District of Columbia. The Company serves the healthcare needs of its customers through its CVS/pharmacy stores; its online pharmacy, CVS.com; its retail-based health clinic subsidiary, MinuteClinic; and its pharmacy benefit management, mail order and specialty pharmacy subsidiaries, which comprise the PharmaCare business. Due to the breadth and scope of its businesses, the Company faces a wide range of competitive challenges including, but not limited to, other retail drugstore chains, supermarkets, convenience stores, pharmacy benefit managers and other mail order prescription providers, Internet pharmacies and ambulatory care health providers. A primary component of the Company’s human resources strategy to ensure high caliber leadership is the identification, recruitment, development and placement of key management and business talent. The CVS Board of Directors (the “Board”) and executive management team believe that a crucial aspect of executing this strategy is a comprehensive, integrated and straightforward executive compensation platform that provides competitive and differentiated levels of pay based on corporate and individual performance while reinforcing the alignment of executive interests with those of stockholders.

II.	Oversight of the Executive Compensation Program

All compensation and benefits programs at CVS are within the purview of the Management Planning and Development Committee (the “Committee”) of the Board. In 2006, Committee membership comprised Mr. W. Don Cornwell as Chair, Ms. Marian Heard, Ms. Sheli Rosenberg, and effective in May 2006, Mr. David Dorman and Mr. Terrence Murray. Mr. Cornwell retired from the Board effective January 2, 2007; Ms. Rosenberg assumed the role of Chair of the Committee effective January 10, 2007. Consistent with the listing requirements of the New York Stock Exchange (“NYSE”), the Committee is composed entirely of independent, non-employee members of the Board. No Committee member participates in any of the Company’s employee compensation programs and none is a current or former officer or employee of CVS or its subsidiaries. Each year, the Company’s Nominating and Corporate Governance Committee reviews any and all material relationships that each director may have with the Company and makes independence recommendations to the Board based on that review. The Board has affirmatively determined that none of the Committee members has any material business relationships with CVS and that all are independent directors under NYSE rules.

The Committee’s responsibilities are specified in its charter, which is reviewed on an annual basis. The amended charter, as approved by the full Board, may be viewed at the CVS website at http://investor.com.com. These responsibilities fall into five broad categories. Pursuant to its charter the Committee: (i) oversees the Company’s compensation and benefits policies and programs generally; (ii) evaluates the performance of designated senior executives, including the Chief Executive Officer (“CEO”), and reviews the Company’s management succession plan; (iii) in consultation with the other independent directors of the Company, oversees and sets compensation for the CEO; (iv) oversees and sets compensation for the Company’s designated senior executives; and (v) reviews and recommends to the Board compensation (including cash and equity-based compensation) for the Company’s directors.

The Committee meets regularly, but no less frequently than five times per year. At its meetings, non-members such as the CEO, the Senior Vice President of Human Resources, the Chief Financial Officer (“CFO”), the Chief Legal Officer, other senior human resources and legal officers, or external consultants, may be invited to provide information, respond to questions and provide general staff support. However, no CVS officer is permitted to be present during any discussion of his or her compensation or performance, and the Committee may exercise its prerogative to meet in executive session with no non-members present.

To assist the Committee with its responsibilities, it continues to engage the services of Mercer Human Resource Consulting (“Mercer”), an external compensation consulting firm. During fiscal 2006, Mercer:

■	Collected, organized and presented objective competitive market data related to an appropriate competitive peer group, executive officers’ target and annual compensation levels;

■	Reviewed and commented on management-developed recommendations on salary increases, short- and long-term compensation awards, and incentive compensation design;

■	Developed and delivered an annual Committee briefing on executive compensation legislative and regulatory developments, trends and implications for CVS;

■	Collected market data and provided recommendations for approval by the Board for non-employee director compensation; and

■	Conducted an in-depth analysis of CVS’ stock plan share utilization past practices and future needs.

As provided in its charter, the Committee has the authority to determine the scope of the external compensation consultant’s services and may terminate the engagement at any time. The external compensation consultant reports to the Committee Chair.

The executive compensation services performed for the Committee are by far the most significant component of the relationship that CVS has with Mercer; fees for those services accounted for over 87% of the total services provided by Mercer to CVS in 2006. On occasion, CVS’ human resources department uses Mercer for general human resources and compensation consulting. In 2006, CVS engaged Mercer for organizational development and design consulting and to collect and organize competitive market data for key non-executive positions, such as pharmacists and information systems professionals.

For additional information on the members of the Committee, see “Item I – Election of Directors – Biographies of our Board Nominees” beginning on page 52. For additional information on the structure, scope of authority and operation of the Committee, see “Corporate Governance and Related Matters – Committees of the Board” beginning on page 7.

III.	Executive Compensation Philosophy and Core Principles

Per its charter, the Committee is charged with the establishment and oversight of CVS’ executive compensation strategies and practices. The Committee has identified five core principles, discussed in detail below, that are designed to provide the framework for and define the required objectives of these activities. These principles are intended to motivate the executive officers to improve the financial and operating position of the Company, to be personally accountable for the performance of the business, and to make decisions about the Company’s business that will deliver stockholder value.

In the aggregate, the following five core principles reflect the objectives of CVS’ executive compensation philosophy. Each of the components of our executive compensation programs, which will be discussed later in this Discussion and Analysis, must contribute to the furtherance of one or more of these principles. A CVS executive compensation program will:

1. Support, communicate and drive achievement of CVS’ business strategies and goals.

CVS has instituted a company-wide performance management and goal-setting process that ensures consistent communication and integration of corporate goals throughout its business planning activities. Each year, CVS initiates a rigorous strategic, financial and operational review to identify and confirm its business objectives for the current year and subsequent three- to five-year period. Business goals, termed “imperatives”, are specifically outlined and prioritized, and relevant performance metrics are assigned and quantified. These business imperatives are created and refined by the executive officers, shared with the Board, and cascaded through the Company via the corporate performance management and goal-setting processes. Departmental, team and individual goals are established to demonstrate clear correspondence to one or more of the imperatives. Additionally, CVS has articulated six clearly defined corporate values: respect for individuals, integrity, teamwork, openness to new ideas, commitment to flawless execution, and passion for extraordinary customer service. Team and individual goals also make specific reference to these values and how they are to manifest themselves throughout the Company in the execution of both strategic and operational objectives.

2. Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which CVS competes for business and talent.

In consultation with the external compensation consultant, the Committee initiates an annual review, typically in November, of the peer group against which competitive positioning of compensation programs is assessed. The principal criteria used to determine membership in the peer group include industry segment and revenue size. The peer companies selected in November 2005 and used in 2006 were from three general retail industry groupings: (1) primary industry comparison groups, including drug retail, food retail and specialty stores; (2) secondary industry comparison groups, including department stores, general merchandise stores and hypermarkets/super centers; and (3) other industry comparison groups, including apparel retail, home improvement retail and computers/electronics retail. Companies within these industry groups were then screened to identify those with revenue ranging from approximately $15 and $80 billion, representing about 50% to 250% of CVS’ projected 2005 revenue. Market capitalization and net income were also reviewed. The 2006 peer group was comprised of fifteen companies: Albertson’s, Inc., Federated Department Stores, Inc. (“Federated”), GAP, Inc., Home Depot, Inc. (“Home Depot”), K-mart Holding Corporation (now Sears Holding Co., “Sears”), Kroger Co. (“Kroger”), Lowe’s Companies, Inc. (Lowe’s”), Office Depot, Inc., J.C. Penney Company, Inc. (“Penney”), Rite Aid Corporation (“Rite Aid”), Safeway Inc. (“Safeway”), Staples, Inc., Target Corporation (“Target”), TJX Companies, Inc., and Walgreen Co. (“Walgreen”). Wal-Mart Stores, Inc. (“Wal-Mart”) was used as a reference point, but its data were not incorporated into the quantitative compensation analyses.

In November 2006, the Committee reviewed the peer group for purposes of evaluating 2007 compensation levels, and made certain changes to reflect CVS’ increased size and scope of operations. Companies from the same industry groupings were selected, with revenue ranging from approximately $20 to $80 billion, representing about 50% to 200% of CVS’ projected 2006 revenues. The 2007 peer group consists of twelve companies: Best Buy Co., Inc., Costco Wholesale Corporation, Home Depot, Federated, Kroger, Lowe’s, Penney, Rite Aid, Safeway, Sears, Target and Walgreen. Wal-Mart continues to be viewed as a reference point but its data are excluded from the quantitative analysis of compensation levels.

CVS establishes base salary, target total cash compensation and target total direct compensation levels for its executive officers relative to comparable descriptive statistics derived from the compensation information reported for proxy officers by its peer group companies. For each executive officer, both proxy rank and functional responsibilities are considered. The external compensation consultant collects and arrays a variety of market data compiled from surveys and public filings. CVS’ ongoing business need for the acquisition, retention and motivation of world-class executive talent encompasses a highly competitive arena spanning various industry segments, and may on occasion require the incorporation of compensation data from similarly-sized companies in general industry.

3. Motivate high performance among executive officers in an entrepreneurial incentive-driven culture by delivering higher rewards for superior performance and reduced awards for underperformance.

The Committee has sought to create an integrated total compensation program structured to balance appropriately CVS’ short- and long-term business and financial strategic goals and to provide reward differentiation correlated to results measured against those goals. The executive team is encouraged and empowered to take prudent and well-informed risks to ensure the achievement of the Company’s business strategies. Accordingly, a significant amount of total compensation for executive officers is comprised of variable or at-risk pay to align executive interests with stockholder interests and directly tie compensation value to performance. Base salaries for CVS executive officers are designed to meet the criterion of competitive positioning but represent only a portion of overall total direct compensation, ensuring that the focus of the executive compensation structure is the multi-faceted variable pay program.

There are three primary components to CVS’ variable pay program, each of which will be discussed in greater detail below: the annual incentive, which is determined by yearly profit performance; the long-term incentive, which is based on earnings per share (“EPS”) growth over a three-year period; and various equity award programs, which deliver value based on share price. To foster alignment of objectives within the executive officer team, consistent financial and operational goals are applicable to all. For fiscal year 2006, the percentage of target total direct compensation represented by target at-risk pay (short- and long-term incentives) for CVS’ executive officers named in the Summary Compensation Table on page 37 (the “named executive officers”) averaged 84%; for the CEO, it was 91%, and for the CFO, 82%.

The range of opportunity provided by each of these variable pay programs is deliberately designed to track closely with results as measured against goals. In all cases, actual awards may be reduced to zero if Company or individual performance falls well short of pre-established targets. Conversely, pursuant to the variable pay plan formulas, actual awards may be significantly higher than target levels in years in which performance exceeds pre-established targets.

4. Closely align the interests of executive officers with stockholders’ interests and foster an equity ownership environment.

The Committee has long been mindful of the importance of equity ownership by executive management as an effective link to stockholders. To align the interests of executive officers with those of stockholders while simultaneously furthering their ongoing retention with the Company, the Committee has determined that the continued use of equity compensation, coupled with stock ownership guidelines, as key program components is warranted. In November 2004, the Committee recommended and the full Board approved stock ownership guidelines for all directors and members of the CVS Business Planning Committee (“BPC”), consisting in 2006 of 8 senior officers who are the policy-setting body of the Company. CVS provides its executive officers with various ways to become stockholders. These opportunities include: (1) stock option awards; (2) time-vested restricted stock unit (“RSU”) grants; (3) a long-term incentive plan (the “LTIP”), a portion of which is settled in shares of CVS common stock; and (4) an employee stock purchase plan (the “ESPP”) that enables employees to purchase shares of CVS common stock at a discount through payroll deductions.

5. Reward results achieved short-term and, in the long-term, stockholder value creation.

In defining and designing the specific elements of CVS’ executive compensation program, the Committee seeks to structure a balance between achieving robust short-term, or annual, results and ensuring the long-term success of the Company. To reinforce the importance of balancing these perspectives, the executive officers are regularly provided both short- and long-term incentives. Participation in CVS’ long-term incentive programs increases at higher levels of responsibility, as executive officers in these leadership roles have the greatest influence on the Company’s strategic direction and results over time. Performance metrics for both short- and long-term incentive compensation programs are defined financial indicators, such as operating profits or EPS, which are objectively measured and publicly disclosed.

IV.	Executive Compensation Policies – Design

In its consideration of initial design and any subsequent changes to CVS’ executive compensation programs, the Committee references specific policies and guidelines to ensure adherence to the philosophy statements outlined above. In particular, the Committee examines the competitive positioning of total direct compensation, the ratio of current to long-term compensation, the relative levels of cash and non-cash compensation, and the mix of fixed and variable compensation. In addition, when considering changes to the benefits and perquisite components of compensation, the Committee assesses competitive market practice and the impact of any such change on the overall total compensation package offered to CVS executives.

1. Total Direct Compensation Competitive Positioning

The Company recommends, and the Board approves, financial performance targets that are deemed to be aggressive in their reach, and as such, if achieved, would deliver superior value to stockholders. In recent years, CVS’ performance, as measured by total shareholder return, revenue and profit growth, and other financial indicators, has consistently ranked in the upper quartiles when compared to the financial results of its peer group. Consistent with the setting of “stretch” performance targets and the relative value of their achievement as measured by return to stockholders, CVS positions its target total direct compensation, which comprises base salary plus annual and long-term incentives, for its executive officers between the 50th and 75th percentiles of that of the organizations in its peer group. The Committee believes that it is appropriate to reward the executive management team with compensation above the competitive median if the financial targets associated with the variable pay programs are delivered or exceeded. Conversely, if the financial targets are missed, rewards are reduced.

2. Current versus Long-Term Compensation

The Committee believes that a well-balanced executive compensation program must simultaneously motivate and reward participants to deliver annual profits while maintaining focus on long-term goals that track financial progress and value creation. These long-term goals include both profitability as well as total shareholder value, typically measured through returns on the Company’s common stock. The Committee also recognizes that while stock prices are generally a true indicator of corporate performance over time, external factors that are beyond CVS’ influence may also have a substantive impact on its stock price. Consequently, it believes that both dimensions must be present and independently measured in the CVS executive compensation program.

Over the last several years, a three-pillar long-term incentive program, made up of stock options, time-vested restricted stock units and the LTIP, a long-term performance plan settled in equal parts cash and stock, has represented the majority of both the compensation opportunity as well as the actual rewards for the CVS executive management team. The Committee believes that this approach, complemented by the annual incentive plan, provides an optimal structure to achieve the financial objectives of stockholders while concurrently extending to executive management competitive cash compensation and a substantial wealth creation opportunity derived from value created through growth in the price of CVS common stock.

3. Cash versus Non-Cash Compensation

The Committee recognizes the competitive need to ensure an appropriate amount of current cash in the form of base salary plus the annual incentive for the executive officers, and has structured the total direct compensation program accordingly. The 2006 executive compensation program, by design, sets average target total cash compensation at 50% of target total direct compensation for the named executive officers; for the CEO, target total cash is set at 39% of target total direct compensation. In years in which annual profitability exceeds target, the annual incentive, which is delivered entirely in cash, may increase substantially. In the past three years, the level of actual cash compensation as a percentage of total direct compensation has averaged 54% for the named executive officer group as a whole; for the CEO, it has averaged 43%, and for the CFO, 60%. As part of its annual review of the competitiveness and efficacy of the CVS compensation program, the Committee monitors the relative levels of cash and non-cash compensation to ensure that it places maximum focus on the non-cash components while still paying cash compensation that is within the market practice spectrum of its peer group.

4. Fixed versus Variable Compensation

As a general practice for middle-level through senior management positions at CVS, variable compensation has an increasingly important role as the scope and span of business responsibilities increase. Each manager is held accountable for objective financial and operational goals that are defined, established and measured for his or her specific position. Target rewards for achievement of these goals are associated with either the annual or long-term compensation programs, as appropriate. Actual awards will vary substantially from year to year, and from manager to manager, based on actual performance against these goals. For the executive management team, this emphasis on variable compensation is enforced through the annual incentive program, the LTIP, and the service-based equity award program, which ties a significant amount of additional variable compensation to the executive’s continued employment (subject to the vesting and forfeiture provisions of the stockholder-approved incentive plan) and the performance of CVS common stock over the vesting and option life periods.

V.	Executive Compensation Policies – Process

The Committee views the executive compensation process at CVS as an ongoing and iterative responsibility with several key milestone events, as follows:

1. Update on Trends and Practices in Executive Compensation: During the third quarter of each year, the external compensation consultant presents to the Committee an overview of recent trends and developments in large public company executive compensation practices. This overview may include, but is not limited to, a discussion of the intent and impact of regulatory, disclosure and compliance changes, a summary of competitive practice changes and their significance, and highlights of recent accounting or taxation guidelines that impact executive compensation. The consultant also provides an overview of key outcomes of the CVS executive compensation programs, including overall competitive positioning and the ratios of annual to total compensation, cash to non-cash pay, and fixed versus variable pay. The Committee and the consultant engage in a dialogue to ensure clear and comprehensive understanding of the current compensation environment as well as the impact of any recent regulatory, market or accounting changes on the CVS programs.

2. Peer Company Review and Approval: In the fourth quarter of each year, the Committee considers the list of peer companies against which performance and compensation for executives will be compared. The external compensation consultant presents financial and other data for the peer companies, and suggests modifications to the group utilizing an objective methodology based on revenue size and industry segment as the key criteria. The consultant also provides guidance around peer company candidate corporate structure (public versus private ownership) and compensation practices to ensure a good fit with CVS. The Committee assesses the information provided and determines whether to retain or amend the existing peer group for compensation and performance comparison purposes for the coming fiscal year.

3. Establishment of Annual and Long-term Financial Performance Goals: In the first quarter of each fiscal year, the Committee determines the financial performance goals applicable to the variable pay performance cycles that commence that year. These goals are determined at the conclusion of the annual budget exercise conducted by management and approved in conjunction with the presentation of CVS’ financial targets to the full Board. In its assessment of the financial performance goals for the compensation plans, the Committee considers the previous year’s results, the current competitive and business environment, CVS’ overall strategic, financial and operational goals and objectives, and other relative economic factors. Concurrent with its approval of performance targets, the Committee determines the relative payout levels to be correlated with performance above or below the established goal.

In January of each year, the CEO and the independent directors of the Board discuss and agree on the annual strategic and operational objectives necessary to advance the short- and long-term imperatives of the Company.

Once approved, the performance goals may not be changed or restated for the duration of the performance cycle. Actual financial results as measured against these goals must be as reported in the books and records of the Company, except for permitted adjustments for specific events as pre-defined by the Committee at the time the goals are established, including but not limited to mergers, acquisitions or divestitures, and extraordinary or one-time accounting events. Once approved by the Committee, the variable pay program goals are communicated to the executive officers to ensure their complete understanding of the Committee’s expectations.

4. Review and Approval of Base Salaries, Variable Pay Target Awards, and Equity Compensation Opportunity Ranges: In the first quarter of each year, the Committee reviews competitive information provided by the external compensation consultant to assist it in its assessment of the competitive sufficiency of both the various components of the executive pay program as well as the program in aggregate. Utilizing the companies comprising the approved peer group, the Committee examines the 25th, median and 75th percentiles of reported compensation paid during the prior year for base salary, annual incentives, long term incentives, equity awards, and total direct compensation. It then reviews base salaries, variable pay targets and equity compensation targets and ranges for CVS’ executive officers. In its review the Committee considers not only the economic value that these compensation programs may deliver but also the mix of cash and equity or other non-cash elements, the ratio of annual to long-term pay, the proportion of fixed to variable compensation, and the interrelationship of the three elements of the long-term incentive compensation program (stock options, time-vested restricted stock units and the LTIP). It considers recommendations from the CEO for adjustments to base salaries and variable and equity pay targets for the CFO, members of the BPC and other Section 16(b) officers, and develops similar recommendations for presentation to and approval by the full Board for the CEO. In recent years, base salaries for executive officers have increased modestly each year, absent any substantive change in the incumbent’s core functional responsibilities. Variable and equity pay targets and ranges generally are not changed on an annual basis, but are adjusted periodically as market practice dictates. Final adjustments to base salaries and variable and equity pay targets and range of opportunity for executive officers are ultimately determined and approved by the Committee based on its assessment of the competitive landscape, the challenge represented by the financial performance targets in CVS’ various short- and long-term incentive plans, and the stated principles and philosophy of the CVS executive compensation program, as outlined above.

5. Review and Certification of Financial Performance Against Goals: In the first quarter of the year following the performance year, CVS’ finance department prepares and presents numerous schedules to the Committee that provide a comprehensive overview of the Company’s performance relative to the annual and long-term incentive plan periods just concluded. This presentation includes remarks by the CEO and CFO to provide context and background to the financial results, and also contemplates an annual and multi-year comparison of CVS’ performance versus that of the companies in its peer group. Results are calibrated against the established performance targets, and the prescribed, formulaic level of award is calculated and approved.

6. Assessment of Executive Officer Performance: Early in January in the year following the performance year, the CEO meets with the independent directors of the Board to present a self-assessment of his performance against the strategic, operational and financial goals of the Company. The independent directors then meet privately to discuss and assess the overall performance of the CEO during the performance year, referencing the specific strategic, operational and financial goals and objectives set for him at the beginning of the cycle. All of the Committee members and all other independent directors participate in this discussion, which is facilitated by the Committee Chair.

The Committee members incorporate the assessments of the independent directors into their consideration of the CEO’s overall compensation, particularly in the application of negative discretion to the annual incentive compensation award and the determination of the equity compensation grants. The Committee may also apply negative discretion, as it may deem appropriate and as described below in the section on Annual Incentive Awards, in the determination of the final annual incentive awards for the other executive officers.

During the same time period, the CEO discusses with the Committee the performance and contribution of each of the executive officers, with specific attention to progress made against specific strategic, operational and financial goals assigned during the year. His assessment includes a review of each officer’s strengths and areas of opportunity, potential future assignments, development strategies, and role in the Company’s management succession plan. The Committee also has the opportunity to meet with each of the executive officers at various times during the year, which allows the Committee to form its own assessment of each individual’s performance.

7. Determination of Equity Awards: Concurrent with the review and approval of the awards granted pursuant to the annual and long-term performance-based incentive plans, the Committee considers and agrees upon stock option and time-vested restricted stock unit grants for the executive officers. The CEO recommends the amounts of these grants for the other executive officers based on established minimum, target and maximum opportunities and according to his assessment of each executive’s performance, contribution, and current and future value to the Company. The Committee reviews, discusses, and approves or amends the CEO’s recommendations, and, in consultation with the other independent directors, determines the equity grant awards for the CEO, subject to final approval by the independent members of the Board.

VI.	Components of the Executive Compensation Program

The architecture of CVS’ executive compensation program comprises individual elements that fulfill the dual purposes of specifically addressing one or more core principles of the program while simultaneously complementing other elements. The individual elements are: base salary; an annual incentive opportunity, payable in cash; a three-pillar long-term incentive structure including stock options, restricted stock units and the LTIP; a Supplemental Executive Retirement Plan (a “SERP”); and other benefits, including limited perquisites. Each of these elements and its treatment during the 2006 performance year is described in detail below.

1. Base Salary

The Committee annually reviews the base salaries of designated senior executives, including the CEO, and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. A key component of this review is a comparison of current salaries against those reported for comparable positions in CVS’ peer group. The Committee also factors in internal salary levels within CVS, both with respect to the other executive officers and to other senior employees generally. Base salaries may be adjusted at the Committee’s discretion, which it generally chooses to exercise when competitive data indicate a significant market lag or in recognition of outstanding individual performance or an increase in the executive’s functional responsibilities.

In 2006, salaries of executive officers were increased to maintain or improve competitive position against target, as well as to provide merit increases. Because the Company is committed to a pay-for-performance philosophy, it generally sought through these increases to place such salaries at or about the median of base salaries in the peer group. Mr. Ryan’s base salary, which had remained at $1,000,000 since April 2001, had fallen well below the 25th percentile of the peer group, and was adjusted to $1,200,000 effective April 1, 2006. This increase placed his salary between the 25th percentile and the median of salaries reported for other CEOs in the CVS peer group for 2006. Mr. Rickard’s base salary was adjusted to $725,000 from $680,000, which placed him between the 25th percentile and median of salaries for comparable proxy officers. The annual salaries for Messrs. Bodine and Merlo were each increased to $650,000 from $570,000, placing their rates just above the competitive median. Mr. Sgarro’s annual salary was raised to $525,000 from $495,000, placing his rate at the median of salaries paid to comparable proxy officers. All of the salary increases for executive officers were determined and approved by the Committee at its March meeting and were effective April 1, 2006.

The salaries that CVS paid to Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro during fiscal 2006 are shown in the Summary Compensation Table on page 37.

2. Annual Incentive Awards

CVS maintains an annual management incentive plan, administered under the Company’s 1997 Incentive Compensation Plan (the “1997 ICP”), which rewards corporate employees based on performance relative to predetermined financial and operational objectives established for the year. The annual management incentive plan reflects the Company’s pay for performance philosophy in which a significant portion of executive compensation is at-risk and linked to both individual and Company performance.

Executive officers participate in this annual incentive plan; their awards are based on CVS’ actual performance against an operating profit target established at the beginning of the year. The establishment of the financial target, the measurement of performance against it, and the subsequent determination of awards to participants are executed consistent with the requirements of Section 162(m) of the Internal Revenue Code (“IRC 162(m)”) to ensure maximum deductibility of all compensation delivered to executive officers under the annual incentive plan.

As outlined above in Section V, Executive Compensation Policies – Process, the Committee commenced the annual incentive process in February 2006 with its consideration and approval of the operating profit target against which the performance of the executive officers would be measured. In its assessment of the 2006 target, the Committee reviewed CVS’ past performance against prior year annual operating profit targets, the Company’s strategic and operational goals for 2006, current and projected external business conditions, and the progress represented by the 2006 annual goal against CVS’ long-term financial objectives. The Committee’s determination of the 2006 operating profit target was considered as part of the full Board’s concurrent review of CVS’ 2005 results and approval of the 2006 operating and financial plans. At its February 2006 meeting, the Committee paid particular attention to the challenge posed by completing the successful integration of the pending acquisition of the Osco/Sav-on stores from Albertson’s while still maintaining superior financial and operational results from legacy CVS stores and other businesses.

For fiscal 2006, the financial performance target for annual incentives was $2.286 billion in operating profit, defined as earnings before interest and taxes and inclusive of the impact of the Osco/Sav-on acquisition. This target represented an increase of $267 million or 13.2% over the prior year. Such growth was consistent with the level of achievement required by prior years’ operating profit targets. The Committee continues to believe that operating profit represents the most appropriate performance metric for annual incentive plans as it delivers short-term shareholder value while maintaining momentum toward the achievement of longer-term financial progress. In keeping with prior years’ practice, the Committee reviewed and affirmed specific events the financial impact of which would be excluded from the calculation of actual performance at year-end. These events include but are not limited to significant mergers, divestitures or acquisitions (other than Osco/Sav-on), required changes to accounting principles or policies, litigation reserves or settlements, and events that are unusual in nature or infrequent in occurrence.

The Committee then established a target annual incentive opportunity for each executive officer. This opportunity is expressed as a percentage of base salary and is based on a variety of relevant factors including but not limited to the competitive landscape established by CVS’ designated peer group, the Committee’s assessment of the aggressiveness of the level of growth reflected in the 2006 operating profit target, and the desired ratios of cash to non-cash and fixed to variable compensation for executive officers. While the Committee considered the appropriate target incentive opportunity separately for each officer, the performance targets, plan design and range of opportunity relative to target are consistent for the entire group of executive officers, including the CEO. The award earned under the annual incentive plan is payable fully in cash by March 15 of the year following the performance year, unless the executive has previously made a voluntary deferral election under the CVS Deferred Compensation Plan.

For all officers, the target annual incentive percentage represents the award level that may be paid if CVS’ actual performance equals the operating profit target established at the beginning of the year. The Committee uses a formula to establish a payout level based on actual performance relative to the operating profit target. The formula determines the percentage of the target incentive to be paid, based on actual profit results, with a minimum below which no payment will be made and an established upper limitation. For 2006, if performance exceeds the operating profit target, the level of payout increases to a maximum of 200% of the designated target percentage of salary. If performance misses target, the actual award decreases substantially. If actual performance falls to the threshold level of 80% of target, the award is reduced to 10% of the target opportunity. If actual performance does not meet the 80% threshold, the payout level is reduced to zero.

Once the Committee has established the level of payout determined by actual performance, it may then apply negative discretion to adjust the actual award. Its consideration may include its assessment of the executive officer’s actual performance and contribution to the achievement of strategic, operational and financial goals, competitive considerations, and any other factor it deems appropriate. In no event will the actual award exceed the designated salary percentage indicated by level of performance.

The annual incentive opportunity established for fiscal 2006 for performance at target, expressed as a percentage of base salary, for each executive officer was:

2006 Position(s) (Name)	Annual Incentive Opportunity At Target Performance Levels(1)
President & CEO (Ryan)	200%
EVP, CFO & CAO (Rickard)	125%
EVP – Stores (Merlo) (2)	125%
EVP – Marketing & Merchandising (Bodine) (3)	125%
EVP, Chief Legal Officer and President, CVS Realty (Sgarro)	110%

(1)	May be reduced by Committee discretion once final financial results are determined.

(2)	Promoted to EVP and President of CVS/pharmacy - Retail in January 2007.

(3)	Promoted to EVP and President of CVS Health Services in January 2007.

After the end of fiscal 2006, the Committee reviewed CVS’ actual performance against the operating profit performance goal set at the beginning of the year. Pursuant to the previously established definitions of financial events that would be excluded from the calculation of results, the net impact of the MinuteClinic acquisition, the adoption of Staff Accounting Bulleting No. 108: Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the cost of various legal settlements and a distribution from a previously written-off investment, and the 2006 expense related to certain incentive awards were excluded for fiscal 2006.

After these adjustments, the 2006 operating profit performance was $2,463.3 million, which exceeded the target by $176.9 million, or 13 cents per share. Based on these results, the Committee approved the maximum formulaic annual incentive award for the CEO and nominal negative discretion adjustments averaging 1% for the other 4 named executive officers listed in the Summary Compensation Table on page 37. The annual cash incentive awards the Company paid to Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro for fiscal 2006 performance are included in the Non-Equity Incentive Awards column of the Summary Compensation Table on page 37. Additional information about the annual incentive awards and opportunities is shown in the Grants of Plan-Based Awards Table on page 39.

The Committee believes that the fiscal 2006 cash incentive award payments are consistent with the Company’s strategy of rewarding its executive officers for the achievement of important, challenging business goals and excellent financial and operational results for the year.

3. Long-Term Incentive Compensation

The Committee believes strongly in the use of long-term incentive compensation for executives to reinforce four strategic objectives:

■	to focus on the importance of returns to stockholders,

■	to promote the achievement of long-term performance goals,

■	to encourage executive retention, and

■	to promote meaningful levels of Company stock ownership by executives.

The Committee has developed an integrated long-term incentive approach to achieve these strategic objectives. The key elements of this approach are an annual stock option grant, which serves to align the interests of executives with those of CVS’ stockholders; an annual restricted stock unit award, which vests contingent upon significant continued employment with the Company; and the LTIP, which rewards multi-year financial success and is paid 50% in cash and 50% in stock. The Committee believes that this three-pillar structure properly balances both the incentive required to drive achievement of the four strategic objectives noted above as well as the amount and timing of the rewards delivered for successful achievement of those objectives. All three of these long-term incentive compensation elements are delivered under the provisions of the stockholder-approved 1997 ICP.

To determine the overall opportunity as well as the proportions of the components, the Committee considered a variety of factors, including competitive market positioning against comparable executives in CVS’ peer group, potential economic value realized, timing of vesting, and taxation. All of these factors were considered within the context of the challenges presented by the strategic, financial and operating goals established for CVS by the full Board for both 2006 and longer-term. In the first quarter of 2006, the Committee reviewed survey data compiled and analyzed by the external compensation consultant on total compensation packages and the value of long-term incentive awards at organizations within the Company’s peer group. The Committee also considered, except in the case of the award to the CEO, the recommendations of the CEO for each of the executive officers. In conjunction with the external market review, the Committee considered the potential effectiveness of the retention arrangements currently in place for the executive team to determine whether additional awards to secure continued employment with the Company are warranted.

Next, the Committee considered the impact of the equity component of the long-term compensation programs on shares outstanding and the calculation of the CVS “burn rate”, or share utilization for compensation purposes. Each of the three components of the CVS long-term executive compensation structure has a separate and distinct impact on the Company’s outstanding shares. The Committee considered these impacts, both individually and in the aggregate, in its determination of the appropriate relative levels of each component within the overall award opportunity. Restricted stock units dilute the outstanding shares when they vest regardless of the market price of the Company’s common stock. Since stock options become dilutive only if they are “in the money,” and their accounting cost is lower than that of the restricted stock units, each option is considered by the Committee to have potentially less of an impact on earnings per share. To determine the overall impact of the awards and anticipate share utilization, after consultation with its external compensation consultant and consistent with the practices of at least one institutional shareholder advisory service, the Committee assumed that one restricted stock unit equals four stock options.

The Committee then established the vesting periods for restricted stock unit and stock option grants with the objective of maximizing executive retention while still providing an incentive to the executive to receive timely rewards. It also reaffirmed the three-year performance cycle of the LTIP as the appropriate interval to establish and measure achievement of a long-term financial goal. The Committee was also mindful of the need to stagger these vesting and performance cycle dates to ensure the release of various rewards over a period of successive years.

In February 2006, the Committee concluded its comprehensive assessment of the competitive landscape, the impact on shares outstanding and the timing and potential economic impact offered by the future vesting of restricted stock unit grants and the vesting and exercise of stock option grants. Several guiding principles emerged from this assessment: (1) each of the three components (stock option grant, restricted stock unit grant, and the LTIP) will have a material role in the delivery of long-term compensation; (2) the combination of the target opportunity for all three components will represent the majority of the overall target total direct compensation opportunity for each executive officer and in no event will be less than 60% of the total direct compensation opportunity; (3) each of the three components will be earned independently, i.e., successful achievement of the three-year financial goal established for the LTIP will not trigger or accelerate vesting of the restricted stock unit or stock option grants; conversely, any awards payable under the LTIP will be based solely on results as measured against the relevant performance metric and not affected by any value realized by the restricted stock unit or stock option grants; (4) the primary vehicle for delivering long-term value for executive officers will be stock options because of their clear correlation to shareholder value realized and their lesser dilutive impact on shares outstanding; (5) for the CEO, each component of the target long-term opportunity will have approximately equal weight; (6) the combination of restricted stock units awarded through the annual grant plus the shares delivered through the LTIP will equal approximately one-third (one-half for the CEO) of the total long-term opportunity; and (7) the LTIP will continue to be paid 50% in cash due to the executives’ needs for current cash to meet tax obligations occasioned on the settlement of restricted stock unit awards, but the target cash component will not exceed 25% of the total target long-term compensation.

To determine the target proportions of each long-term compensation component for 2006, the Committee applied the principles described above, incorporated its assessment of competitive positioning and dilutive impact on shares outstanding and determined the following allocations:

	% of Overall Target Long-Term Opportunity (“LTO”)					Total LTO as % of Total Direct Comp.
	LTIP			Stock Option Grant	Stock Grant
Executive	Cash	Stock	Total LTIP
Mr. Ryan	18%	18%	36%	32%	32%	74%
Mr. Rickard	19%	19%	38%	47%	16%	60%
Mr. Merlo	19%	19%	38%	47%	16%	62%
Mr. Bodine	19%	19%	38%	47%	16%	62%
Mr. Sgarro	17.5%	17.5%	35%	49%	16%	68%

The annual cycle for setting goals, establishing award opportunities, assessing performance and determining final awards for the long-term incentive compensation plans parallels that of the annual incentive plan. As described above, the Committee sets a range of long-term award opportunity for each of the executive officers for each of the three components of long-term compensation: stock options, restricted stock units, and the LTIP. A more detailed overview of the policy, process and results for each of the three components is presented later in this Discussion and Analysis.

The Committee conducted a final review of the total equity-denominated awards to be included in the target compensation opportunities for the executive officers in the context of the Company’s overall equity compensation program. It reviewed estimates of stock option and restricted stock unit awards to be made to CVS officers and other employees during the balance of fiscal 2006 against CVS’ desired burn rate of less than 1.5% and the reserve of shares established under the 1997 ICP. The Committee determined that it could make the proposed awards to the executive officers and the projected additional awards to other employees and still remain within the Company’s targeted burn rate.

Following is a discussion of the policies, procedures and 2006 results for each of the three components of CVS’ long-term incentive compensation.

The Long-Term Incentive Plan

The Long-Term Incentive Plan, or LTIP, is intended to encourage executives to focus on long-term financial progress with the ultimate objective of enhancing shareholder value, while simultaneously promoting executive retention through its termination of employment provisions that require award forfeiture if employment terminates for any reason other than death, disability, or retirement before the end of the performance period. The LTIP, which commenced in 2002, consists of three-year performance cycles, with a new cycle commencing each year. The performance metric used in the LTIP is an internal measure of success:

Cycles ending	Performance metric
2004, 2005, 2006	Return on invested capital (ROIC)
2007, 2008, 2009	Earnings per share (EPS)

For all cycles, the Committee determines an award opportunity for each participant at cycle commencement as described above. The award opportunity is denominated in dollars, and represents the award that will be earned if actual results over the three-year performance period equal the financial goal established by the Committee at the commencement of the period. The actual award will vary based on performance: if results exceed the goal, the award may increase up to a maximum of 200% of the target award opportunity; if results fall short of the goal, the award is reduced, potentially to zero. The correlation between actual award and level of performance relative to the goal is formulaically prescribed at the beginning of the cycle; neither the Committee nor any member of management may exercise any discretion to modify the award once results are determined.

LTIP awards are delivered 50% in cash and 50% in shares of CVS common stock. Although the stock is nonforfeitable when earned, effective with the cycle ending in 2007, the executive is prohibited from selling or trading the shares for two years following the grant date. All LTIP awards, whether cash or stock, must be paid by March 15 of the year following the performance year unless the executive has previously made a deferral election under the CVS Deferred Compensation Plan or the CVS Deferred Stock Plan.

The process by which the Committee establishes the LTIP financial goal is similar to and concurrent with that used to determine the annual incentive target. Any permitted exclusions from actual results for purposes of calculating long-term incentive payments generally mirror those established for the annual incentive plan but will also include any specific adjustments pertinent to EPS, as necessary. Once established, the LTIP goal remains constant throughout the three-year performance cycle and is not subject to adjustment or modification. Should an event that qualifies as a permitted exclusion occur, results are adjusted to reflect the impact of that event and documented accordingly upon the conclusion of the cycle.

The specific goal established by the Committee for the LTIP cycle concluding December 31, 2005, was ROIC of 9.50%; actual results for the period were 9.61%. All of the named executive officers (Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro) participated for the full duration of the cycle. As results exceeded the financial goal, awards were slightly increased (by 2.4%) above target levels. Specific award levels for each of the named executive officers are reported in footnote 4 to the Summary Compensation Table on page 37.

The performance goal for the cycle ending December 31, 2006, was ROIC of 9.31%; actual results for the period were 9.41%. Permitted exclusions to the calculation of performance results were the same as those described above for the annual incentive plan, plus the impact of the release of certain tax reserves. After adjusting for these permitted exclusions, actual awards were 2.2% above target levels. All of the named executive officers participated for the full duration of the cycle. The LTIP award for the cycle ending December 31, 2006 for each of the named executive officers is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 37.

The Committee has established LTIP cycles with EPS goals for the three-year periods ending December 31, 2007, December 31, 2008 and December 31, 2009. The Committee and management believe that disclosure of an EPS growth target over a three-year prospective period would result in competitive harm to the Company, so they have decided not to disclose the specific target for these cycles until after the conclusion of the cycle and payment of any awards earned. The Committee believes that the specific performance target for these cycles is at least as challenging as the performance targets established for prior LTIP cycles and that the award opportunities established for these cycles are calibrated accordingly.

Stock Option and Restricted Stock Unit Grants

In 2006, the Committee continued its general policy of making annual stock option grants to executives and other key employees. For CVS executive officers and other members of management, stock options comprise the major component of the Company’s long-term incentive program; for selected other managers and key store employees including store managers and pharmacists, they represent the sole element of long-term compensation. In 2006, the Committee also reinstated a prior practice (utilized from 2000 through 2003) of awarding stock options to pharmacists and store managers, a critical employee population for CVS, with the objective of fostering retention with CVS while offering a long-term compensation opportunity that would differentiate CVS as an employer of choice when compared to other drugstore chains.

In 2006, CVS granted stock options to three groups: the annual executive grant on April 3, 2006, which awarded 5,287,552 options to 1,440 selected executives and other key employees, including the executive officers; the annual key store employee grant on August 15, 2006, which awarded 1,951,373 options, representing 27% of all options granted in 2006, to 13,667 full-time pharmacists and store managers with at least three years of service with the Company; and new hire grants, comprising 90,783 options awarded over the course of 2006 to 14 key new colleagues.

All CVS stock options are non-qualified stock options granted and administered under the provisions of the 1997 ICP. Authority to grant stock options and any other form of equity compensation to CVS directors, executives and other employees is limited to the Committee or a designated individual member of the Committee; no member of CVS executive management or any other CVS employee may authorize any equity compensation or amend the terms and conditions of any previous equity grants. The Committee has consistently made grants of equity awards, including stock options, in the first quarter of each year and has made such awards without regard to the timing of the release of the Company’s financial results for the year or the timing of the release of any other material non-public information. The Committee’s practice has been to set the exercise price of CVS stock options at the fair market value (defined in the 1997 ICP as the average of the high and low trading price) of CVS common stock on the last trading day prior to the grant date. The Committee believes that this is a reasonable practice common for large public companies that is understood and accepted by stockholders. However, in light of the recent modifications to proxy disclosure requirements, the Committee has determined that the exercise price for all stock option grants made in 2007 and beyond will be set at the closing price of CVS stock on the grant date. Since 2004, the contractual term of all CVS options has been fixed at seven years.

In March 2007, the Board adopted a Stock Option Policy providing that:

1. Stock options shall be granted to executives and members of the Board at an exercise price equal to the closing price of the underlying stock on the date that the option is granted (the “grant date”), with grant dates in a given fiscal year to be established generally based on the Company’s customary and normal grant cycle. Where a grant to an existing employee is outside the annual grant cycle, the grant date will not be coordinated with the release of material non-public information that has been or will be disclosed within thirty days on either side of any such grant date.

2. In hiring an executive after a fiscal year has begun, the grant date will be the later of the hire date and the date the Committee approves the award.

3. If options are granted below the closing price on the grant date, the exercise price of unexercised options shall be increased to the closing price on the grant date; with respect to any exercised options, the affected executive or director shall compensate CVS for the value of any benefit that was received by using a date other than the actual grant date for determining the exercise price.

4. The Committee will be responsible for oversight of this policy on stock option grants.

Prior to 2004, the Committee exclusively utilized stock options for annual equity compensation for CVS officers. For the last three years, beginning with grants made in January 2004, it has adopted a practice of granting restricted stock units to replace a portion of the annual stock options on a basis intended to provide comparable value to the executive officers and other CVS officers. The Committee believes that these combined grants provide a better balance for executive officers between risk and potential reward than a grant of only stock options, thus serving as more effective incentives for them to remain with the Company. During the restriction periods, the officers holding restricted stock units are not entitled to vote the shares but do receive dividend equivalents on the units if and when declared by the Board, in each case on the same basis as the Company’s stockholders.

Effective January 1, 2006, CVS adopted Statement of Financial Accounting Standards No. 123 (revised), Share-based Payment (“FAS 123(R)”), and began to recognize the expense associated with stock option grants in the financial statements of the Company in compliance with this standard. As part of the Company’s adoption of FAS 123(R), a comprehensive review of our option granting practices was undertaken to ensure that our practices did not result in any unintended accounting consequences. As a result, the sequence of events leading to the review and approval of the 2006 annual executive, store-based and new hire grants was amended from prior practice to ensure continued compliance and desired accounting treatment. Total long-term compensation opportunity for each executive officer, including the equity components, was considered and determined early in 2005 as part of the overall process of establishing performance goals and the correlating compensation framework to support the achievement of those goals. This long-term compensation opportunity was expressed as a target value with a minimum and maximum range, denominated in dollars, for each of the three components of long-term pay. In early 2006, the Committee reviewed current competitive market information supplied by the compensation consultant and considered peer company performance results to date. In February 2006, CVS released its 2005 earnings and financial statements; at that time, the Committee assessed the Company’s performance against short- and long-term goals. The CEO presented to the Committee his recommendations for stock option and restricted stock unit awards for the other executive officers, outlining his assessment of each officer’s performance, contribution and anticipated future role within the Company. The Committee members consulted with other independent directors to determine the appropriate award for the CEO within the competitive range established earlier.

Having carefully considered all of the information, at its meeting on February 16, 2006, the Committee took a number of actions:

■	It approved the value of equity awards for each of the executive officers, including the CEO. Awards were at or slightly above target levels, reflecting achievement of the Company’s short-term strategic goals and significant progress toward long-term objectives, particularly the completion of the Eckerd integration while sustaining core business results at or above plan. It also decided to grant Mr. Bodine a retention award of $500,000 in restricted stock units, vesting on the fifth anniversary of the grant.

■	Concurrent with approving the executive officer awards, the Committee approved the total value of options and restricted stock units to be granted to all participants in the annual executive grant, as well as the target, minimum and maximum opportunities and participation rate guidelines for each eligible group of employees.

■	The grant date for annual stock option and restricted stock unit awards was set as the first business day of the Company’s second quarter, which was April 3, 2006. Consistent with the Company’s past practice, the exercise price for the stock options was established as the average of the high and low trading prices of CVS common stock on the last trading day prior to the grant date, i.e., March 31, 2006.

■	The Committee approved the proportion of option value to restricted stock unit value within each equity award. For the executive officers other than the CEO and for CVS vice presidents and senior vice presidents, that ratio was set at 75% option value and 25% restricted stock unit value. For the CEO, the proportion was equally divided between stock option value and restricted stock unit value. For all other CVS employees who received annual equity awards, the entire value of the award was delivered in stock options.

In June 2006, the grant date and terms and conditions for the pharmacist and store manager stock option grant were approved. Other than an altered vesting schedule (detailed below) to promote retention, these terms and conditions mirrored those of the executive stock option grant.

The Committee established the vesting schedule for the 2006 equity awards as follows:

■	Options granted to executives on April 3, 2006 will vest in three equal installments on each of the first, second and third anniversaries of the grant.

■	Options granted to store managers and pharmacists on August 15, 2006 will vest on the third anniversary of the grant date.

■

Restrictions on 50% of the restricted stock units granted to BPC members will lapse on the third anniversary of the grant. Restrictions on the remaining 50% of the units will lapse on the fifth anniversary of the grant or the executive’s 55th birthday, whichever is later.

■	Restrictions on restricted stock units granted to other CVS employees will lapse on the fourth anniversary of the grant date. No restricted stock units were granted to new hires, pharmacists or store managers.

■	Vesting on options and restricted stock units will be accelerated upon certain termination events.

The number of options awarded on April 3, 2006, as part of the executive grant was determined by dividing the dollar value of options approved by the Committee at its February meeting by $8.1341, which was the value of each option as of March 31, 2006 as calculated under the Black-Scholes pricing model. A similar process was followed for the pharmacist and store manager grant in August 2006. The number of restricted stock units awarded as part of the executive grant was determined by dividing the dollar value of restricted stock units approved by the Committee at its February meeting by $30.035, which was the average of the high and low trading prices of CVS common stock on March 31, 2006.

The 2006 expense associated with the stock options and restricted stock units granted to Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro during fiscal 2006 and prior years is shown in the Summary Compensation Table on page 37. Additional information on the 2006 awards, including stock option exercise price, the number of shares subject to each award and the grant date’s fair value, is shown in the Grants of Plan-Based Awards Table on page 39.

4. Supplemental Executive Retirement Plan

CVS has established and maintains an unfunded Supplemental Executive Retirement Plan for Select Senior Management of the Company (the “SERP”). The SERP is designed to increase the retirement benefits of selected executive employees. An overview of the SERP design and the actuarial present value of the accumulated pension benefits of Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro as of the end of fiscal 2006 are shown in the Pension Benefits Table on page 44.

5. Other Benefits

The Company maintains medical and dental insurance, accidental death insurance and short- and long-term disability insurance programs for all of its employees, as well as customary vacation, leave of absence, and other similar policies. Executive officers are eligible to participate in these programs on the same basis and with the same level of financial subsidy by CVS as the rest of the Company’s salaried employees.

Similarly, executive officers may participate in the CVS Future Fund, which is the Company’s qualified defined contribution or 401(k) plan. An eligible CVS employee may defer up to 85% of his or her total eligible compensation, defined as salary plus annual incentive, to a maximum defined by the Internal Revenue Service; in 2006, that maximum was $15,000. After the first full year of employment, CVS will match the employee’s deferral dollar for dollar up to a maximum equaling 5% of total eligible compensation. CVS matching cash and ESOP preference shares contributions for named executive officers who deferred eligible compensation into the Future Fund are a component of the All Other Compensation Table on page 38.

CVS offers other benefits available to all or selected employees, including executive officers, as follows:

CVS Deferred Compensation Plan and CVS Deferred Stock Plan

Executive officers and selected other senior employees may choose to defer already earned and vested compensation into the CVS Deferred Compensation Plan and the Deferred Stock Plan, which are available to all non-store U.S. employees who meet the Internal Revenue Service definition of a “highly compensated employee.” The Deferred Compensation Plan offers a variety of investment crediting choices, mirroring those offered for the Future Fund. Each year, the amount of a participant’s deferred compensation account increases or decreases based on the appreciation and/or depreciation in the value of the investment crediting alternatives selected by the participant. Under the Deferred Stock Plan, deferred shares fluctuate in value based on the performance of CVS stock, further enhancing the Company’s focus on stock ownership. The individual contributions of Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro during fiscal 2006 to the CVS Deferred Compensation Plan and the CVS Deferred Stock Plan, including earnings on those contributions, any distributions during 2006 and total account balances as of the end of the fiscal year, are shown in the Nonqualified Deferred Compensation Table on page 46.

Perquisites and Other Personal Benefits

Except for the few items discussed in this section, CVS does not provide perquisites or other personal benefits for its executive officers. The Committee believes that this policy is consistent with the Company’s philosophy to maximize the amount of “at risk” pay of its executive officers. CVS also does not provide any additional cash compensation to any of the executive officers to reimburse them for any income tax liability (with the exception of certain circumstances following a change in control) that may arise and become due and payable as a result of their receipt of any cash or equity compensation, benefit or perquisite.

CVS provides an allowance to each of the executive officers to cover the cost of a Company-provided financial planner to assist with personal financial planning and estate planning. These amounts are reported in detail in the All Other Compensation Table on page 38; for 2006, they ranged from $10,000 to $11,975.

The Company maintains corporate aircraft that may be used by Company employees to conduct Company business. Pursuant to an executive security program established by the Board upon the Committee’s recommendation, the Committee requires the CEO to use the Company’s aircraft for all travel needs, including personal travel, in order to minimize and more efficiently utilize his travel time, protect the confidentiality of his travel and the Company’s business, and enhance his personal security. Certain other named executive officers were also permitted to use the Company’s corporate aircraft for personal travel on a very limited basis during fiscal 2006. The value of the personal use of Company aircraft by the CEO and any other executive officer is treated as income taxable to the executive. The Company provides no reimbursement for this cost nor does it pay the tax or any other expense associated with this cost on behalf of the executive.

CVS also requires that the CEO use a Company-provided car and driver for business-related travel and very limited personal travel. In addition, CVS provides an allowance to the executive officers to cover the costs of the installation and maintenance of security monitoring systems in their homes. While the Committee believes the security costs described in the preceding two paragraphs are business expenses, disclosure of these costs as personal benefits is required. Costs for these programs are also reported as taxable income for the executive officers.

The aggregate incremental cost to the Company of providing these personal benefits to Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro during fiscal 2006 are shown in the Summary Compensation Table on page 37. Greater detail with costs broken out by the specific benefit is shown in the All Other Compensation Table on page 38.

VII.	CEO Compensation

The Company’s 2006 performance ranks in the top half of our peer group for revenue growth, operating income growth, and return on invested capital. The Company also over-achieved key annual financial targets established by the Board. Our results for total shareholder return for over one year, three year and five year periods consistently ranked in the highest quartile when compared to the S&P 500 Food and Staples Retail Group Index. In addition to superior financial results, during 2006 we completed the acquisition of the Osco/Sav-on stores, acquired the MinuteClinic business, and negotiated a transformational merger with Caremark. Based on these results, the Committee made the following compensation decisions for the CEO:

Type	Target	Actual
Base Salary	$1,200,000	$1,200,000
Annual Cash Incentive	$2,400,000	$4,800,000
LTIP Cycle III (2004 – 2006)	$3,300,000	$3,372,600
Stock Option Grant	$3,250,000	$4,000,033
Restricted Stock Unit Grant	$3,250,000	$3,999,971
Total Direct Compensation	$13,400,000	$17,372,604

VIII.	Other Compensation Programs and Policies

Employee Stock Purchase Plan

CVS encourages all employees, including executive officers, to participate in stock ownership through the Company’s Employee Stock Purchase Plan (the “ESPP”), which has been designed to comply with Section 423 of the Internal Revenue Code. The ESPP, in accordance with Internal Revenue Service guidelines, gives employees the opportunity to purchase shares of the Company’s common stock with up to 15% of their base salary. The Committee and CVS management believe that the ESPP encourages employees (including executive officers) to increase their ownership in the Company and further aligns their economic interests with those of the Company’s stockholders. Approximately 13,500 employees throughout CVS participate in the ESPP; almost half of that number are pharmacists. The purchase price at which the Company’s common stock may be acquired under the ESPP is equal to eighty-five percent (85%) of the lesser of (a) the fair market value of the shares on the first day of a six-month offering period or (b) the fair market value of the shares on the last day of the six-month offering period. Participants are required to hold their purchased shares for a minimum of two years following the commencement of the offering period. The ESPP is designed to appeal primarily to non-executive employees and is not intended to be a meaningful element in executive compensation. Nonetheless, certain executive officers do participate in the ESPP and it does support the Company’s philosophy of furthering an executive officer’s ownership stake in the Company.

Stock Ownership Guidelines

The Committee has long been mindful of the importance of equity ownership by directors and executive management as an effective link to stockholders. In November 2004, the Board instituted stock ownership guidelines for all directors and members of the Company’s BPC. Under the guidelines, within five years of election to the Board, directors are to establish and maintain ownership levels equaling or exceeding five times their annual retainer. BPC members must maintain ownership levels equaling or exceeding three times their base salary, except for the CEO, who must hold levels equaling at least five times his base salary. Shares included in the calculation to assess compliance with the stock ownership guidelines include shares owned outright, restricted stock and stock units, shares held in the Deferred Stock Plan, shares of ESOP preference stock as of December 31, 2006 (the last date on which an allocation was made), and shares purchased through the ESPP. Unexercised stock options do not count toward satisfying the guidelines. The Committee believes that this action strongly emphasizes its philosophy of equity ownership for the Board and executive management, which in turn reinforces alignment with stockholder interests. The CEO, each of the named executive officers, and each of the directors are in compliance with the stock ownership guidelines. The Share Ownership table on page 13 shows the current stock ownership levels of each named executive officer and director.

IX.	Employment Agreements for Executive Officers

CVS has entered into employment agreements (the “Agreements”) with each of the named executive officers, which have been previously disclosed. The Agreements provide for an initial employment term of three years, automatically renewed for a one-year term at the end of the initial term and at the end of each one-year renewal term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then-current term. The Agreements provide for payment of an annual base salary, subject to review for increase at the discretion of the Committee, participation in the Company’s annual incentive compensation plan (with a minimum target as a percent of base salary), and eligibility for participation in the Company’s long-term incentive compensation programs, certain benefit plans and programs (including life insurance and medical benefits), and deferred compensation plans. The Agreements prohibit the executive officers from competing with CVS or soliciting CVS employees for a period of 24 months after a termination without cause, constructive termination without cause, or termination for cause (as those terms are defined in the Agreements), and provides the Company with the option to bind the executive to an 18-month non-compete period in the event of a voluntary termination by paying 50% of the executive’s salary for 18 months following such voluntary termination. The Agreements also prohibit the executive officers from disclosing confidential information and require them to cooperate with litigation and investigations. The Agreements further provide that CVS will indemnify the executives to the fullest extent permitted by law if the executive is or is threatened to be made a party to a civil, criminal, or administrative proceeding or investigation, and that CVS will advance costs and expenses, provided that the executive agrees to repay the costs and expenses if it is ultimately determined that he was not entitled to indemnification. Finally, the Agreements provide that CVS will reimburse an executive for expenses incurred in seeking enforcement of the employment agreement if he prevails.

All of the Agreements were amended in December 2006. The Agreements of Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro were amended by: (1) updating the non-competition provision by deleting obsolete references to competing businesses and adding clauses prohibiting competition with businesses similar to MinuteClinic and any other businesses in which CVS is engaged at the time of the executive’s termination; (2) clarifying that if the Company elects the 18-month non-competition period following a voluntary termination, such period will end upon a change in control of the Company; (3) making certain technical changes so that the Agreements comply with Internal Revenue Code section 409A (“IRC 409A”); (4) conforming the deferred compensation provisions to CVS’ actual practices under its deferred compensation plans by deleting the provision requiring CVS to establish a “rabbi trust” for deferred cash payments; and (5) clarifying that the Agreements (a) are intended to allow stock options to vest and be exercised if unvested options are transferred to a retired executive’s heirs following his death and (b) are, to the extent that they pertain to any stock option awards, intended to apply and govern notwithstanding any contrary term in any stock option grant agreement.

In addition, in 2006 the Agreements of Messrs. Bodine, Merlo, Rickard and Sgarro were amended by: (1) adding a provision stating that the parties intend the Agreements to comply with IRC 409A; (2) modifying the severance provisions so that severance payments are calculated using the most recent bonus target amount, rather than the bonus amount applicable at the time the agreement was originally signed; (3) eliminating the effect of a prior amendment to the Agreements, under which a portion of the executives’ duties were attributable to a former CVS subsidiary; and (4) conforming the non-solicitation period to the non-competition period.

Mr. Rickard’s Agreement was further amended in 2006 by postponing the Normal Retirement Date under his Agreement until December 20, 2010, and by providing that in the event of his termination due to disability prior to that date, all unvested equity (options and stock) will become fully vested. Under the terms of Mr. Rickard’s Agreement prior to the 2006 amendments, all unvested equity, including stock options, restricted stock and restricted stock units, would otherwise have vested on December 20, 2006. In consideration for these changes, Mr. Rickard was awarded a deferred cash award of $350,000, which will vest on December 20, 2010, contingent upon his continued employment.

Change-in-Control Provisions

The members of the CVS executive management team generally have long service with the Company and have provided the vision and leadership that have built the Company into the successful enterprise that it is today. The Committee feels that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders, while simultaneously preserving their neutrality in the negotiation and execution of a transaction favorable to shareholders. In addition, the security of competitive change in control arrangements serves to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which CVS requires focused and thoughtful leadership to ensure a successful outcome.

CVS’ employment agreements with the executive officers provide certain specified severance benefits to them in the event of their termination under certain circumstances following a change in control. A “change in control” is defined to include a variety of events, including significant changes in the stock ownership of CVS, changes in CVS’ board of directors, certain mergers and consolidations of CVS, and the sale or disposition of all or substantially all the consolidated assets of CVS.

The severance benefits available to all of CVS’ executive officers after a change in control are structured as “double trigger” arrangements. That is, a change in control by itself does not result in a right to severance benefits. Such benefits are only provided if, within two years after a change in control, the executive’s employment is terminated by CVS without cause, or by the executive due to a constructive termination without cause. The Committee believes that it is in the best interests of the Company and its stockholders to offer such severance benefits to its executive officers. CVS competes for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior employees. The severance benefits include cash severance payments, benefit continuation, pro-rata payment of outstanding LTIP awards, and a SERP enhancement and an excise tax gross-up payment, if applicable.

The Committee views the cash severance payment and the continuation of health and welfare benefits as appropriate for the executive officers, including the CEO, who may not be in a position to readily obtain comparable employment within a reasonable period after an involuntary termination subsequent to a change in control. It likewise views the vesting of outstanding LTIP awards as appropriate, since it is generally not possible to accurately measure performance according to the originally established targets during the balance of the LTIP performance cycle after a change in control.

The potential tax “gross up” payment, while substantial, is only applicable in the event of a change of control of the Company and subsequent termination of the executive’s employment and, in the Committee’s view, is an appropriate method for the Company to protect the executive officers from the punitive effects of a 20% excise tax levied by the federal income tax laws on certain income paid to executive officers in such circumstances. CVS offers this protection only to certain executive officers, and views it as part of the overall change in control benefit strategy designed to remove personal financial considerations from the executives’ responsibility to guide the Company to the outcome most beneficial to shareholders in the event of such a transaction.

The 1997 ICP provides for the immediate acceleration of vesting on all outstanding unvested stock options and the immediate lapse of restrictions on all restricted stock or stock units upon a change in control, as defined by the 1997 ICP. To the extent that the executive officers have unvested equity awards at the time of a change in control of CVS, those awards, together with those of all other CVS employees, will be subject to the immediate acceleration and lapse of any restrictions imposed by the plan. In the Committee’s view, the accelerated vesting of all outstanding equity awards upon a change of control of the Company is a customary and reasonable component of an equity incentive program. The Committee believes that the equity awards granted to the executive officers and to other CVS employees have been reasonable in amount, and a substantial part of the value that would be received by them in the event of a change in control of the Company would result from the increase in the price of the Company’s common stock over the years. The Committee believes that this is an appropriate result since the share price increase has likewise benefited the Company’s long-term stockholders, and our executive team plays a major role in our stock’s performance.

With the assistance of its compensation consultant, the Committee reviews the severance benefits annually to evaluate both their effectiveness and competitiveness. The review in fiscal 2006 found the current level of benefits to be within competitive norms for design.

The amount of the estimated payments and benefits payable to Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro assuming various termination scenarios as of the last day of fiscal 2006, including a change of control of the Company and a subsequent qualifying termination of employment, is shown in the discussion of Payments Under Termination Scenarios beginning on page 47.

X.	Compliance with IRC Section 162(m)

IRC Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and the four other most highly compensated executive officers at year end. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee’s policy is to generally preserve corporate tax deductions by qualifying compensation paid to named executive officers that is over $1 million as performance-based compensation. To this end, the Board adopted and stockholders approved the 1997 ICP, which permits annual incentive awards and stock options (and certain other awards) to qualify as performance-based compensation not subject to the limitation on deductibility. However, maintaining tax deductibility is but one consideration among many – and is not the most important consideration – in the design of the compensation program for senior executives. The Committee considers the anticipated tax treatment both to the Company and the executive in its review and approval of compensation grants and awards. The deductibility of some types of compensation payments will be contingent upon the timing of an executive’s vesting or exercise of previously granted rights, and is also subject to amendment or modification based on changes to applicable tax law. The Committee may, from time to time, conclude that certain compensation arrangements are in the best interest of CVS and its stockholders and consistent with its stated compensation philosophy and strategy despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility. As a general practice the only elements of the multi-faceted CVS executive compensation program that currently do not comply with the deduction rules of Section 162(m) are any base salaries above $1,000,000 (which applies only to Mr. Ryan as of April 2006) and certain time-vested restricted stock unit awards. However, most of these units have been voluntarily deferred to termination of service, which will preserve their deductibility. The majority of the variable pay opportunities offered to the CVS executive team, including the annual incentive award, outstanding and future cycles of the LTIP and the annual stock option award, are performance-based and fully deductible.

XI.	Accounting Implications of Executive Compensation

Effective January 1, 2006, CVS was required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in FAS 123(R). Consequently, the Company began recording a compensation expense in its financial statements for stock options and other equity awards granted during fiscal 2006 and thereafter. Despite the accounting change, the Committee believes that stock options and other forms of equity compensation are an essential component of the Company’s equity strategy, and it intends to continue to offer options and restricted stock units as a major portion of its long-term incentives.

Management Planning and Development Committee Report

The Management Planning and Development Committee has reviewed and discussed the Compensation Discussion and Analysis, above, with management and based on that review and discussion the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 6, 2007

Sheli Z. Rosenberg, Chair

David W. Dorman

Marian L. Heard

Terrence Murray

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by the Company’s Chief Executive Officer and each of our four other most highly compensated executive officers during the 2006 fiscal year for services rendered to the Company in all capacities.

Summary Compensation Table – Fiscal Year 2006

Name and Principal 2006 Positions(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2)(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compen- sation(5) ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings(6) ($)	All Other Compen- sation(7) ($)	Total ($)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	2006	1,150,000	0	5,692,839	3,979,334	8,172,600	4,726,410	298,826	24,020,009

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2006	713,750	0	395,897	952,455	2,413,200	729,853	488,064	5,693,219

Larry J. Merlo Executive Vice President - Stores	2006	630,000	0	383,278	998,815	2,213,200	1,588,909	96,501	5,910,703

Chris W. Bodine Executive Vice President -Merchandising and Marketing	2006	630,000	0	466,520	998,956	2,213,200	1,481,897	133,025	5,923,598

Douglas A. Sgarro Executive Vice President - Strategy and Chief Legal Officer; President, CVS Realty Co.	2006	517,500	0	308,722	794,530	1,661,000	458,768	29,220	3,769,740

(1)	Mr. Merlo and Mr. Bodine were promoted to EVP of CVS Corporation and President of CVS/pharmacy – Retail, and EVP of CVS Corporation and President of CVS Health Services, respectively, in January 2007.
(2)	Represents the total expense recorded in 2006 in accordance with FAS 123(R) for annual restricted stock unit awards granted in 2004, 2005 and 2006. Also includes 2006 expense associated with retention award granted to Mr. Bodine on April 3, 2006.
(3)	For Mr. Ryan, includes 2006 expense of special one-time retention award granted in August 2005, intended to ensure his ongoing leadership of the Company. The award was comprised of 400,000 restricted stock units, cliff vesting on January 1, 2010.
(4)	Represents the total expense recorded in 2006 in accordance with FAS 123(R) for stock option awards granted in 2002, 2003, 2004, 2005 and 2006. For information regarding assumptions used in determining a fair value using the Black-Scholes Option Pricing Model, please see “Stock Incentive Plans” included in the “Notes to Consolidated Financial Statements” found in the Company’s Annual Report to Stockholders for the fiscal year ended December 30, 2006.
(5)	For Mr. Ryan the amount includes 2006 annual cash incentive of $4,800,000 and $3,372,600 award associated with 2004-2006 Long Term Incentive Plan. For Mr. Rickard the amount includes 2006 annual cash incentive of $1,800,000 and $613,200 award associated with 2004-2006 Long Term Incentive Plan. For Messrs. Merlo and Bodine the amount includes 2006 annual cash incentive of $1,600,000 and $613,200 award associated with 2004-2006 Long Term Incentive Plan. For Mr. Sgarro the amount includes 2006 annual cash incentive of $1,150,000 and $511,000 award associated with 2004-2006 Long Term Incentive Plan. The 2003-2005 Long Term Incentive Plan awards earned in the cycle ending December 31, 2005, paid in early 2006 and not previously disclosed, are: for Mr. Ryan $3,379,200, for Messrs. Rickard, Merlo and Bodine, $614,400 each; and for Mr. Sgarro, $512,000. LTIP awards were settled in equal amounts of cash and issued or deferred stock.

(6)	No above market interest was paid on nonqualified deferred compensation; amount reflects only changes in pension value. For information regarding financial assumptions for changes in the pension value, please see the “Notes to Consolidated Financial Statements” as found in the Company’s Annual Report to Stockholders for the fiscal year ended December 30, 2006.

(7)	Set forth below is additional information regarding the amounts disclosed in the “All Other Compensation” column.

All Other Compensation – Fiscal Year 2006

Name and Principal 2006 Titles	Perquisites & Other Personal Benefits(a) ($)	Company Contributions to Defined Contribution Plans(b) ($)	Insurance Premiums(c) ($)	Other(d) ($)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	108,120	164,415	26,291	0

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	14,202	113,888	9,974	350,000

Larry J. Merlo Executive Vice President - Stores	16,195	78,013	2,293	0

Chris W. Bodine Executive Vice President -Merchandising and Marketing	18,322	112,410	2,293	0

Douglas A. Sgarro Executive Vice President - Strategy and Chief Legal Officer; President, CVS Realty Co.	12,357	15,000	1,863	0

(a)	For Mr. Ryan the amount reflects $91,709 associated with the personal use of company aircraft, $4,087 associated with personal use of a company car, $11,975 for financial planning services and $349 for home security. For Mr. Rickard the amount reflects $3,895 associated with the personal use of company aircraft, $10,000 for financial planning services and $307 for home security. For Mr. Merlo the amount reflects $6,195 associated with the personal use of company aircraft and $10,000 for financial planning services. For Mr. Bodine the amount reflects $6,225 associated with the personal use of company aircraft, $11,975 for financial planning services and $122 for home security. For Mr. Sgarro the amount reflects $11,975 for financial planning services and $382 for home security. The Company does not reimburse its executives for any additional taxes they have incurred or may incur on any amount shown in this table.

The Company determines the value of personal use of Company aircraft by the aggregate incremental cost to the Company, based on the cost of fuel, trip-related maintenance, crew travel expenses, landing fees, trip-related hangar costs and smaller variable costs. The incremental cost of personal use of a Company car is valued as a portion of the annual lease, repairs and maintenance, fuel costs and other minor incidental charges.

(b)	For 2006 this amount includes the following Company contributions to the CVS 401(k) and ESOP: 401(k) cash match equal to $6,600 and ESOP preference stock match equal to 30.76 shares valued at $4,400 (based on an ESOP preference share price of $143.05 per share) for each of Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro. Includes Company matching contributions credited to notional accounts in the unfunded Deferred Compensation Plan equal to $153,415 for Mr. Ryan, $102,888 for Mr. Rickard, $67,013 for Mr. Merlo, $101,410 for Mr. Bodine and $4,000 for Mr. Sgarro.

(c)	Includes imputed income in connection with life insurance programs of $26,291 for Mr. Ryan, $9,974 for Mr. Rickard, $2,293 for Mr. Merlo, $2,293 for Mr. Bodine and $1,863 for Mr. Sgarro.

(d)	Represents a deferred cash award granted to Mr. Rickard on December 19, 2006, which will vest on December 20, 2010 contingent upon continued service.

Plan-Based Awards Table

This table reflects awards granted under the Company’s annual cash incentive plan for 2006, the Long Term Incentive Plan (“LTIP”) for 2006 through 2008, and the annual equity awards for 2006. The Company does not offer Equity Incentive Plan Awards.

Grants of Plan-Based Awards – Fiscal Year 2006

Name & Principal 2006 Positions	Award Type	Date of Com- mittee Action	Grant Date	Est. Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Actual Closing Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
				Threshold ($)	Target ($)	Maxi- mum ($)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	Stock Options	2/16/06	4/3/06					491,761	30.035	29.500	4,000,033
	Annual RSUs	2/16/06	4/3/06				133,177				3,999,971
	Annual Cash			240,000	2,400,000	4,800,000
	LTIP (06-08)			900,000	3,600,000	7,200,000

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	Stock Options	2/16/06	4/3/06					138,309	30.035	29.500	1,125,019
	Annual RSUs	2/16/06	4/3/06				12,485				374,987
	Annual Cash			90,625	906,250	1,812,500
	LTIP (06-08)			225,000	900,000	1,800,000

Larry J. Merlo Executive Vice President - Stores	Stock Options	2/16/06	4/3/06					161,359	30.035	29.500	1,312,510
	Annual RSUs	2/16/06	4/3/06				14,566				437,490
	Annual Cash			81,250	812,500	1,625,000
	LTIP (06-08)			225,000	900,000	1,800,000

Chris W. Bodine Executive Vice President -Merchandising and Marketing	Stock Options	2/16/06	4/3/06					161,359	30.035	29.500	1,312,510
	Annual RSUs	2/16/06	4/3/06				14,566				437,490
	Retention	2/16/06	4/3/06				16,648(5)				500,023
	Annual Cash			81,250	812,500	1,625,000
	LTIP (06-08)			225,000	900,000	1,800,000

Douglas A. Sgarro Executive Vice President - Strategy and Chief Legal Officer; President, CVS Realty Co.	Stock Options	2/16/06	4/3/06					147,531	30.035	29.500	1,200,032
	Annual RSUs	2/16/06	4/3/06				13,317				399,976
	Annual Cash			57,750	577,500	1,155,000
	LTIP (06-08)			200,000	800,000	1,600,000

(1)	The annual restricted stock unit grant vests 50% on the third anniversary of the grant and 50% on the fifth anniversary of the grant or the executive’s 55th birthday, whichever is later, except that Mr. Rickard’s restricted stock units vest in full on December 20, 2010.

(2)	Annual stock options vest in equal installments on the first, second and third anniversaries of the date of grant. Options granted in 2006 expire seven years from the date of grant.

(3)	Prior to January 1, 2007, the Company established the exercise price for stock options based on the fair market value of the Company’s common stock as of the last trading day prior to the grant date. The fair market value was defined as the average of the high and low trading prices for that day. For awards granted in 2007 and beyond, the exercise price will be set at the closing price of the Company’s common stock on the grant date.

(4)	The fair market value for restricted stock units and stock options granted on April 3, 2006 was $30.035. The Black-Scholes value for stock options granted on April 3, 2006 was $8.1341. For information regarding assumptions used in determining a fair value using the Black-Scholes Option Pricing Model, please see “Stock Incentive Plans” included in the “Notes to Consolidated Financial Statements” in the Company’s Annual Report to Stockholders for the fiscal year ended December 30, 2006.

(5)	Mr. Bodine was granted 16,648 restricted stock units to promote his long-term continued employment with the Company. This grant vests in full on the fifth anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year End Table

This table reflects stock option and restricted stock awards granted to the named executive officers under the Company’s 1997 incentive compensation plan that were outstanding as of December 30, 2006.

Outstanding Equity Awards at 2006 Fiscal Year End

Name & Principal 2006 Positions	Stock Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(10)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	391,320	0		18.3477	02/27/2008	75,000	(5)	2,318,250
	1,200,000	0		18.6563	03/12/2008	125,000	(6)	3,863,750
	300,000	0		25.0000	03/10/2009	75,000	(5)	2,318,250
	400,000	0		19.2813	01/03/2010	66,588	(7)	2,058,235
	500,000	0		30.2625	03/07/2011	402,603	(8)	12,444,458
	1,012,124	0		14.9625	01/02/2012	125,000	(6)	3,863,750
	675,000	225,000	(1)	12.5625	01/09/2013	66,589	(7)	2,058,266
	266,666	133,334	(2)	17.6675	01/08/2011
	133,333	266,667	(3)	22.4450	01/05/2012
	0	491,761	(4)	30.0350	04/03/2013

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	251,520	0		20.8750	09/01/2009	15,000	(5)	463,650
	80,000	0		19.2813	01/03/2010	15,000	(6)	463,650
	100,000	0		30.2625	03/07/2011	15,000	(5)	463,650
	197,652	0		14.9625	01/02/2012	6,242	(7)	192,940
	120,000	40,000	(1)	12.5625	01/09/2013	15,000	(6)	463,650
	66,666	33,334	(2)	17.6675	01/08/2011	6,243	(7)	192,971
	33,333	66,667	(3)	22.4500	01/05/2012
	0	138,309	(4)	30.0350	04/03/2013

Larry J. Merlo Executive Vice President - Stores	130,440	0		18.3477	02/27/2008	15,000	(5)	463,650
	200,000	0		18.6563	03/12/2008	15,000	(6)	463,650
	50,000	0		25.0000	03/10/2009	7,283	(7)	225,118
	80,000	0		19.2813	01/03/2010	30,000	(5)(6)	927,300
	100,000	0		30.2625	03/07/2011	7,283	(7)	225,118
	189,644	0		14.9625	01/02/2012
	120,000	40,000	(1)	12.5625	01/09/2013
	66,666	33,334	(2)	17.6675	01/08/2011
	33,333	66,667	(3)	22.4450	01/05/2012
	0	161,359	(4)	30.0350	04/03/2013

Chris W. Bodine Executive Vice President - Merchandising and Marketing	17,400	0		18.3477	02/27/2008	15,000	(5)	463,650
	30,000	0		25.0000	03/10/2009	15,000	(6)	463,650
	50,000	0		19.2813	01/03/2010	7,283	(7)	225,118
	70,000	0		30.2625	03/07/2011	30,000	(5)(6)	927,300
	90,012	0		14.9625	01/02/2012	23,931	(7)(9)	739,707
	40,000	40,000	(1)	12.5625	01/09/2013
	66,666	33,334	(2)	17.6675	01/08/2011
	33,333	66,667	(3)	22.4450	01/05/2012
	0	161,359	(4)	30.0350	04/03/2013

Outstanding Equity Awards at 2006 Fiscal Year End (cont.)

Name & Principal 2006 Positions	Stock Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(10)
Douglas A. Sgarro Executive Vice President - Strategy and Chief Legal Officer; President, CVS Realty Co.	57,960	0		18.3477	02/27/2008	12,000	(5)	370,920
	40,000	0		25.0000	03/10/2009	15,000	(6)	463,650
	60,000	0		19.2813	01/03/2010	6,658	(7)	205,799
	70,000	0		30.2625	03/07/2011	33,659	(5)(6)(7)	1,040,400
	133,726	0		14.9625	01/02/2012
	82,500	27,500	(1)	12.5625	01/09/2013
	46,666	23,334	(2)	17.6675	01/08/2011
	26,666	53,334	(3)	22.4450	01/05/2012
	0	147,531	(4)	30.0350	04/03/2013

(1)	Award was granted on January 9, 2003 and vests 50% two years from date of grant and 25% each following year.

(2)	Award was granted on January 8, 2004 and vests 1/3 on each of the first three anniversaries of the date of grant.

(3)	Award was granted on January 5, 2005 and vests 1/3 on each of the first three anniversaries of the date of grant.

(4)	Award was granted on April 3, 2006 and vests 1/3 on each of the first three anniversaries of the date of grant.

(5)	Award was granted on January 8, 2004 and vests 50% on the third anniversary of the date of grant and 50% on the fifth anniversary of the date of grant or the executive’s 55th birthday, whichever is later.

(6)	Award was granted on January 5, 2005 and vests 50% on the third anniversary of the date of grant and 50% on the fifth anniversary of the date of grant or the executive’s 55th birthday, whichever is later.

(7)	Award was granted on April 3, 2006 and vests 50% on the third anniversary of the date of grant and 50% on the fifth anniversary of the date of grant or the executive’s 55th birthday, whichever is later.

(8)	Restricted stock units granted as a retention award on August 5, 2005, all of which vest on January 1, 2010. Also includes restricted stock units attributable to dividend equivalent crediting in accordance with the terms of the grant.

(9)	Restricted stock units granted as a retention award on April 3, 2006, all of which on the fifth anniversary of the date of grant.

(10)	The value of the restricted stock units is based on $30.91, which is the closing price of the Company’s stock on December 29, 2006, the last trading day of our fiscal year.

Option Exercises and Stock Vested Table

This table reflects options exercised and restricted stock that vested during the fiscal year ended December 30, 2006 with respect to each of the named executive officers.

Option Exercises and Stock Vested – Fiscal Year 2006

Name & Principal 2006 Positions	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(2) ($)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	782,640	14,640,064	82,440	2,394,058

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	0	0	13,974	405,805

Larry J. Merlo Executive Vice President - Stores	200,920	3,725,057	13,974	405,805

Chris W. Bodine Executive Vice President - Merchandising and Marketing	0	0	13,974	405,805

Douglas A. Sgarro Executive Vice President - Strategy and Chief Legal Officer; President, CVS Realty Co.	0	0	11,180	324,667

(1)	Mr. Ryan exercised 782,640 options during a ten-day period between December 6, 2006 and December 19, 2006 pursuant to a 10b-5(1) selling plan, selling 522,000 shares to cover acquisition costs and all applicable tax withholdings and retaining 260,640 shares; his average sales price during that period was $30.249 per share. Mr. Merlo exercised 200,920 options on December 6, 2006, also pursuant to a 10b-5(1) selling plan, selling 131,486 shares to cover acquisition costs and all applicable tax withholdings and retaining 69,434 shares. His sales price was $29.7577 per share. The stock options exercised by both Mr. Ryan and Mr. Merlo were due to expire on February 17, 2007.

(2)	For Mr. Ryan, consists of 82,440 shares vested and deferred on February 16, 2006, in connection with the 2003 LTIP Replacement Plan award granted on February 16, 2004, with a fair market value of $2,394,058. For Messrs. Rickard, Merlo and Bodine, consists of 13,974 shares vested and deferred on February 16, 2006, in connection with the 2003 LTIP Replacement Plan award granted on February 16, 2004, with a fair market value of $405,805. For Mr. Sgarro, consists of 11,180 shares vested and deferred on February 16, 2006, in connection with the 2003 LTIP Replacement award granted on February 16, 2004, with a fair market value of $324,667. Fair market value of awards granted on February 16, 2004 is $29.04, which is the average of the high and low sales prices on the vesting and deferral date of February 16, 2006.

Pension Benefits

The Company has established and maintains an unfunded Supplemental Executive Retirement Plan for Select Senior Management of the Company (the “SERP”). As the Company does not have a qualified defined benefit plan, the SERP is designed to increase the retirement benefits of selected executive employees. Under the SERP’s benefit formula, executives selected for participation (including each of the named executive officers and certain other executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the SERP) for each year of service up to 30 years, or a maximum benefit of 48% of final compensation, with no offset for any amounts provided by the Company’s qualified plans, Social Security or other retirement benefits. As part of a retention agreement entered into with Mr. Ryan in August 2005, the 30-year limit on service will be removed for Mr. Ryan if he remains employed with the Company through December 31, 2009.

Final compensation for purposes of the SERP’s benefit formula is the average of the executive’s three highest years of annual salary and annual cash bonus during the last ten years of service. The estimated credited years of benefit service for Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro as of the measurement date of December 31, 2006 were 32, 7, 28, 20 and 9 years, respectively. Benefits under the SERP’s benefit formula are payable in annual installments for the life of the executive, unless the executive has made an advance election in accordance with plan and IRS rules, to have the benefit paid in the form of a lump sum or joint and survivor annuity of equivalent actuarial value. As of the measurement date, no executive has made an election to receive his benefit on account of termination of employment in the form of a lump sum.

Except in the event of death or a change in control (as defined) or as provided in the employment agreements referred to above, no benefits are payable to an eligible executive until he or she terminates employment. After termination of employment, SERP benefits are payable (i) immediately, if the executive is age 55 or older at the time of termination, regardless of years of service, or (ii) upon reaching age 55, if the executive is younger than 55 at the time of termination and five or more years of Company service were completed prior to termination. As of the measurement date, only Mr. Rickard is eligible for an immediate annuity benefit.

The accumulated values for the Pension Table and Summary Compensation Table are based on the benefit accrued as of the measurement date payable as a single life annuity commencing on the earliest unreduced retirement age (55) using assumptions which include a 6% discount rate as of December 31, 2006. Annual benefits accrued as of the measurement date and payable as a single life annuity at the earliest unreduced retirement age are: for Mr. Ryan, $2,338,871; for Mr. Rickard, $92,407; for Mr. Merlo, $835,296; for Mr. Bodine, $614,615; and for Mr. Sgarro, $198,389. As of the measurement date, Mr. Ryan is vested in $2,163,033 of his annual accrued benefit. All other named executives are fully vested in their accrued benefit. The accrued benefit for Mr. Ryan reflects his waiver of his rights to $100,967 of that benefit, and the accrued benefit for Mr. Rickard reflects his waiver of his rights to $161,465 of that benefit. For further information regarding pension assumptions, please see the notes to our consolidated financial statements in our Annual Report to Stockholders for the fiscal year ended December 30, 2006. In the event an executive elects to receive a lump sum, the present value of accumulated SERP benefits as of the measurement date, based on the SERP’s assumptions for determining lump sums, would be: for Mr. Ryan, $37,954,740; for Mr. Rickard, $1,438,500; for Mr. Merlo, $13,672,125; for Mr. Bodine, $9,916,198; and for Mr. Sgarro, $2,872,078.

Pension Benefits Table – Fiscal Year 2006

Name and Principal 2006 Positions	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	Supplemental Executive Retirement Plan for Select Senior Management	32	24,088,032	0

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	Supplemental Executive Retirement Plan for Select Senior Management	7	1,075,710	0

Larry J. Merlo Executive Vice President - Stores	Supplemental Executive Retirement Plan for Select Senior Management	28	8,957,714	0

Chris W. Bodine Executive Vice President - Merchandising and Marketing	Supplemental Executive Retirement Plan for Select Senior Management	20	6,401,830	0

Douglas A. Sgarro Executive Vice President - Strategy and Chief Legal Officer; President, CVS Realty Co.	Supplemental Executive Retirement Plan for Select Senior Management	9	1,652,779	0

Non-Qualified Deferred Compensation

Executive officers and selected other senior employees may participate in the CVS Deferred Compensation Plan and the CVS Deferred Stock Plan, which are available to all non-store U.S. employees who meet the Internal Revenue Service definition of a “highly compensated employee.” The Deferred Compensation Plan allows eligible participants to defer payment of a portion of their salary and all or a portion of their annual incentive (and in the case of executive officers, all or a portion of the LTIP cash award) as part of their personal retirement or financial planning. To qualify for participation in the Deferred Compensation Plan, an eligible employee must have deferred the maximum amount permitted into the CVS 401(K) Plan, the Future Fund. For 2006, that maximum amount was $15,000 per year. The Company provides a dollar-for-dollar match for base salary and annual cash incentive deferrals into the Future Fund and the Deferred Compensation Plan, up to a combined maximum of 5% of eligible compensation.

The investment crediting options for the Deferred Compensation Plan mirror those offered for the Future Fund. Each year, the amount of a participant’s deferred compensation account increases or decreases based on the appreciation and/or depreciation in the value of the investment crediting alternatives selected by the participant. There are no vesting requirements on deferred amounts or earnings on deferred amounts.

Executive officers and other highly-compensated Company employees are eligible to participate in the Deferred Stock Plan, in which they may elect to defer settlement of restricted stock units past the scheduled vesting date. Dividend equivalents are reinvested during the deferral period. Of the five named executive officers, Messrs. Ryan and Merlo have utilized the Deferred Stock Plan the most extensively, choosing to defer substantial portions of their equity-based compensation. In Mr. Ryan’s case, beginning in 1997 and continuing annually through 2006, he deferred settlement of 1,275,862 shares. Approximately 27,647 shares have been added through the dividend reinvestment program. The original value of his shares at the time of deferral was $25,907,625. The impact of the appreciation of the Company’s stock over the life of his deferrals plus the value of the dividend reinvestment program has grown that amount by $14,383,859, an increase of 56%, using the December 29, 2006 closing sales price of $30.91 per share of the Company’s common stock.

In Mr. Merlo’s case, beginning in 1998 and continuing annually through 2006, he originally deferred settlement of a total of 362,982. Approximately 7,977 shares have been added through the dividend reinvestment program. The original value of his shares at the time of deferral was $7,345,031. The impact of the appreciation of the Company’s stock over the life of his deferrals plus the value of the dividend reinvestment program has grown that amount by $4,121,323, an increase of 56%, using the December 29, 2006 closing sales price of $30.91 per share of the Company’s common stock.

Mr. Rickard has a deferred share balance of 48,123 shares with an original value of $1,335,656, which has increased by $151,812 due to the impact of Company stock appreciation and dividend reinvestment. Mr. Bodine has a deferred share balance of 210,580 shares with an original value of $4,244,852, which has increased by $2,264,169 due to the impact of the Company’s stock appreciation and dividend reinvestment. Mr. Sgarro has a deferred share balance of 195,444 shares with an original value of $3,877,731, which has increased by $2,163,450 through the impact of Company stock appreciation and dividend reinvestments.

Executive officers are not permitted to defer proceeds of stock option exercises.

Nonqualified Deferred Compensation Table – Fiscal Year 2006

Name and Principal Positions	Type	Executive Contribu- tions in Last FY ($)	Registrant Contribu- tions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions(2) ($)	Aggregate Balance at Last FYE ($)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	Cash(3)	1,839,117	153,415	803,324	3,396,524	5,946,778
	Stock(4)	4,103,062	0	5,629,744	16,425	40,291,484

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	Cash(3)	2,013,952	102,888	774,846	0	8,136,529
	Stock(4)	716,533	0	153,084	2,868	1,487,468

Larry J. Merlo Executive Vice President - Stores	Cash(3)	63,000	67,013	10,144	0	178,843
	Stock(4)	716,533	0	1,645,855	2,868	11,466,354

Chris W. Bodine Executive Vice President - Merchandising and Marketing	Cash(3)	228,150	101,410	176,902	0	1,499,494
	Stock(4)	716,533	0	904,273	2,868	6,509,021

Douglas A. Sgarro Executive Vice President - Strategy and Chief Legal Officer; President, CVS Realty Co.	Cash(3)	0	4,000	119,836	111,466	1,008,127
	Stock(4)	583,588	0	847,170	2,336	6,041,181

(1)	All of the earnings shown for the stock line are attributable to dividend equivalents and an increase in the price of the Company’s common stock.

(2)	For Mr. Ryan, cash distributions include $2,965,941 distribution from the 1996 Melville Rollover Plan, plus $430,583 distribution from the 2001 LTIP Replacement Plan. For Mr. Sgarro, cash distributions were from the 2001 annual incentive plan, plus company contributions. All amounts distributed from the Deferred Stock Plan for all executives represent cash dividend payments.

(3)	Amounts deferred under the CVS Deferred Compensation Plan.

(4)	Amounts deferred under the CVS Deferred Stock Plan.

Payments Under Termination Scenarios

The tables below show the amounts that would be received or forfeited by each executive officer under various termination scenarios, assuming (i) that the termination occurred on December 30, 2006 and (ii) that amounts that are payable in all events, such as the amounts in the Non-Qualified Deferred Compensation Table on page 46 and the amounts in the Pension Benefits Table on page 44, are not included in the tables below, nor is any amount for stock options that are vested and exercisable as of December 30, 2006.

Payments/(Forfeitures) Under Termination Scenarios

Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	Death ($)	Termination for Cause ($)	Voluntary Termination(1) ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary (2)	0	0	900,000	3,600,000	3,600,000
Bonus (2)	0	0	0	7,200,000	11,000,000

Immediate Vesting of Equity
Value of Options (3)	8,581,490	(8,581,490)	(8,581,490)	8,581,490	8,581,490
Value of Restricted Stock Units (4)	28,924,959	(28,924,959)	(28,924,959)	28,924,959	28,924,959
Value of LTIP Cycles (5)	3,600,000	(3,600,000)	(3,600,000)	3,600,000	3,600,000

Benefits & Other
Health Insurance	0	0	0	15,971	15,971
SERP (6)	1,310,438	(3,085,429)	(3,085,429)	3,085,429	3,085,429
Excise Tax Gross-Up (7)	0	0	0	0	13,841,501

Total	42,416,887	(44,191,878)	(43,291,878)	55,007,849	72,649,350

(1)	Not retirement eligible as of December 30, 2006. Amount shown reflects the Company’s option to continue 50% of salary for 18 months in consideration for compliance with a non-compete covenant.

(2)	In the event of a termination without cause prior to a change in control, cash severance payments of three times current base salary plus current bonus at target are paid; if a termination without cause occurs after a change in control, cash severance payments of three times current base salary plus the average of the last three years’ bonuses are paid.

(3)	Option value determined by multiplying the number of unvested outstanding shares as of December 30, 2006 by the difference between the exercise price and the closing price on December 29, 2006 ($30.91), the last trading day of our fiscal year. Generally, post-termination exercise provisions provide for exercise (i) in the case of termination due to death, during a one year period following the termination or the remainder of the exercise period, if less; (ii) in the case of constructive termination without cause prior to a change in control, during the severance period or the remainder of the option term, if less; or (iii) in the case of constructive termination without cause after a change in control, during the remainder of the option term. In cases of termination for cause or voluntary termination, generally there is no post-termination exercise window, except in the case of voluntary termination, options granted prior to December 31, 2005 may be exercised for a period of 90 days following termination.

(4)	Restricted stock unit value determined by multiplying the number of unvested restricted stock units as of December 30, 2006 by the closing price on December 29, 2006 ($30.91), the last trading day of our fiscal year. Includes special one-time 400,000 restricted stock unit retention award granted in August 2005.

(5)	Pro-rata payouts of outstanding cycles at target award levels (two-thirds of Cycle IV (2005-07) and one-third of Cycle V (2006-08)).

(6)	Upon death or constructive termination without cause, Mr. Ryan would immediately vest in any additional credited service he has earned in excess of 30 years under his retention agreement. The amounts shown represent the present value of the incremental annuity benefit attributable to the additional service earned pursuant to his retention agreement, based on the SERP plan benefit assumptions.

(7)	Additional assumptions for excise tax gross-up calculation: Marginal federal, Rhode Island state and FICA tax rates of 35%, 8% and 1.45%, respectively, and December 2006 short-, mid- and long-term AFR rates of 5.89%, 5.62%, and 5.81%, respectively. Stock options are assumed to be “rolled over” into acquirer options and are valued in accordance with Rev. Proc. 2003-68 and Q&A 24(c) of IRC Section 280G. This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation and reasonable compensation analyses.

Payments/(Forfeitures) Under Termination Scenarios (cont.)

David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer	Death ($)	Termination for Cause ($)	Voluntary Termination(1) ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)	Approved Early Retirement ($)
Severance Value
Base Salary (2)	0	0	543,750	1,450,000	2,175,000	0
Bonus (2)	0	0	0	1,812,500	2,718,750	0

Immed. Vesting of Equity
Value of Options (3)	1,860,682	(1,860,682)	(1,860,682)	1,860,682	1,860,682	1,860,682
Value of Restricted Stock Units (4)	2,240,511	(2,240,511)	(2,240,511)	2,240,511	2,240,511	2,240,511
Value of LTIP Cycles (5)	800,000	(800,000)	(800,000)	800,000	800,000	800,000

Benefits & Other
Health Insurance	0	0	0	10,647	15,971	0
SERP (6)	0	0	0	0	12,222,710	0
Settlement of Cash Retention Award	350,000	(350,000)	(350,000)	350,000	350,000	350,000
Excise Tax Gross-Up (7)	0	0	0	0	9,119,795	0

Total	5,251,193	(5,251,193)	(4,707,443)	8,524,340	31,503,419	5,251,193

(1)	Eligible for approved early retirement as of December 30, 2006. Amount shown reflects the Company’s option to continue 50% of salary for 18 months in consideration for compliance with a non-compete covenant.

(2)	In the event of a termination without cause prior to a change in control, cash severance payments of two times current base salary plus current bonus at target are paid; if a termination without cause occurs after a change in control, cash severance payments of three times current base salary plus current bonus at target are paid.

(3)	Option value determined by multiplying the number of unvested outstanding shares as of December 30, 2006 by the difference between the exercise price and the closing price on December 29, 2006 ($30.91), the last trading day of our fiscal year. Generally, post-termination exercise provisions provide for exercise (i) in the case of termination due to death, during a one year period following the termination or the remainder of the exercise period, if less; (ii) in the case of constructive termination without cause prior to a change in control, during the severance period or the remainder of the option term, if less; (iii) in the case of constructive termination without cause after a change in control, during the remainder of the option term; or (iv) in the case of termination due to approved early retirement, during a one year period following the later of the date the options are fully vested or termination of employment or for the remainder of the exercise period, if less. In cases of termination for cause or voluntary termination, generally there is no post-termination exercise window, except in the case of voluntary termination, options granted prior to December 31, 2005 may be exercised for a period of 90 days following termination.

(4)	Restricted stock unit value determined by multiplying the number of unvested restricted stock units as of December 30, 2006 by the closing price on December 29, 2006 ($30.91), the last trading day of our fiscal year.

(5)	Pro-rata payouts of outstanding cycles at target award levels (two-thirds of Cycle IV (2005-07) and one-third of Cycle V (2006-08)).

(6)	If an executive who has not completed 30 years of service is terminated following a change in control, he will be paid a benefit under the SERP based on an assumed 30 years of credited service with the Company. Unless he has elected an annuity benefit prior to the change in control, his termination benefit will be paid as a lump sum following the change in control. The amount shown for termination without cause post-change in control represents the lump sum value of the incremental benefit attributable to the additional credited service granted due to a change in control, based on the plan’s assumptions.

(7)	Additional assumptions for excise tax gross-up calculation: Marginal federal, Rhode Island state and FICA tax rates of 35%, 8% and 1.45%, respectively, and December 2006 short-, mid- and long-term AFR rates of 5.89%, 5.62%, and 5.81%, respectively. Stock options are assumed to be “rolled over” into acquirer options and are valued in accordance with Rev. Proc. 2003-68 and Q&A 24(c) of IRC Section 280G. This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation and reasonable compensation analyses.

Payments/(Forfeitures) Under Termination Scenarios (cont.)

Larry J. Merlo Executive Vice President - Stores	Death ($)	Termination for Cause ($)	Voluntary Termination(1) ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary (2)	0	0	487,500	1,300,000	1,950,000
Bonus (2)	0	0	0	1,625,000	2,437,500

Immed. Vesting of Equity
Value of Options (3)	1,880,851	(1,880,851)	(1,880,851)	1,880,851	1,880,851
Value of Restricted Stock Units (4)	2,304,836	(2,304,836)	(2,304,836)	2,304,836	2,304,836
Value of LTIP Cycles (5)	800,000	(800,000)	(800,000)	800,000	800,000

Benefits & Other
Health Insurance	0	0	0	15,864	23,795
SERP (6)	0	0	0	0	976,580
Excise Tax Gross-Up (7)	0	0	0	0	0

Total	4,985,687	(4,985,687)	(4,498,187)	7,926,551	10,373,562

(1)	Not retirement eligible as of December 30, 2006. Amount shown reflects the Company’s option to continue 50% of salary for 18 months in consideration for compliance with a non-compete covenant.

(2)	In the event of a termination without cause prior to a change in control, cash severance payments of two times current base salary plus current bonus at target are paid; if a termination without cause occurs after a change in control, cash severance payments of three times current base salary plus current bonus at target are paid.

(3)	Option value determined by multiplying the number of unvested outstanding shares as of December 30, 2006 by the difference between the exercise price and the closing price on December 29, 2006 ($30.91), the last trading day of our fiscal year. Generally, post-termination exercise provisions provide for exercise (i) in the case of termination due to death, during a one year period following the termination or the remainder of the exercise period, if less; (ii) in the case of constructive termination without cause prior to a change in control, during the severance period or the remainder of the option term, if less; or (iii) in the case of constructive termination without cause after a change in control, during the remainder of the option term. In cases of termination for cause or voluntary termination, generally there is no post-termination exercise window, except in the case of voluntary termination, options granted prior December 31, 2005 may be exercised for a period of 90 days following termination.

(4)	Restricted stock unit value determined by multiplying the number of unvested restricted stock units as of December 30, 2006 by the closing price on December 29, 2006 ($30.91), the last trading day of our fiscal year.

(5)	Pro-rata payouts of outstanding cycles at target award levels (two-thirds of Cycle IV (2005-07) and one-third of Cycle V (2006-08)).

(6)	If an executive who has not completed 30 years of service is terminated following a change in control, he will be paid a benefit under the SERP based on an assumed 30 years of credited service with the Company. Unless he has elected an annuity benefit prior to the change in control, his termination benefit will be paid as a lump sum following the change in control. The amount shown for termination without cause post-change in control represents the lump sum value of the incremental benefit attributable to the additional credited service granted due to a change in control, based on the plan’s assumptions.

(7)	Mr. Merlo’s change in control payments do not trigger the excise tax.

Payments/(Forfeitures) Under Termination Scenarios (cont.)

Chris W. Bodine Executive Vice President - Merchandising and Marketing	Death ($)	Termination for Cause ($)	Voluntary Termination(1) ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary (2)	0	0	487,500	1,300,000	1,950,000
Bonus (2)	0	0	0	1,625,000	2,437,500

Immed. Vesting of Equity
Value of Options (3)	1,880,851	(1,880,851)	(1,880,851)	1,880,851	1,880,851
Value of Restricted Stock Units (4)	2,819,425	(2,819,425)	(2,819,425)	2,819,425	2,819,425
Value of LTIP Cycles (5)	800,000	(800,000)	(800,000)	800,000	800,000

Benefits & Other
Health Insurance	0	0	0	15,864	23,795
SERP (6)	0	0	0	0	4,652,159
Excise Tax Gross-Up (7)	0	0	0	0	4,696,244

Total	5,500,276	(5,500,276)	(5,012,776)	8,441,140	19,259,974

(1)	Not retirement eligible as of December 30, 2006. Amount shown reflects the Company’s option to continue 50% of salary for 18 months in consideration for compliance with a non-compete covenant.

(2)	In the event of a termination without cause prior to a change in control, cash severance payments of two times current base salary plus current bonus at target are paid; if a termination without cause occurs after a change in control, cash severance payments of three times current base salary plus current bonus at target are paid

(3)	Option value determined by multiplying the number of unvested outstanding shares as of December 30, 2006 by the difference between the exercise price and the closing price on December 29, 2006 ($30.91), the last trading day of our fiscal year. Generally, post-termination exercise provisions provide for exercise (i) in the case of termination due to death, during a one year period following the termination or the remainder of the exercise period, if less; (ii) in the case of constructive termination without cause prior to a change in control, during the severance period or the remainder of the option term, if less; or (iii) in the case of constructive termination without cause after a change in control, during the remainder of the option term. In cases of termination for cause or voluntary termination, generally there is no post-termination exercise window, except in the case of voluntary termination, options granted prior to December 31, 2005 may be exercised for a period of 90 days following termination.

(4)	Restricted stock unit value determined by multiplying the number of unvested restricted stock units as of December 30, 2006 by the closing price on December 29, 2006 ($30.91), the last trading day of our fiscal year.

(5)	Pro-rata payouts of outstanding cycles at target award levels (two-thirds of Cycle IV (2005-07) and one-third of Cycle V (2006-08)).

(6)	If an executive who has not completed 30 years of service is terminated following a change in control, he will be paid a benefit under the SERP based on an assumed 30 years of credited service with the Company. Unless he has elected an annuity benefit prior to the change in control, his termination benefit will be paid as a lump sum following the change in control. The amount shown for termination without cause post-change in control represents the lump sum value of the incremental benefit attributable to the additional credited service granted due to a change in control, based on the plan’s assumptions.

(7)	Additional assumptions for excise tax gross-up calculation: Marginal federal, Rhode Island state and FICA tax rates of 35%, 8% and 1.45%, respectively, and December 2006 short-, mid- and long-term AFR rates of 5.89%, 5.62%, and 5.81%, respectively. Stock options are assumed to be “rolled over” into acquirer options and are valued in accordance with Rev. Proc. 2003-68 and Q&A 24(c) of IRC Section 280G. This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, and reasonable compensation analyses.

Payments/(Forfeitures) Under Termination Scenarios (cont.)

Douglas A. Sgarro Executive Vice President - Strategy and Chief Legal Officer; President, CVS Realty Co.	Death ($)	Termination for Cause ($)	Voluntary Termination(1) ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary (2)	0	0	393,750	1,050,000	1,575,000
Bonus (2)	0	0	0	1,155,000	1,732,500

Immed. Vesting of Equity
Value of Options (3)	1,394,119	(1,394,119)	(1,394,119)	1,394,119	1,394,119
Value of Restricted Stock Units (4)	2,080,769	(2,080,769)	(2,080,769)	2,080,769	2,080,769
Value of LTIP Cycles (5)	766,667	(766,667)	(766,667)	766,667	766,667

Benefits & Other
Health Insurance	0	0	0	16,429	24,643
SERP (6)	0	0	0	0	6,362,902
Excise Tax Gross-Up (7)	0	0	0	0	5,531,543

Total	4,241,555	(4,241,555)	(3,847,805)	6,462,984	19,468,143

(1)	Not retirement eligible as of December 30, 2006. Amount shown reflects the Company’s option to continue 50% of salary for 18 months in consideration for compliance with a non-compete covenant.

(2)	In the event of a termination without cause prior to a change in control, cash severance payments of two times current base salary plus current bonus at target are paid; if a termination without cause occurs after a change in control, cash severance payments of three times current base salary plus current bonus at target are paid.

(3)	Option value determined by multiplying the number of unvested outstanding shares as of December 30, 2006 by the difference between the exercise price and the closing price on December 29, 2006 ($30.91), the last trading day of our fiscal year. Generally, post-termination exercise provisions provide for exercise (i) in the case of termination due to death, during a one year period following the termination or the remainder of the exercise period, if less; (ii) in the case of constructive termination without cause prior to a change in control, during the severance period or the remainder of the option term, if less; or (iii) in the case of constructive termination without cause after a change in control, during the remainder of the option term. In cases of termination for cause or voluntary termination, generally there is no post-termination exercise window, except in the case of voluntary termination, options granted prior to December 31, 2005 may be exercised for a period of 90 days following termination.

(4)	Restricted stock unit value determined by multiplying the number of unvested restricted stock units as of December 30, 2006 by the closing price on December 29, 2006 ($30.91), the last trading day of our fiscal year.

(5)	Pro-rata payouts of outstanding cycles at target award levels (two-thirds of Cycle IV (2005-07) and one-third of Cycle V (2006-08)).

(6)	If an executive who has not completed 30 years of service is terminated following a change in control, he will be paid a benefit under the SERP based on an assumed 30 years of credited service with the Company. Unless he has elected an annuity benefit prior to the change in control, his termination benefit will be paid as a lump sum following the change in control. The amount shown for termination without cause post-change in control represents the lump sum value of the incremental benefit attributable to the additional credited service granted due to a change in control, based on the plan’s assumptions.

(7)	Additional assumptions for excise tax gross-up calculation: Marginal federal, Rhode Island state and FICA tax rates of 35%, 8% and 1.45%, respectively, and December 2006 short-, mid- and long-term AFR rates of 5.89%, 5.62%, and 5.81%, respectively. Stock options are assumed to be “rolled over” into acquirer options and are valued in accordance with Rev. Proc. 2003-68 and Q&A 24(c) of IRC Section 280G. This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, and reasonable compensation analyses.

ITEM 1:  ELECTION OF DIRECTORS

Our Board of Directors has nominated 14 directors for election at the annual meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified.

Each director is elected by a majority of the votes cast with respect to that director’s election (at a meeting for the election of directors at which a quorum is present) by the holders of shares of common stock and ESOP preference stock present in person or by proxy at the meeting and entitled to vote, voting as a single class. Abstentions and broker non-votes are not counted as votes cast with respect to the election of directors.

In accordance with the Company’s by-laws, each nominee has submitted an irrevocable resignation, which resignation becomes effective upon (i) that person not receiving a majority of the votes cast in an election that is not a contested election, and (ii) acceptance by the Board of Directors of that resignation in accordance with the policies and procedures adopted by the Board of Directors for that purpose. The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will no later than at its first regularly scheduled meeting following certification of the stockholder vote, determine whether to accept the resignation of the unsuccessful incumbent. Absent a determination by the Board of Directors that a compelling reason exists for concluding that it is in the best interests of the corporation for an unsuccessful incumbent to remain as a director, the Board of Directors will accept that person’s resignation.

Biographies of our Board Nominees

Edwin M. Banks	Director since March 2007	Age 44

Mr. Banks is the founder of Washington Corner Capital Management, L.L.C. From 1988 through 2006, Mr. Banks served as Senior Portfolio Manager for W. R. Huff Asset Management Company, an investment management firm. He is also a director of Virgin Media (formerly NTL, Incorporated), a communications services company, and CKX, Inc., an entertainment management company. Mr. Banks previously served on the board of Caremark Rx, Inc. from May 2000 until the closing of the CVS/Caremark merger, when he became a director of CVS/Caremark.

C. David Brown II	Director since March 2007	Age 55

Mr. Brown has been Chairman of Broad and Cassel, a Florida law firm, since March 2000. From 1989 until March 2000, he was Managing Partner of the Orlando office of the firm. He is also a director of Rayonier, Inc., a real estate development, timberland management and cellulose production company, and is a member of the University of Florida Board of Trustees. Mr. Brown previously served on the board of Caremark Rx, Inc. from March 2001 until the closing of the CVS/Caremark merger, when he became a director of CVS/Caremark.

Edwin M. Crawford	Director since March 2007	Age 58

Mr. Crawford has been Chairman of the CVS/Caremark Board of Directors since the closing of the CVS/Caremark merger in March 2007. He previously served as Chief Executive Officer and as a director of Caremark Rx, Inc. from March 1998, and Chairman of the Board of Caremark from December 1998, each until the closing of the CVS/Caremark merger. He also served as President of Caremark from March 1998 until May 2000, and, effective March 24, 2004, he reassumed the role of President and became Chairman, President and Chief Executive Officer of Caremark.

David W. Dorman	Director since March 2006	Age 53

Mr. Dorman is a Senior Advisor and Partner with Warburg Pincus LLC, a private equity firm. From November 2005 until January 2006, Mr. Dorman served as President and a director of AT&T Inc. (formerly known as SBC Communications). From November 2002 until November 2005, Mr. Dorman was Chairman of the Board and

Chief Executive Officer of AT&T Corporation. From 2000 to 2002, he was President of AT&T Corporation. Mr. Dorman is also a director of Motorola, Inc. and Yum! Brands, Inc.

Kristen E. Gibney Williams	Director since March 2007	Age 58

Ms. Gibney Williams is a former executive of the Prescription Benefits Management Division of Caremark International Inc. Ms. Gibney Williams joined Baxter Healthcare in 1975 and served in various managerial positions with the Parenteral Products Division. In 1986, she founded the prescription benefit management business at Baxter where she served as General Manager. Ms. Gibney Williams served in the capacity of President of the Prescription Benefits Management Division of Caremark International Inc. until June 1993 and as Corporate Vice President of the Prescription Benefits Management Division of Caremark International Inc. from June 1993 to January 1997, when she retired. Caremark Rx, Inc. acquired Caremark International Inc. in September 1996. Ms. Gibney Williams previously served on the board of Caremark Rx, Inc. from February 1999 until the closing of the CVS/Caremark merger, when she became a director of CVS/Caremark.

Roger L. Headrick	Director since March 2007	Age 70

Mr. Headrick is Managing General Partner of HMCH Ventures, a private venture capital investment partnership. Since June 1989, Mr. Headrick also has been President and Chief Executive Officer of ProtaTek International, Inc., a private bioprocess and biotechnology company that develops and manufactures animal vaccines. He was President and Chief Executive Officer of the privately-held Minnesota Vikings Football Club from January 1991 until August 1998. Mr. Headrick also serves as a director of Chemtura Corporation, a polymer and specialty products manufacturer, chairman of the board of Rahr Malting Company, a privately-held brewing supply company, and a board member of Celmed Biosciences Inc., a privately-held biotech company based in Canada. Mr. Headrick previously served on the board of Caremark Rx, Inc. from September 1996, and also was lead director of Caremark from February 2004, each until the closing of the CVS/Caremark merger, when he became a director of CVS/Caremark.

Marian L. Heard	Director since September 1999	Age 66

Ms. Heard has been President and Chief Executive Officer of Oxen Hill Partners, specialists in leadership development programs, since August 2004. From February 1992 until July 2004, Ms. Heard was President and Chief Executive Officer of the United Way of Massachusetts Bay and Chief Executive Officer of United Ways of New England, each a social service agency. Ms. Heard is a director of Sovereign Bancorp and BioSphere Medical, Inc., both public companies, and is also a director of Blue Cross & Blue Shield of Massachusetts and Liberty Mutual Group, both non-public companies.

William H. Joyce	Director since April 1994	Age 71

Dr. Joyce has been Chairman of the Board and Chief Executive Officer of Nalco Company, a leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications, from November 2003 to the present. From May 2001 to October 2003, Dr. Joyce was Chairman and Chief Executive Officer of Hercules, Incorporated, a global manufacturer of chemical specialties. From January 1996 to February 2001, he was Chairman of the Board and Chief Executive Officer of Union Carbide Corporation. Dr. Joyce is currently a director of Nalco and El Paso Corporation.

Jean-Pierre Millon	Director since March 2007	Age 56

Mr. Millon is the former President and Chief Executive Officer of PCS Health Systems, Inc. (“PCS”). Mr. Millon joined PCS in 1995, where he served as President and Chief Executive Officer from June 1996 to September 2000. Prior to joining PCS, Mr. Millon served as an executive and held several leadership positions with Eli Lilly and Company, the former parent company of PCS. He also serves as a director of Cypress Biosciences, Inc., a biotechnology company, and HAPC, Inc., a special purpose acquisition company. He is also a director of the following privately held companies: Prometheus Laboratories, Inc., a specialty pharmaceutical company; Medical Present Value Inc., a medical services company; and is chairman of the board of Protemix Corporation, a biotechnology company. Mr. Millon previously served on the board of Caremark Rx, Inc. from March 2004 and as a director of AdvancePCS beginning in October 2000. He became a director of CVS/Caremark upon the closing of the CVS/Caremark merger.

Terrence Murray	Director since October 1996	Age 67

Mr. Murray is the retired former Chairman of FleetBoston Financial Corporation and its predecessors (“FleetBoston”), a financial services institution. Mr. Murray served as Chief Executive Officer of FleetBoston from May 1982 to December 2001. Mr. Murray is currently a director of A.T. Cross Company and ChoicePoint, Inc.

C.A. Lance Piccolo	Director since March 2007	Age 66

Mr. Piccolo has been Chief Executive Officer of HealthPic Consultants, Inc., a private consulting company, since September 1996. From August 1992 until September 1996, he was Chairman of the Board and Chief Executive Officer of Caremark International Inc. Mr. Piccolo also serves as a director of Chemtura Corporation, a polymer and specialty products manufacturer, and a director of NovaMed, Inc., an eye care services company. Mr. Piccolo previously served as vice chairman of the board of Caremark Rx, Inc. from September 1996 until the closing of the CVS/Caremark merger, when he became a director of CVS/Caremark.

Sheli Z. Rosenberg	Director since May 1997	Age 65

Ms. Rosenberg has been an Adjunct Professor at Northwestern University’s J. L. Kellogg Graduate School of Business since 2003, and is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C., a privately held real estate investment firm. Ms. Rosenberg was Vice Chairman of Equity Group Investments from January 2000 to October 2002, and from 1994 to January 2000, she served as President, Chief Executive Officer and a director of Equity Group Investments. Ms. Rosenberg is currently a director of Avis Budget Group, Inc. (successor to Cendant Corporation), Equity Lifestyle Properties, Inc. and Ventas, Inc. and a trustee of Equity Residential Properties Trust.

Thomas M. Ryan	Director since July 1996	Age 54

Mr. Ryan has been President and Chief Executive Officer of CVS/Caremark Corporation since May 1998 and was Chairman of CVS Corporation from April 1999 until the closing of the CVS/Caremark merger on March 22, 2007; he has also been President and Chief Executive Officer of CVS Pharmacy, Inc. since 1994. Mr. Ryan is a director of Bank of America Corporation and Yum! Brands, Inc.

Richard J. Swift	Director since September 2006	Age 62

Mr. Swift is the former Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., an international engineering and construction firm, having served in those positions from April 1994 until his retirement in October 2001. Since January 2002, Mr. Swift has served as a member of the Financial Accounting Standards Advisory Council, and served as its Chairman until December 2006. Mr. Swift is also a director of the Public Service Enterprise Group, Ingersoll-Rand Company, Ltd., Kaman Corporation and Hubbell Incorporated.

The Board of Directors recommends a vote FOR the election of all nominees.

ITEM 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 29, 2007, and recommended to our full Board of Directors that it approve that appointment. We are submitting the appointment by the Committee to you for your ratification. KPMG audited the Company’s financial statements for the fiscal year ended December 30, 2006. The following summarizes the fees paid to KPMG for services rendered during fiscal 2006 and 2005.

Audit Fees

The aggregate fees billed for services rendered by KPMG for the audit of our financial statements and the audit of our internal controls over financial reporting for the 2006 fiscal year, the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings for the 2006 fiscal year were approximately $2,811,000, compared to $2,045,000 for the 2005 fiscal year.

Audit-Related Fees

The aggregate fees billed for services rendered by KPMG for audit and other services that are typically performed by auditors, including audits of our employee benefit plans and our charitable foundations, procedures performed and reported on under Statements on Auditing Standards, acquisition assistance and due diligence, and professional services to assist management in planning, organizing and reviewing certain items that will be required to fulfill management’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002, were $246,000 in 2006, compared to approximately $484,000 in 2005.

Tax Fees

The aggregate fees billed for services rendered by KPMG for tax compliance were approximately $76,000 in 2006, compared to $117,000 in 2005.

All Other Fees

KPMG did not render any services to CVS during the 2006 or 2005 fiscal years other than those services described above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Fee Approval Policy

All audit-related services, tax services and other services were pre-approved by the Audit Committee. The Audit Committee has considered whether KPMG’s provision of services is compatible with maintaining KPMG’s independence. The Audit Committee’s audit fee approval policy provides for pre-approval of audit, audit-related and tax services that are specifically described on an annual basis by the Committee and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Representatives of KPMG will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of KPMG LLP, the Board of Directors will reconsider its appointment.

The Board of Directors recommends a vote FOR this proposal.

ITEM 3:  APPROVAL OF THE 2007 EMPLOYEE STOCK PURCHASE PLAN

In 1999, the Company’s stockholders approved an employee stock purchase plan under which 14.8 million shares of its common stock were authorized for sale to participating employees. Offerings have been made every 6 months on approximately January 1 and July 1 of each year, and the Company believes this program plays an important role in encouraging stock ownership by employees and thereby providing an incentive for employees to contribute to the Company’s continued profitability and success.

As of March 30, 2007 there are approximately 1,772,548 shares available for future offerings (including the offering period that is presently open), which is not sufficient for the program to continue beyond 2007. In order to continue this valuable program, on March 7, 2007, the Board of Directors adopted the 2007 Employee Stock Purchase Plan (the “2007 ESPP”), subject to approval by our stockholders. The 2007 ESPP will provide a means for our employees to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of CVS common stock. All employees participating in the 2007 ESPP will have equal rights and privileges. Under the 2007 ESPP, eligible participants will be able to purchase shares at a price not less than the lesser of 85% of the fair market value of CVS/Caremark common stock at the beginning of an offering period or 85% of the fair market value of CVS/Caremark common stock at the end of the offering period. The Board believes the 2007 ESPP offers a convenient means for such employees who might not otherwise own CVS/Caremark common stock to purchase and hold common stock, and that the discounted sale feature of the 2007 ESPP provide a meaningful inducement to participate. The Board believes that employees’ continuing economic interest, as stockholders, in the performance and success of CVS will enhance the entrepreneurial spirit of the Company, which can greatly contribute to its long-term growth and profitability. The 2007 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Summary of the 2007 ESPP

The 2007 ESPP is set forth in full as Exhibit D to this proxy statement. The following description of the material features of the 2007 ESPP is qualified in its entirety by reference to Exhibit D.

The maximum number of shares that may be purchased under the 2007 ESPP is 15 million shares, subject to appropriate adjustment in the case of any stock split or reverse stock split, stock dividend, combination, reclassification, or other extraordinary corporate event affecting CVS/Caremark common stock. Shares delivered under the 2007 ESPP will be either authorized but unissued shares or shares acquired by the Company in the open market.

The 2007 ESPP will be administered by a committee appointed by the Board of Directors, except to the extent the Board elects to administer the 2007 ESPP. The Board or such committee will have authority to interpret the 2007 ESPP, construe terms, adopt rules and regulations, prescribe forms, and make all determinations under the 2007 ESPP.

Any employee of the Company or any designated subsidiary will be eligible to participate in the 2007 ESPP upon completing six months of service, excluding any employee who owns five percent or more of the total combined voting power or value of all outstanding shares of all classes of securities of CVS/Caremark or any subsidiary. Approximately 152,000 Company employees currently would be eligible to participate in the 2007 ESPP.

An eligible employee may enroll for an offering period by filing an enrollment form with the Company before the commencement of the offering period. After initial enrollment in the 2007 ESPP, the employee will be automatically re-enrolled in the 2007 ESPP for subsequent offering periods unless he or she files a notice of withdrawal before such offering period begins, terminates employment, or otherwise becomes ineligible to participate.

Upon enrollment in the 2007 ESPP, the employee must elect a rate at which he or she will make payroll contributions for the purchase of CVS/Caremark common stock. An employee may elect to make contributions in an amount not less than 1% nor more than 15% of such employee’s compensation, as defined in the 2007 ESPP, although an employee’s contributions will be adjusted downward to the extent necessary to ensure that he or she will not purchase during any calendar year CVS/Caremark common stock that has a fair market value in excess of $25,000. The fair market value is determined as of the first day of each offering period and prior to applying the 15% discount. All employee contributions will be made by means of direct payroll deduction. The contribution rate elected by a participant will continue in effect until modified by the participant, except that an employee may not increase his or her previously elected contribution rate during an offering period and, unless otherwise authorized by the Committee, may elect to decrease his or her previously elected contribution rate no more than once during a given offering period. No additional contributions are permitted by a participant during a given offering period if his or her contribution rate is reduced to zero.

The contributions of an employee will be credited to an account maintained on behalf of such employee. The 2007 ESPP provides that each “offering period” means the approximately six-month period commencing on the first trading day after January 1 and July 1 each year and terminating on the last trading day in the following June and December. The committee may change the beginning date, ending date, and duration of offering periods on a prospective basis, provided that offering periods will in all cases comply with applicable limitations under Section 423 of the Code.

As described above, the Company will sell shares directly to the custodian for employees’ accounts at a price not less than the lesser of 85% of the fair market value of CVS/Caremark common stock at the beginning of the offering period or 85% of the fair market value of CVS/Caremark common stock at the end of the offering period. Shares purchased under the 2007 ESPP will be credited to the accounts maintained by the custodian for each participant based upon the cost of all shares purchased. The custodian will initially be The Bank of New York. No interest will be credited on payroll contributions pending investment in CVS/Caremark common stock. Dividends paid on CVS/Caremark common stock credited to participants’ accounts will be automatically reinvested in additional shares by the custodian, either through purchases in the market or directly from the Company (no discounts will apply to such dividend reinvestment purchases).

Participants will have the exclusive right to vote or direct the voting of shares credited to their accounts, but are not permitted to withdraw, transfer, or sell their shares during the first two years after the first day of an offering period during which the shares were acquired except in the case of a personal hardship or the death of a Participant. Participants’ rights under the 2007 ESPP are nontransferable except pursuant to the laws of descent and distribution.

A participant’s enrollment in the 2007 ESPP may be terminated at any time, effective for payroll periods or offering periods beginning after the filing of a notice of termination of enrollment. Enrollment will also terminate upon termination of a participant’s employment by the Company and its subsidiaries. The custodian will continue to hold CVS/Caremark common stock for the account of such a participant until the participant sells or withdraws the common stock. No refunds from a participant’s cash account are permitted except upon termination of enrollment due to termination of employment.

The Company will pay costs and expenses incurred in the administration of the 2007 ESPP and maintenance of accounts, and will pay brokerage fees and commissions for purchases. The Company will not pay brokerage fees and expenses relating to sales by participants, and participants may be charged reasonable fees by the custodian for withdrawals of share certificates and other specified services. The custodian will be responsible for furnishing account statements to participants.

The Board of Directors may amend, alter, suspend, discontinue, or terminate the 2007 ESPP without further stockholder approval, except stockholder approval must be obtained within one year after the effectiveness of such action if required by law or regulation or under the rules of the securities exchange on which CVS/Caremark common stock is then quoted or listed, or if such stockholder approval is necessary in order for the 2007 ESPP to continue to meet the requirements of Section 423 of the Code. Thus, stockholder approval will not necessarily be required for amendments that might increase the cost of the plan or broaden eligibility. The 2007 ESPP will continue until terminated by action if the Board, although as noted above the number of shares authorized under the 2007 ESPP is limited.

On March 29, 2007, the last reported sale price of CVS/Caremark common stock on the New York Stock Exchange was $34.16 per share.

Federal Income Tax Consequences

Rights to purchase shares under the 2007 ESPP are intended to constitute “options” issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code. The Company believes that under present law the following Federal income tax consequences would generally result under the 2007 ESPP:

(1) No taxable income results to the participant upon the grant of a right to purchase or upon the purchase of shares for his or her account under the 2007 ESPP (although the amount of a participant’s payroll contributions under the 2007 ESPP will be taxable as ordinary income to the participant).

(2) If the participant disposes of shares within two years after the first day of an offering period with respect to which he or she purchased the shares or within one year after the purchase date, then at that time the participant will recognize ordinary income in an amount equal to the fair market value of the shares on the date of purchase minus the amount of the participant’s payroll deductions used to purchase the shares. The participant will be considered to have disposed of a share if the participant sells, exchanges, makes a gift or transfers (except by death) legal title to the share.

(3) If the participant disposes of shares more than two years after the first day of an offering period with respect to which he or she purchased the shares and more than one year after the purchase date, then at the time the participant disposes of the shares he or she will recognize ordinary income in an amount equal to the lesser of (i) the fair market value of the shares on the first day of the offering period minus the amount of the participant’s payroll deductions used to purchase the shares, and (ii) the fair market value of the shares on the date of disposition minus the amount of the participant’s payroll deductions used to purchase the shares.

(4) In addition, the participant will recognize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of CVS/Caremark common stock and the participant’s basis in the common stock i.e., the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described in (2) and (3) above).

(5) If the statutory holding periods described in (2) and (3) above are satisfied, the Company will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of CVS/Caremark common stock applicable to such participant. If such statutory holding periods are not satisfied, the Company generally should be entitled to a tax deduction in an amount equal to the amount taxed to the participant as ordinary income.

(6) Dividends, if any, on shares purchased pursuant to the 2007 ESPP will be taxable as dividend income in the year paid.

The foregoing provides only a general description of the application of Federal income tax laws to the 2007 ESPP. The summary does not address the effects of other Federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, participants are encouraged to consult a tax advisor as to their individual circumstances.

The Board of Directors recommends a vote FOR approval of the 2007 ESPP.

ITEM 4:  APPROVAL OF THE 2007 INCENTIVE PLAN

We currently make all cash and stock awards that are performance-based and intended to qualify for tax deduction under Internal Revenue Code Section 162(m) (“IRC 162(m)”) under our 1997 Incentive Compensation Plan (the “1997 ICP”). Since the 1997 ICP does not expire until 2011 but the Section 162(m) rules require the CVS/Caremark stockholders to approve every five years the performance criteria that we may use, we have decided to create a separate plan under which our annual and long-term cash-denominated performance awards can be made. Accordingly, on March 7, 2007 the Board of Directors adopted the 2007 Incentive Plan, subject to approval by our stockholders. If the 2007 Incentive Plan is approved, the existing provisions of the 1997 ICP that permit cash annual incentive and long-term incentive awards will no longer be applicable under that plan for awards made in 2008 and thereafter although it will be permissible to award under the 1997 ICP performance-based stock awards such as stock options, restricted stock and deferred stock and restricted stock units. No awards will be granted under the 2007 Incentive Plan until 2008. For information about similar awards under the 1997 ICP see “Executive Compensation and Related Items” beginning on page 15.

The following is a brief description of the material features of the 2007 Incentive Plan. The full text of the 2007 Incentive Plan is set forth in Exhibit E to this Proxy Statement. The description set forth below is qualified in its entirety by reference to Exhibit E.

Types of Awards. The terms of the 2007 Incentive Plan provide for grants of annual incentive and long-term performance awards that may be settled in cash or other property (“Awards”).

Annual Per-Person Limitations. The 2007 Incentive Plan imposes individual limitations on Awards in order to comply with Code Section 162(m). Under these limitations, the maximum cash amount that may be earned as an annual incentive award in respect of any fiscal year by any one participant is $10 million, and the maximum cash amount that may be earned as a final performance award or other cash Award in respect of a performance period longer than an annual period by any one participant on an annualized basis is $5 million.

Eligibility. Executive officers and other officers and employees of the Company or any subsidiary are eligible to be granted Awards under the 2007 Incentive Plan. It is anticipated that approximately 2,000 persons will be eligible to receive Awards under the Incentive Plan.

Administration. The Incentive Plan is administered by the Management Planning and Development Committee of the Board of Directors (the “Committee”). Subject to the terms and conditions of the Incentive Plan, the Committee is authorized to select participants, determine the dollar amounts to which Awards will relate, set performance and other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 2007 Incentive Plan and make all other determinations that may be necessary or advisable for the administration of the 2007 Incentive Plan. The 2007 Incentive Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith.

Performance Awards, Including Annual Incentive Awards. The right of a participant to receive a grant of an Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Incentive Plan authorizes specific annual incentive awards, which represent a conditional right to receive cash or other property achievement of pre-established performance goals during a specified one-year period. Annual incentive awards granted to persons the Committee expects will, for the year in which a deduction arises, be among the Chief Executive Officer and four other most highly compensated executive officers, will, if so intended by the Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by the Company under IRC 162(m).

The performance goals to be achieved as a condition of payment or settlement of a performance award or annual incentive award will consist of (i) one or more business criteria and (ii) targeted level(s) of performance with respect to each business criterion. In the case of performance awards intended to meet the requirements of IRC 162(m), the business criteria used must be one of those specified in the 2007 Incentive Plan, although for other participants the Committee may specify any other criteria. The business criteria specified in the 2007 Incentive Plan are (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, or return on equity; (6) economic value added; (7) operating margin; (8) the Common Knowledge Retail Customer Service (or similar successor system) score; (9) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or operating earnings; (10) total stockholder return; or (11) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, Standard & Poor’s 500 Stock Index or a group of comparable companies.

In granting annual incentive or performance awards, the Committee may establish unfunded award “pools”, the amounts of which will be based upon the achievement of a performance goal or goals using one or more of the business criteria described in the preceding paragraph. During the first 90 days of a fiscal year or other performance period (or such other period as permitted under IRC 162(m)), the Committee will determine who will potentially receive annual incentive or performance awards for that fiscal year or other performance period, either out of the pool or otherwise. After the end of each fiscal year or other performance period, the Committee will determine the amount, if any, of the pool, the maximum amount of potential annual incentive or performance awards payable to each participant in the pool, and the amount of any potential annual incentive or performance award otherwise payable to a participant. The Committee may, in its discretion, determine that the amount payable as a final annual incentive or performance award will be increased or reduced from the amount of any potential Award, but may not exercise discretion to increase any such amount intended to qualify under IRC 162(m).

Subject to the requirements of the 2007 Incentive Plan, the Committee will determine other performance award and annual incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement.

Other Terms of Awards. Awards may be settled in the form of cash, Company stock, or other property, in the discretion of the Committee. Any shares of Company stock issued in settlement of an Award will be issued pursuant to the Company’s 1997 ICP. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares, or other property in trust or make other arrangements to provide for payment of the Company’s obligations under the 2007 Incentive Plan. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld (or previously acquired shares or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2007 Incentive Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes.

Awards under the 2007 Incentive Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.

Unless the Award agreement specifies otherwise, the Committee may cancel or rescind Awards if the participant fails to comply with certain non-competition, confidentiality, intellectual property or other covenants. For instance, Awards may be canceled or rescinded if the participant engages in competitive activity while employed with the Company or within a specified period following termination of employment.

Acceleration of Vesting. The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a “change in control” of the Company except to the extent otherwise determined by the Committee at the date of grant. In addition, the Committee may provide that performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change in control.

Amendment and Termination of the 2007 Incentive Plan. The Board may amend, alter, suspend, discontinue, or terminate the 2007 Incentive Plan or the Committee’s authority to grant Awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the shares are then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Thus, stockholder approval will not necessarily be required for amendments that might increase the cost of the Incentive Plan. Unless earlier terminated by the Board or extended by the stockholders, the 2007 Incentive Plan will have a term that expires on May 8, 2012, after which no further Awards may be made, provided, however, that the provisions of the 2007 Incentive Plan shall continue to apply to Awards made prior to such date.

Federal Income Tax Implications of the Incentive Plan. The following is a brief description of the Federal income tax consequences generally arising with respect to Awards under the 2007 Incentive Plan.

With respect to Awards granted under the 2007 Incentive Plan that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Internal Revenue Code Section 280G and, to such extent, will be non-deductible by the Company and subject to a 20% excise tax by the participant.

The foregoing summary of the Federal income tax consequences in respect of the 2007 Incentive Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state and local tax laws.

*                                                             *                                                             *

The Board of Directors recommends a vote FOR approval of the 2007 Incentive Plan.

The following table summarizes information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 30, 2006.

Shares in thousands	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders (1)	41,617	$21.35	17,985
Equity compensation plans not approved by stockholders	—	—	—
Total	41,617	$21.35	17,985

(1)	The number of shares available for delivery under the 1997 ICP is subject to adjustment by 9.4% of the number of shares of common stock issued or delivered by the Company during the term of the Plan (excluding any issuance or delivery in connection with awards, or any other compensation or benefit plan of the Company).

ITEM 5:  STOCKHOLDER PROPOSAL REGARDING LIMITS ON CEO COMPENSATION

On or about October 15, 2006, the Company received the following proposal from Mr. Barrie Shore, 634 Cedar Avenue, East Greenwich, RI 02818, beneficial owner of 4,000 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Barrie Shore Proposal”) in this proxy statement as they were submitted to us:

“RESOLVED:

Whereas a total remuneration of $15,000,000 annually appears a reasonable inducement for any chief executive officer to do his best job for the company, the following is proposed:

That the Company’s chief executive officer should receive annually, for all combined compensation, no more than $15,000,000 (Fifteen Million Dollars). Such compensation is to include, but not be limited to, salary, bonus, restricted stock awards, securities underlying options, LTIP payouts, and all other compensation. For purposes of valuing options, it is to be assumed that annually the market value of the common stock will rise 5%, with corresponding annual increases.”

Statement of The Board Recommending a Vote AGAINST the Barrie Shore Proposal

The Company’s Board of Directors unanimously recommends that you vote against the Barrie Shore Proposal because it is unnecessary and it is not in the best interests of the Company or its stockholders.

The Management Planning and Development Committee (the “Committee”) of the Company’s Board of Directors, comprised entirely of directors meeting the independence requirements of the New York Stock Exchange, oversees our executive compensation program and reviews and approves all compensation arrangements with our senior executive officers. With respect to the compensation of our CEO, the Committee also consults with the other independent directors.

Our executive compensation policies and programs are designed so that highly talented senior executives can be attracted, retained and motivated to consistently improve the Company’s performance. The Committee has sought to create an integrated total compensation program structured to balance appropriately the Company’s short- and long-term business and financial strategic goals. As discussed more fully in the Compensation Discussion and Analysis beginning on page 15 of this proxy statement, the Committee believes that a significant portion of our executive compensation program, including bonus, long-term incentive plan and stock option compensation, is performance-based and effectively aligns executive incentives with the long-term interests of the Company’s stockholders.

The Committee takes steps to ensure that the Company’s executive compensation program is not excessive. The Committee engages an independent compensation consulting firm to analyze market data and best practices for the key management group. The management group’s salaries and other compensation awards are compared to a core peer group, as well as industry standards, in order to recommend compensation programs and policies that reflect and enhance the Company’s high-growth strategy. The compensation program as a whole is competitive with other companies in our peer group, which is necessary in order for the Company to attract and retain executives.

The Barrie Shore Proposal requests that our Board of Directors limit the annual compensation of our chief executive officer to no more than $15,000,000 (including, but not limited to, salary, bonus, restricted stock awards, securities underlying options, LTIP payouts and all other compensation). The duration of the $15 million limit is not specified, and no provision is made for increases in the limit over time. We do not believe that establishing a cap at an arbitrary dollar amount for an indefinite time period serves the best interests of the Company or its stockholders. This proposal seeks to place a perpetual limit on compensation that would restrict the flexibility of the Committee in establishing compensation levels and programs and in responding to market and industry trends, developments and opportunities. In order to effectively attract and retain executive officers of the highest caliber, the Committee must have the flexibility and ability to design appropriate compensation programs and respond to market trends, while adhering to sound practices, but without being fettered by arbitrary limits. Placing arbitrary and perpetual limits on executive compensation could impair the Company’s ability to act promptly to fill key management positions, thereby placing us at a significant competitive disadvantage compared to other major companies.

The Board of Directors recommends a vote AGAINST the Barrie Shore Proposal.

ITEM 6:  STOCKHOLDER PROPOSAL REGARDING SEPARATION OF THE ROLES OF CEO AND CHAIRMAN

On or about November 10, 2006, the Company received the following proposal from William Steiner, 112 Abbottsford Gate, Piermont, New York 10968 (“Steiner”), beneficial owner of 8,800 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Steiner Proposal”) in this proxy statement as they were submitted to us:

“Separate the Roles of CEO and Chairman

RESOLVED: Shareholders request that our Board establish a rule (firmly specified in our charter or bylaws if feasible) of separating the roles of our CEO and Board Chairman, so that an independent director who has not served as an executive officer of our Company, serve as Chairman whenever possible.

This proposal gives our company an opportunity to follow SEC Staff Legal Bulletin 14C to cure a Chairman’s non-independence. This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2007 shareholder meeting.

The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by provided independent oversight of management, including our Chief Executive Officer. Separating the roles of CEO and Chairman can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

It is important to take a step forward and support this one proposal to improve our corporate governance since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

■	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent investment research firm rated our company:

“D” in Corporate Governance

“Very High Concern” in CEO Compensation.

“High Concern” in Takeover Defenses.

“High” in Overall Governance Risk Assessment

■	We had no Independent Chairman and not even a Lead Director – Independent oversight concern.

■	Plus our CEO/Chairman, Mr. Ryan, served on the Bank of America board rated D by The Corporate Library.

■	Cumulative voting was not allowed.

■	There are too many active CEOs on our board with four – Over-commitment concern.

■	Two directors had non-director links with our company – Independence concern.

■	Five of our 10 directors were each allowed to hold 4 to 6 directorships – Over-commitment concern.

■	CVS dual class stock played a major part in lowering The Corporate Library’s takeover defense score.

Additionally:

■	Three of our directors were designated as “Problem Directors” by The Corporate Library – all due to their involvement with the FleetBoston board. FleetBoston approved a major round of executive rewards even as FleetBoston was under investigation by regulators for multiple instances of improper activity. Plus each of these directors now serve on the following boards rated D by The Corporate Library

1) Thomas Ryan (our CEO)	Bank of America (BAC)	D-rated
2) Marian Heard	Sovereign Bancorp (SOV)	D-rated
3) Terrence Murray	A.T. Cross (ATX)	D-rated

Mr. Swift was designated as an “Accelerated Vesting” director by The Corporate Library due to his involvement with a board that accelerated the vesting of stock options just prior to implementation of FAS 123R policies in order to avoid recognizing the related expense which is now required.

The above status shows there is room for improvement and it reinforces the reason to take one step forward now and vote yes to:

Separate the Roles of CEO and Chairman

Yes on 6”

Statement of The Board Recommending a Vote AGAINST the Steiner Proposal

The Company’s Board of Directors unanimously recommends that you vote against the Steiner Proposal because it is unnecessary and it is not in the best interests of the Company or its stockholders.

The Board of Directors believes that the Company and its stockholders are best served by having the flexibility to have the same individual serve as Chairman of the Board and Chief Executive Officer, and that adopting a policy to restrict the Board’s discretion in selecting the Chairman of the Board (as well as restricting the ability to combine the positions of Chairman and CEO) would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman. The Board believes it is important to retain its flexibility to allocate the responsibilities of Chairman of the Board and Chief Executive Officer in any way that is in the best interests of the Company at any future point in time. The Board also believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee system and policy of having regular executive sessions of non-management directors.

Furthermore, the Company’s practice of having one individual perform the role of Chairman and Chief Executive Officer is both consistent with the practice of many major companies and not restricted or prohibited by current laws (including the Sarbanes-Oxley Act of 2002 and recently promulgated SEC regulations). We also note that this is an approach supported or not opposed by several organizations prominent in matters of corporate governance, including the Business Roundtable and The Conference Board.

For all of these reasons, the Board does not believe that establishing a rule or amending the Company’s organizational documents to require that the Chairman of the Board is not a member of management would enhance the Board’s independence or performance.

Only one of the fourteen members of the Company’s Board of Directors is currently an employee of the Company, and all of our Board Committees, other than the Executive Committee, are comprised solely of directors meeting the independence requirements of the New York Stock Exchange. Therefore, there are ample outside directors to offer critical review of management plans. Furthermore, in accordance with the charters of the various committees, the Management and Development Committee is responsible for evaluating the performance of the CEO and other senior executives, and the Nominating and Governance Committee is responsible for evaluating the overall performance of the Board.

Our directors, including the Chairman of the Board, are also bound by fiduciary duties under law to act in a manner that they believe to be in the best interests of the Company and its stockholders. Requiring that the Chairman of the Board not be a member of management would not serve to augment or diminish the fiduciary duties of any director or officer of the Company and the Board does not believe that splitting the roles would enhance the Board’s independence or performance.

Rather, the Board believes that Mr. Ryan, in his capacities as Chairman, President and Chief Executive Officer, has served as a bridge between the Board and management and has provided critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges. In short, the Board believes that a Chairman who is a member of CVS’ management team can be well situated to execute the Company’s strategy and business plans to maximize stockholder value. At the present time, the positions are split, with Mr. E. Mac Crawford serving as Chairman and Mr. Ryan serving as President and Chief Executive Officer.

Finally, contrary to the assertions in the Steiner Proposal, our Company has a strong corporate governance record. In recognition of this, our Company has consistently received high scores on the Institutional Shareholder Services’ (“ISS”) Corporate Governance Quotient, as of March 23, 2007 outperforming approximately 70% of all companies on the S&P 500 and 94.2% of all companies within our industry group. ISS is a highly respected advocate for stockholder rights and its high regard for the Company’s corporate governance practices demonstrates that the allegations to the contrary contained in the Steiner Proposal are inaccurate.

For these reasons, the Board believes that establishing a rule (including by the amendment of CVS’ organizational documents) to require the election of a non-management Chairman of the Board is not appropriate and that it is in the best interests of CVS’ stockholders for the Board to have the flexibility to determine the selection of the Chairman of the Board, whether that director is an outside director or a member of executive management.

The Board of Directors recommends a vote AGAINST the Steiner Proposal.

ITEM 7:  STOCKHOLDER PROPOSAL REGARDING SUSTAINABILITY REPORTING BY THE COMPANY

On or about November 28, 2006, the Company received the following proposal from F&C Asset Management, 30 Rowes Wharf, Suite 540, Boston, MA 02110, beneficial owners of 309,509 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (collectively, the “F&C Proposal”) in this proxy statement as they were submitted to us:

“Whereas:

■	Disclosure of key information is a founding principle of our capital markets.

■	Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens will more likely prosper over the long term and be accepted by local communities. Mainstream financial companies are seeking tools to understand the links between sustainability performance and capital markets. According to environmental research consultant Innovest, major investment firms including ABN-AMRO, Schroders, T. Rowe Price, and Legg Mason subscribe to information on companies’ social and environmental practices to help make investment decisions.

■	A growing number of companies are issuing sustainability reports. According to the Dow Jones Sustainability Group, sustainability includes: ‘Encouraging long lasting social well being in communities where [companies] operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations) and responding to their specific and evolving needs, thereby securing a long-term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.’

■	Companies increasingly recognize that transparency and dialogue about sustainability are elements of business success. For example, Wal-Mart’s CEO states, ‘[B]eing a good steward of the environment and in our communities, and being an efficient and profitable business, are not mutually exclusive. In fact, they are one in the same.’ Target’s CEO adds, ‘Being committed to the social, economic and environmental health of the communities we serve… is a cornerstone of Target’s strategy and vital to our long-term success.’

■	Many global organizations, like the European Union Framework for Corporate Social Responsibility, support corporate sustainability reporting. The national governments of Australia, Japan and the United Kingdom recommend sustainability reporting. In addition, companies listed on the Johannesburg and Paris Stock Exchanges are now required to report non-financial information related to corporate social and environmental performance.

Resolved: That shareholders request the company disclose its social, environmental and economic performance to the public by issuing a sustainability report to shareholders, at reasonable cost, and omitting proprietary information, by November 1, 2007.

Supporting Statement: The report should include the company’s definition of sustainability, as well as a review of company policies, management systems, and performance indicators related to employees, suppliers and the environment.

We recommend that the company consider using the Global Reporting Initiative’s Sustainability Reporting Guidelines (GRI Guidelines) to prepare the report. The GRI is an international standard-setting organization with representatives from the business, environment, human rights and labor organizations. The Guidelines provide companies with guidance for report content, including performance in six categories (direct economic impacts, environmental, labor practices, human rights, society, and product responsibility). The Guidelines provide a flexible reporting system that allows a company to omit some content while still utilizing the GRI framework. More than 500 companies, including Target, Abbott Laboratories, Pfizer, Boots, Procter & Gamble, McDonald’s PepsiCo, International Paper, Tesco, and Johnson & Johnson, currently use the Guidelines for sustainability reporting.”

Statement of The Board Recommending a Vote AGAINST the F&C Proposal

The Company’s Board of Directors unanimously recommends that you vote against the F&C Proposal.

The Company recognizes the importance of its social and environmental practices, as well as its economic performance, to its stockholders. The Company is committed to being a good citizen in all communities in which it operates. However, we believe that creating the proposed sustainability report is unnecessary because its current policies and practices concerning social, environmental and economic issues already address more than adequately the concerns behind the stockholder proposal.

The Company is committed to being a good corporate citizen and promoting social, environmental, workplace and economic initiatives that address sustainability issues. The Company’s Code of Conduct represents the core of the Company’s business philosophy and values and guides the Company’s conduct. The Code of Conduct addresses many sustainability issues, including such topics as compliance with laws, fair dealings, equal opportunity, discrimination, harassment and environmental protection. A copy of the Code of Conduct is available on the Company’s website under “Our Company – Investor Relations – Corporate Governance”. Moreover, the Company requires its suppliers to adhere to our ethical standards as set out in its Ethics Policy. Under the Ethics Policy, suppliers are required to abide by all applicable laws, codes and regulations including, but not limited to, applicable child labor, workplace safety and workmen’s compensation laws. Failure of suppliers to observe the Ethics Policy could result in termination of their relationship with CVS. The Ethics Policy may also be found on the Company’s website under “Our Company – Suppliers – CVS Supplier Information – Ethics”.

The Company is also committed to supporting the communities where we do business. The cornerstone of our corporate social responsibility efforts is our signature cause program, CVS All Kids Can. CVS All Kids Can is committed to making life easier and more prosperous for children with disabilities. Through a five-year, $25 million commitment by the CVS/pharmacy Charitable Trust and CVS/pharmacy, CVS All Kids Can partners with nonprofit organizations that provide innovative programs and services in local communities to help children with disabilities learn, play and succeed in life. The goals of CVS All Kids Can are to build barrier-free playgrounds so children of all abilities can play side-by-side; to raise awareness in schools and in local communities about the importance of inclusion; and to provide medical rehabilitation and related services to children with disabilities.

The Company is also committed to several significant health programs including the Community Access to Child Health (“CATCH”) Program grants, Amyotrophic Lateral Sclerosis (“ALS”) Therapy Alliance, St. Jude Children’s Research Hospital and Easter Seals. Through its storewide fundraising campaign, the Company has raised more than $8 million dollars to support the ALS Therapy Alliance in its efforts to find a treatment for Lou Gehrig’s disease and over $5 million to support the life-saving mission of St. Jude. Partnering with Easter Seals has allowed the Company to make a significant impact in the lives of children with disabilities throughout the country. We are committed to several education initiatives including financial grants to classes that have concrete ideas on how to make their schools or communities more inclusive, a Pharmacy Education Program to assist students pursuing a pharmacy degree and the funding of several schools including Meeting Street and CVS Highlander Charter School. The Company is also committed to building strong communities through its Charitable Trust programs which strive to positively impact the culturally diverse communities in which it operates. In 2006, the CVS/pharmacy Charitable Trust, a private foundation managed by the Company, awarded more than $5 million in grant funds to non-profit organizations across the U.S. for programs serving children with disabilities. These rich and diverse programs demonstrate the Company’s dedication to being a good corporate citizen through its commitment to these and other social and economic initiatives. The Company encourages its stockholders and others to visit its website at http://www.cvs.com/corpInfo/index.html to learn more about its commitments in these areas.

In addition to the commitment to employees, partners and communities publicized on our website, the Company makes available numerous other disclosures on social and environmental issues, as well as economic performance, in its public company reports filed with the SEC, press releases, annual reports to stockholders and otherwise.

The Company recognizes that sustainability is important to its continued growth and success and believes that its existing disclosures accurately reflect that commitment. The Company will continue to honor its commitments to the environment, the workplace, its employees, customers and the communities in which it operates while continuously seeking to expand its sustainability practices. The production of a separate sustainability report would be duplicative of the information that is already provided by the Company in an easily accessible form to stockholders and the public.

The Board of Directors recommends a vote AGAINST the F&C Proposal.

ITEM 8:  STOCKHOLDER PROPOSAL REGARDING THE RELATIONSHIP BETWEEN THE COMPANY AND COMPENSATION CONSULTANTS

On or about November 30, 2006, the Company received the following proposal from Amalgamated Bank LongView Collective Investment Fund, 11-15 Union Square, New York, NY 10003, beneficial owners of 306,954 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Amalgamated Proposal”) in this proxy statement as they were submitted to us:

“RESOLVED, that the shareholders of CVS Corporation (“CVS” or the “Company”) urge the board of directors (the “board”) to disclose in a separate report to shareholders the Company’s relationships with its executive compensation consultants or firms. Specifically, the Company should, as to each firm or consultant retained by management, the board or a board committee to advise on executive compensation policies or plans (each a “Consultant”):

1)	identify the entity (e.g., management, the board) that retained the Consultant, and disclose whether any member of CVS’s senior management participated in process of selecting or retaining the Consultant;

2)	disclose whether the Consultant has provided, at any time in the last five years, non-compensation-related services to CVS or any CVS affiliate, including services provided by the Consultant through an affiliate for such services;

3)	disclose CVS’s policies and procedures regarding non-compensation-related services provided by its Consultant.

Supporting Statement

To ensure that executive compensation is aligned with the interests of shareholders, we believe compensation issues should be decided by a committee of independent directors who have access to unbiased advice and analyses.

CVS noted in its 2006 proxy statement that the board’s compensation committee utilizes a compensation consultant, but the proxy did not disclose enough information to allow shareholders adequately to assess the independence of the consultant being utilized.

Questions have been raised about the independence of compensation consultants. One article linked escalating executive pay to the fact that ‘if the consultants want to be rehired in future years, they will not want to hurt their chances by suggesting that a chief receive less than his or her peers do.’ (How to Slow Runaway Executive Pay, THE NEW YORK TIMES, Oct. 23, 2005)

Moreover, the independence of compensation consultants may be compromised as a result of additional business relationships. According to another report, compensation consultants ‘are often motivated to produce big paydays for managers. After all, the boss can hand their company lucrative contracts down the road.’ (Off to the Races Again, Leaving Many Behind, THE NEW YORK TIMES, April 9, 2006)

We believe that there is a strong case for greater transparency on the role of consultants at CVS. An analysis by the Investor Responsibility Research Center disclosed that the total direct compensation for CVS’ chairman and CEO was approximately $29 million in the last year for which data are available. By contrast, the median pay level for CEOs in CVS’ peer group was $8.5 million.

For these reasons, we believe that the disclosure of CVS’s relationships with its compensation consultants and its policies and procedures regarding non-compensation-related services will help ensure that executive compensation decisions are rendered independently and in the interests of shareholders.

We urge you to vote FOR this resolution.”

Statement of The Board Recommending a Vote AGAINST the Amalgamated Proposal

The Company’s Board of Directors unanimously recommends that you vote against the Amalgamated Proposal because it is unnecessary and it is not in the best interests of the Company or its stockholders.

The Amalgamated Proposal calls for the Company to publish a separate report disclosing its relationships with executive compensation consultants and firms, detailing, among other things, whether any members of our senior management were involved in the retention of the consultant and whether the consultant has provided non-compensation related services to the Company at any time in the preceding five years.

The Company’s executive compensation policies are administered by the Management Planning and Development Committee of the Board of Directors (the “Committee”), which is composed entirely of independent directors. The Committee takes steps to ensure that the Company’s compensation programs are appropriate for retaining and properly incentivizing its executives, as well as being in line with industry standards and the programs of peer companies, and to that end, engages an independent compensation consulting firm to assist the Committee. The consulting firm reports to the Chair of the Committee.

This proxy statement already contains extensive disclosure on executive compensation matters, consistent with the rules and regulations of the SEC. See the “Executive Compensation and Related Matters” section of this proxy statement. Significantly, our proxy statement already contains pertinent disclosure on the engagement of and relationship with Mercer, the independent compensation consulting firm retained by the Committee. See page 17 of this proxy statement, where we disclose: the roles and work undertaken by Mercer in assisting the Committee in 2006; that the Committee has the authority to determine the scope of the external compensation consultant’s services and may terminate the engagement at any time; that the external compensation consultant reports to the Committee Chair; and that the executive compensation services performed for the Committee are by far the most significant component of the relationship that the Company has with Mercer (fees for those services accounted for over 87% of the total services provided by Mercer to the Company in 2006).

Given that the independent compensation consulting firm reports to the Committee Chair, that our proxy statement already contains all pertinent disclosure on our relationship with Mercer, and that our disclosure is in accordance with SEC rules, we believe that such a separate report as requested by the proponent would not be in the best interest of stockholders and would be an unnecessary application and diversion of resources.

The Board of Directors recommends a vote AGAINST the Amalgamated Proposal.

ITEM 9:  STOCKHOLDER PROPOSAL REGARDING THE COMPANY’S POLICY ON STOCK OPTION GRANTS

We have received notice that Amalgamated Bank (proponent of Item 8, above) intends to introduce a proposal at the annual meeting urging that the Company adopt a policy concerning stock option backdating (the “Option Proposal”), and has indicated its intention to separately solicit proxies for the Option Proposal. While management and the Board of our Company agree in principle with the spirit of the Option Proposal, we believe that the Proposal as drafted is ill-advised. Instead, on March 7, 2007, the Board of Directors adopted a policy on stock option grants that it considers appropriate and in the best interests of the Company and its stockholders.

Under the policy adopted by the Board, all options to directors and executive officers will be granted at an exercise price equal to the closing price of the underlying stock on the date that the option is granted (the “grant date”), with grant dates in a given fiscal year to be established generally based on the Company’s customary and normal grant cycle. Where a grant to an existing employee is outside the annual grant cycle, the grant date will not be coordinated with the release of material non-public information that has been or will be disclosed within 30 days on either side of any such grant date. In hiring an executive after a fiscal year has begun, the grant date will be the later of the hire date and the date the Management Planning and Development Committee approves the award. If options are granted below the closing price on the grant date, the exercise price of unexercised options shall be increased to the closing price on the grant date; with respect to any exercised options, the affected executive or director shall compensate the Company for the value of any benefit that was received by using a date other than the actual grant date for determining the exercise price. The Management Planning and Development Committee (comprised entirely of independent directors) will be responsible for oversight of the Company’s policy on stock option grants.

The Company is committed to sound option grant practices, fully compliant with best practices and applicable law and accounting rules, all of which is reflected in and reinforced by our Board.

The proponent has asserted that the Company’s policy set forth above falls short because it does not contain some of the elements laid out in the proponent’s proposed policy. For example, the proponent’s policy would require: that the board conduct an independent investigation of any backdating allegations; that the Company seek the resignation of executives or directors found to have engaged in or to have approved backdating; and that the Company will make the results of any investigation available to stockholders.

The Company does not consider it prudent or in the best interests of its stockholders to have a policy that an independent investigation will occur each time there is a mere allegation of backdating. The Company has an independent Audit Committee and Management Planning and Development Committee, and the Company, its Board and Committees should be able to exercise good judgment on when an independent investigation is warranted. Furthermore, it is not common practice among major corporations, nor do we consider it prudent or in the best interests of our stockholders, to commit as a matter of policy that results of independent investigations will be publicly disclosed. Again, the Company, its Board and Committees should be able to exercise good judgment on when and what public disclosure is warranted, consistent with the Company’s disclosure obligations and the best interests of stockholders. Finally, to have a policy requirement on resignations again would take away the ability of the Company, its Board and Committees to exercise judgment based on the circumstances presented, which we do not believe to be in the best interest of our stockholders.

In light of the Board’s adoption of the above policy, and for the reasons set forth above, management and the Board believe that the Option Proposal is unnecessary and not in the best interests of the Company or its stockholders.

The Board of Directors recommends a vote AGAINST the Option Proposal (assuming it is properly introduced at the meeting).

ITEM 10:  OTHER MATTERS

We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our executive officers and directors and any persons who own more than 10% of our common stock (“reporting persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC and NYSE.

Mr. Verrecchia, a former director of the Company, filed a late Form 4 in September 2006 reporting shares received for meeting fees, due to a technical error involving his SEC access codes, and Mr. Sgarro filed a late Form 4 in January 2007, reporting a January 2006 distribution from his deferred stock account that was not reported due to a clerical error. In February 2007, each of the named executive officers and Mr. Michael Ferdinandi filed a Form 4 two business days late, reporting shares received under the Company’s Long-Term Incentive Plan.

Stockholder Proposals and Other Business for our Annual Meeting in 2008

If you want to submit a proposal for possible inclusion in our proxy statement for the 2008 annual meeting of stockholders, you must ensure your proposal is received by us on or before November 30, 2007 and is otherwise in compliance with the requirements of our by-laws.

In addition, if a stockholder would like to present business at an annual meeting of stockholders that is not to be included in the Company’s proxy statement, the stockholder must provide notice to the Company as provided in its amended by-laws. Such notice must be addressed to the Corporate Secretary of the Company and must arrive at the Company in a timely manner, generally between 60 and 90 days prior to the anniversary of our last annual meeting, which would be between February 9 and March 10, 2008. Under our by-laws, any stockholder notice for presenting business at a meeting must include, among other things (i) the name and address, as they appear in the Company’s books, of the stockholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the stockholder, (iii) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, and (iv) any material interest of the stockholder in such business.

Thomas M. Ryan

President and Chief Executive Officer

April 4, 2007

Exhibit A

CVS/Caremark Corporation

Nominating and Corporate Governance Committee

Director Qualification Criteria

In recognition of the fact that the selection of qualified directors is complex and crucial to the long-term success of the Company, the Nominating and Corporate Governance Committee has established the following guidelines for the identification and evaluation of candidates for membership on the Company’s Board of Directors.

Candidates should be distinguished individuals who are prominent in their fields or otherwise possess exemplary qualities that will enable them to effectively function as directors of the Company. While the Nominating and Corporate Governance Committee does not believe it appropriate at this time to establish any specific minimum qualifications for candidates, the Nominating and Corporate Governance Committee shall focus on the following qualities in identifying and evaluating candidates for Board membership:

•	Background, experience and skills
•	Character, reputation and personal integrity
•	Judgment
•	Independence
•	Diversity
•	Commitment to the Company and service on the Board
•	Any other factor or factors that the Nominating and Corporate Governance Committee may determine to be relevant and appropriate

Recognizing that the overall composition of the Board is essential to the effective functioning of the Board, the Nominating and Corporate Governance Committee shall make these determinations in the context of the existing composition of the Board so as to achieve an appropriate mix of backgrounds, skills, diversity and qualities.

In making its determinations, the Nominating and Corporate Governance Committee shall take into account all applicable legal, regulatory and stock exchange requirements concerning the composition of the Board and its committees.

The Nominating and Corporate Governance Committee shall review these guidelines from time to time as appropriate (and in any event at least annually) and modify them as it deems appropriate.

A-1

Exhibit B

CVS/Caremark Corporation

New York Stock Exchange Bright Line Tests

For Director Independence

The following summarizes the standards set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual (excluding, for sake of brevity, the related Commentary):

(i) A director who is an employee, or whose immediate family member is an executive officer, of the company is not independent until three years after the end of such employment relationship.

(ii) A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the listed company, during any 12-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”.

(iii) A director who is a current employee or partner of a firm that is the company’s internal or external auditor; who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or who is or has an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time, is not “independent”.

(iv) A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executives at the same time serves on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

(v) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

B-1

Exhibit C

Audit Committee Charter

Amended as of March 2, 2005

Purpose

The Audit Committee is created by the Board of Directors of the Company to:

•	assist the Board in its oversight of:

•	the integrity of the financial statements of the Company;

•	the qualifications, independence and performance of the Company’s independent auditor;

•	the performance of the Company’s internal audit function;

•	compliance with the Company Code of Conduct; and

•	compliance by the Company with legal and regulatory requirements; and

•	prepare the Audit Committee report that the Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Membership

The Audit Committee shall consist of at least three members, comprised solely of independent directors meeting the independence and experience requirements of the New York Stock Exchange. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chairman of the Audit Committee.

Authority

To discharge its oversight responsibilities effectively, the Audit Committee will maintain open lines of communication with the Company’s chief financial officer, chief internal auditor, and with the Company’s independent auditors, each of whom will have free and direct access to the Audit Committee. Further, the Audit Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors.

The Audit Committee shall have available appropriate funding from the Company as determined by the Audit Committee for payment of:

•	compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	compensation to any advisers employed by the Audit Committee; and

•	ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee may delegate its authority to subcommittees or the Chairman of the Audit Committee when it deems appropriate and in the best interests of the Company.

Procedures

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chairman of the Audit Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.

The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditor.

Responsibilities

In addition to any other responsibilities that may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters.

Independent Auditors

•	The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (subject, if applicable, to shareholder ratification). Each such accounting firm shall report directly to the Audit Committee.

•	The Audit Committee shall pre-approve the audit services and non-audit services to be provided by the Company’s independent auditor pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

•	The Audit Committee shall review and approve the scope and staffing of the independent auditor’s annual audit plan(s).

•	The Audit Committee shall evaluate the independent auditor’s qualifications, performance and independence, and shall present its conclusions with respect to the independent auditor to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review a report or reports from the Company’s independent auditor:

•	describing the independent auditor’s internal quality-control procedures;

•	describing any material issues raised by (i) the most recent internal quality-control review, or peer review, of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

•	describing all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1; and

•	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	review and evaluate the lead partner of the independent auditor;

•	consider whether the audit engagement team partners should be rotated more frequently than is required by law, so as to assure continuing auditor independence;

•	consider whether the independent auditor should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management and the internal auditors of the independent auditor’s performance.

•	The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent auditor.

Internal Auditors

•	At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditor.

•	At least annually, the Audit Committee shall review the annual internal audit plan with the senior officer or officers responsible for the internal audit function of the Company. The review shall focus on the scope and effectiveness of internal audit activities and the department’s capability to fulfill its objectives.

•	At least annually, the Audit Committee shall review significant findings by the internal audit staff and management’s responses to such findings and instances of remedial action not being taken by management within appropriate timeframes in response to any such findings, if any.

•	At least annually, the Audit Committee shall evaluate the performance of the senior officer or officers responsible for the internal audit function of the Company, and make recommendations to the Board and management regarding the responsibilities, retention or termination of such officer or officers.

•	At least annually, the Audit Committee shall review the annual report from the internal auditors covering the internal auditor’s review of the officers’ and directors’ travel and entertainment expenses.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	As appropriate, the Audit Committee shall meet to review and discuss with management, the internal auditors and the independent auditor, in separate meetings if the Audit Committee deems it necessary:

•	the annual audited financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-K;

•	the quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-Q;

•	any analyses or other written communications prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

•	estimates made by management having a material impact on the financial statements;

•	significant variations in financial information between reporting periods; and

•	the effect of regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

•	The Audit Committee shall review, in conjunction with management, the Company’s policies generally with respect to the Company’s earnings press releases and with respect to financial information and earnings guidance provided to analysts and rating agencies, including in each case the type of information to be disclosed and type of presentation to be made and paying particular attention to the use of non-GAAP financial information.

•	The Chairman of the Audit Committee may review any of the Company’s financial information and earnings guidance provided to analysts and ratings agencies and any of the Company’s other financial disclosure, such as earnings press releases, as the Chairman deems appropriate.

•	The Audit Committee shall, in conjunction with the CEO and CFO of the Company, review the Company’s disclosure controls and procedures and internal control over financial reporting. The review of internal control over financial reporting shall include whether there are any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to affect the Company’s ability to record, process, summarize and report financial information and any fraud involving management or other employees with a significant role in internal control over financial reporting.

•	The Audit Committee shall review potential conflicts of interest involving directors and shall determine whether such director or directors may vote on any issue as to which there may be a conflict.

•	The Audit Committee shall review all related party transactions and determine whether such transactions are appropriate for the Company to undertake. If so, the Audit Committee is authorized to approve such transactions.

•	The Committee shall oversee compliance with the Company’s Code of Conduct and report on such compliance to the Board. The Committee shall also review and consider any requests for waivers of the Company’s Code of Conduct for the Company’s directors, executive officers and other senior financial officers, and shall make a recommendation to the Board with respect to such request for a waiver.

•	The Audit Committee shall review annually management’s plan for determining compliance with the Company Code of Conduct.

•	Review the Company’s Information Security Plan.

•	Review significant cases of employee conflict of interest, misconduct, or fraud.

•	The Audit Committee shall review and discuss with the independent auditor any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the auditor pursuant to Statement on Auditing Standards No. 61, as amended, such as:

•	any restrictions on the scope of the independent auditor’s activities or on access to requested information;

•	any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

•	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

•	any management or internal control letter issued, or proposed to be issued, by the auditor; and

•	any significant disagreements between management and the independent auditor.

•	In connection with its oversight responsibilities, the Audit Committee shall be directly responsible for the resolution of disagreements between management and any auditor regarding the Company’s financial reporting.

•	The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

•	The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review any complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall prepare the Audit Committee report that the Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Reporting to the Board

•	The Audit Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the independence and performance of the Company’s independent auditor, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Audit Committee shall evaluate its own performance and report to the Board on such evaluation.

•	The Audit Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board.

Limitations Inherent in the Audit Committee’s Role

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP and applicable rules and regulations. This is the responsibility of management and the independent auditor. Furthermore, while the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

Exhibit D

CVS/Caremark Corporation

2007 Employee Stock Purchase Plan

1. Purpose. The purpose of this 2007 Employee Stock Purchase Plan (the “Plan”) is to provide employees of CVS/Caremark Corporation (the “Company”) and its Designated Subsidiaries with an opportunity to purchase Stock of the Company through accumulated payroll deductions, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and to provide a benefit that will assist the Company in competing to attract and retain employees of high quality. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of that Section of the Code.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms as defined in Section 1 hereof:

(a) “Account” means the account maintained on behalf of the participant by the Custodian for the purpose of investing in Stock and engaging in other transactions permitted under the Plan.

(b) “Administrator” means the person or persons designated to administer the Plan under Section 13(a).

(c) “Board” means the Company’s Board of Directors.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(e) “Committee” means a committee of two or more directors designated by the Board to administer the Plan.

(f) “Compensation” base salary, overtime, shift premiums, and commissions (all as determined before any applicable deductions from pay are made) but does not include short or long term disability pay, incentive payments or severance pay.

(g) “Custodian” means a custodian or any successor thereto as appointed by the Board from time to time.

(h) “Designated Subsidiaries” means the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to have their Employees participate in the Plan.

(i) “Employee” means any individual who has been employed by the Company or a Designated Subsidiary for at least six months (and is actively employed during the two month period prior to the beginning of the Offering Period). To determine whether an employee has achieved six months of service, the following shall apply: (i) if an individual is terminated or takes an unauthorized leave of absence and is subsequently reemployed with the Company or a Designated Subsidiary within one year of the date of such termination or unauthorized leave, such individual shall be credited with all service time accrued through the last day the individual was employed prior to such termination or unauthorized leave of absence; and (ii) service with an incorporated or unincorporated entity that is controlled, directly or indirectly, by the Company shall be treated as service with the Company.

(j) “Enrollment Date” means the first day of the next Offering Period.

(k) “Exercise Date” means the last day of each Offering Period.

(l) “Fair Market Value” means the fair market value of a share of Stock as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the closing price of a share of Stock reported on a consolidated basis for securities listed on the New York Stock Exchange for trades on the date as of which such value is being determined or, if that day is not a Trading Day, then on the latest previous Trading Day.

(m) “Offering Period” means the approximately six month period commencing on the first Trading Day on or after January 1 and July 1, respectively, and terminating on the last Trading Day in the following June and December, respectively. The beginning and ending dates and duration of Offering Periods may be changed pursuant to Section 4 of the Plan.

(n) “Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Stock on the Enrollment Date or 85% of the Fair Market Value of a share of Stock on the Exercise Date, whichever is lower.

(o) “Reserves” means the number of shares of Stock covered by all options under the Plan which have not yet been exercised and the number of shares of Stock which have been authorized for issuance under the Plan but which have not yet become subject to options.

(p) “Stock” means the Company’s Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 18 hereof.

(q) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(r) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

3. Eligibility.

(a) All Employees (as determined in accordance with Section 2(i) hereof) of the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose Stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(c) All participants in the Plan shall have equal rights and privileges (subject to the terms of the Plan) with respect to options outstanding during any given Offering Period.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 of each year following the initial Offering Period, or on such other date as the Committee shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Committee shall have the power to change the beginning date, ending date, and duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided that Offering Periods will in all cases comply with applicable limitations under Section 423(b)(7) of the Code.

5. Participation.

(a) Any person who will be an eligible Employee on a given Enrollment Date may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions and filing it with the Administrator prior to such deadline as the Administrator may prescribe for such Enrollment Period.

(b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount from 1% to 15% of the Compensation which he or she receives for each pay period during the Offering Period.

(b) All payroll deductions made for a participant shall be credited to his or her Account under the Plan. Payroll deductions shall be withheld in whole percentages only, unless otherwise determined by the Committee. A participant may not make any additional payments into such Account.

(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may decrease the rate of his or her payroll deductions during the Offering Period, by completing and filing with the Administrator a new subscription agreement authorizing a change in payroll deduction rate. Unless otherwise authorized by the Committee, a participant may not change or discontinue his or her payroll deduction rate more than once during any Offering Period. The change in rate shall be effective with the first payroll period following 30 business days after the Administrator’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d) The foregoing notwithstanding, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be terminated at such time during any Offering Period which is scheduled to end during the current calendar year (the “Current Offering Period”) that the aggregate of all payroll deductions accumulated with respect to the Current Offering Period and any other Offering Period ending in the same calendar year do not exceed $21,250 (or such other limit as may apply under Code Section 423(b)(8)). Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement (as previously on file or as changed prior to the recommencement date in accordance with Section 6(c)) at the beginning of the next Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(e) The Company or any Designated Subsidiary is authorized to withhold from any payment to be made to a participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, including any disposition of shares acquired under the Plan, and a participant’s enrollment in the Plan will be deemed to constitute his or her consent to such withholding. At the time of a participant’s exercise of an option or disposition of shares acquired under the Plan, the Company may require the participant to make other arrangements to meet tax withholding obligations as a condition to exercise of rights or distribution of shares or cash from the participant’s Account. In addition, a Participant may be required to advise the Company of sales and other dispositions of Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.

7. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period, at the applicable Purchase Price, up to a number of shares of Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. To the extent not exercised, the option shall expire on the last day of the Offering Period.

8. Exercise of Option. Participant’s option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Shares purchased shall include fractional shares calculated to at least three decimal places, unless otherwise determined by the Committee. If fractional shares are not to be purchased for a participant’s Account, any payroll deductions accumulated in a participant’s account not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9. Delivery of Shares; Participant Accounts.

(a) At or as promptly as practicable after the Exercise Date for an Offering Period, the Company will deliver the shares of Stock purchased to the Custodian for deposit into the participant’s Account.

(b) Cash dividends on any Stock credited to a participant’s Account will be automatically reinvested in additional shares of Stock; such amounts will not be available in the form of cash to participants. All cash dividends paid on Stock credited to participants’ Accounts will be paid over by the Company to the Custodian at the dividend payment date. The Custodian will aggregate all purchases of Stock in connection with the Plan for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The Custodian will make such purchases, as directed by the Committee, either (i) in transactions on any securities exchange upon which Stock is traded, otherwise in the over-the-counter market, or in negotiated transactions, or (ii) directly from the Company at 100% of the Fair Market Value of a share of Stock on the dividend payment date. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a participant’s Account will be credited to such Account. In the event of any other non-cash dividend or distribution in respect of Stock credited to a participant’s Account, the Custodian will, if reasonably practicable and at the direction of the Committee, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional shares of Common Stock in the same manner as cash paid over to the Custodian for purposes of dividend reinvestment.

(c) Each participant will be entitled to vote the number of shares of Stock credited to his or her Account (including any fractional shares credited to such Account) on any matter as to which the approval of the Company’s stockholders is sought. If a participant does not vote or grant a valid proxy with respect to shares credited to his or her Account, such shares will be voted by the Custodian in accordance with any stock exchange or other rules governing the Custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of Company stockholders.

10. Withdrawal of Payroll Deductions or Shares; Termination of Employment.

(a) If a participant decreases his or her payroll deduction rate to zero during an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Administrator a new subscription agreement.

(b) Upon a participant’s ceasing to be an Employee for any reason (including upon the participant’s death), he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s Account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant’s option shall be automatically terminated.

(c) During the two-year period from the first day of each Offering Period a participant (whether or not still an Employee) may not withdraw, sell or transfer shares of stock acquired during such Offering Period except: (i) on account of the participant’s death, or such other reason as the Committee may promulgate in its discretion from time to tome, or (ii) if a participant who is an Employee incurs a financial hardship which the Administrator determines, in accordance with rules established by the Committee, cannot be met from other sources. The amount withdrawn, sold or transferred on account of a hardship shall not be in excess of the amounts necessary to meet such financial hardship of the participant, including amounts necessary to pay any federal, state or local taxes with respect to such amount. Unless otherwise determined by the Committee, a participant may make only one withdrawal, sale or transfer due to hardship in any Offering Period, and the minimum amount of such withdrawal, sale or transfer is $500. After the end of such two-year period, the participant may elect to withdraw, transfer or sell such shares or receive a certificate for such shares. If a participant elects to withdraw shares in certificated form, one or more certificates for whole shares shall be issued in the name of, and delivered to, the participant, with such participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. If shares of Stock are transferred from a participant’s Account to a broker-dealer or financial institution that maintains an account for the participant, only whole shares shall be transferred and cash in lieu of any fractional share shall be paid to such participant based on the Fair Market Value of a share of Stock on the date of transfer. A Participant seeking to withdraw, sell or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Committee and the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 10(d) hereof. Notwithstanding the foregoing, as a condition for a hardship withdrawal, sale or transfer, the participant must furnish proof of a “financial hardship” satisfactory to the Administrator and demonstrate that said distribution is necessary to satisfy said financial need. For purposes of this Section 10, a “financial hardship” means one or more of the events defined as a deemed immediate and heavy financial need under the IRS Regulation 1.401(k)-1(d)(3)(iii)(B), which causes an unforeseeable financial hardship to the participant or his or her family.

(d) Costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, including annual fees of the Custodian and any brokerage fees and commissions for the purchase of Stock upon reinvestment of dividends and distributions. The foregoing notwithstanding, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 10(c)), and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to participants. In no circumstance shall the Company pay any brokerage fees and commissions for the sale of Stock acquired under the Plan by a participant.

11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan

12. Stock.

(a) The maximum number of shares of Stock which shall be made available for sale under the Plan shall be fifteen (15) million shares, subject to adjustment as provided in Section 18 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any shares of Stock delivered by the Company under the Plan may consist, in whole or in part, of authorized and unissued shares or shares acquired by the Company in the open market. Shares acquired in the open market through dividend reinvestment will not count against the Reserves.

(b) The participant shall have no interest or voting right in shares purchasable upon exercise of his or her option until such option has been exercised.

13. Administration.

(a) The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” The Committee shall have full and final authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. The Committee may, in its discretion, delegate authority to the Administrator. Every finding, decision and determination made by the Committee or Administrator shall, to the full extent permitted by law, be final and binding upon all parties (except for any reserved right of the Committee to review a finding, decision or determination of the Administrator). The Committee, Administrator, and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or any Designated Subsidiary, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee or Administrator and any officer or employee of the Company or any Designated Subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

(b) The Custodian will act as custodian under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for each Participant, an Account and any subaccounts as may be necessary or desirable for the administration of the Plan.

14. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s Account under the Plan in the event of (i) such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to a distribution to such participant of shares or cash then held in the participant’s Account or (ii) such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant without a valid designated beneficiary who is living at the time of such participant’s death, any shares or cash otherwise deliverable under Section 14(a) shall be deliverable to the participant’s surviving spouse or, if there is no surviving spouse, to such participant’s estate.

15. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17. Reports. An individual Account shall be maintained by the Custodian for each participant in the Plan. Statements of Account shall be given to each participant at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, any remaining cash balance, and other information deemed relevant by the Committee.

18. Adjustments Upon Changes in Capitalization, Dssolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. The Committee shall proportionately adjust the Reserves and the price per share and the number of shares of Stock covered by each option under the Plan which has not yet been exercised for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Stock, or other extraordinary corporate event which affects the Stock in order to prevent dilution or enlargement of the rights of participants. The determination of the Committee with respect to any such adjustment shall be final, binding and conclusive.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

(c) Asset Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Committee shall shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed asset sale or merger. The Committee shall notify each participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19. Amendment or Termination.

(a) The Board (and the Committee or the Administrator except with respect to the number of shares of Stock available under the Plan under Section 12) may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors by shortening the Offering Period and accelerating the Exercise Date to a date not prior to the date of such Board action if the Board determines that termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which materially adversely affects the rights of any participant, and any amendment will be subject to the approval of the Company’s stockholders not later than one year after Board approval of such amendment if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such stockholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit any amendment to stockholders for approval.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion are advisable and consistent with the Plan.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. The Company shall not be obligated to issue shares with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

22. Plan Effective Date and Stockholder Approval. The Plan has been adopted by the Board on March 7, 2007, but shall become effective upon approval by the Company’s stockholders by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code within 12 months after the date the Plan was adopted and prior to the first Exercise Date. In the event stockholders fail to so approve the Plan, all options granted under the Plan shall be canceled, all payroll deductions shall be refunded, and the Plan shall be terminated.

Exhibit E

CVS/Caremark Corporation

2007 Incentive Plan

1. Purpose. The purpose of this 2007 Incentive Plan (the “Plan”) is to assist CVS/Caremark Corporation, a Delaware corporation (the “Corporation”), and its subsidiaries in attracting, retaining, and rewarding high-quality executives, employees, and other persons who provide services to the Corporation and/or its subsidiaries, and to qualify certain compensation awarded under the Plan for tax deductibility under Code Section 162(m) (as hereafter defined) to the extent deemed appropriate by the Committee (or any successor committee) of the Board of Directors of the Corporation.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof:

(a) “Annual Incentive Award” means a conditional right granted to a Participant under Section 5(c) hereof to receive a cash payment after the end of a specified fiscal year.

(b) “Award” means any award under Section 5(a) and any Performance Award or Annual Incentive Award.

(c) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Corporation’s Board of Directors.

(f) “Change in Control” means Change in Control as defined with related terms in Section 10 of the Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(h) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more directors, each of whom shall be an “outside director” as defined under Code Section 162(m), unless administration of the Plan by “outside directors” is not then required in order to qualify for tax deductibility under Code Section 162(m).

(i) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 5(e) of the Plan.

(j) “Effective Date” means May 9, 2007.

(k) “Eligible Person” means each Executive Officer and other officers and employees of the Corporation or of any subsidiary, including such persons who may also be directors of the Corporation. An employee on leave of absence may be considered as still in the employ of the Corporation or a subsidiary for purposes of eligibility for participation in the Plan.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(m) “Executive Officer” means an executive officer of the Corporation as defined under the Exchange Act.

(n) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(o) “Performance Award” means a right, granted to a Participant under Section 5(b) hereof, to receive Awards based upon performance criteria specified by the Committee.

(p) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(q) “Qualified Member” means a member of the Committee who is an “outside director” within the meaning of Regulation 1.162-27 under Code Section 162(m).

(r) “Stock” means the Corporation’s Common Stock

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including the Corporation, its subsidiaries, Participants, Beneficiaries, or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Corporation or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Corporation or a subsidiary, the Corporation’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Corporation or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

4. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. In each fiscal year during any part of which the Plan is in effect, the maximum cash amount that may be earned under the Plan as a final Annual Incentive Award or other cash annual Award in respect of any fiscal year by any one Participant shall be $10 million, and the maximum cash amount that may be earned under the Plan as a final Performance Award or other cash Award in respect of a performance period other than an annual period by any one Participant on an annualized basis shall be $5 million.

5. Performance and Annual Incentive Awards.

(a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 5(b) and 5(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

(b) Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 5(b).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 5(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Corporation, on a consolidated basis, and/or for specified subsidiaries or business units of the Corporation (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin; (8) the Common Knowledge Retail Customer Service score (9) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; (10) total shareholder return; and (11) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 5(c) hereof.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Corporation in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 5(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 5(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount that need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee with any settlement in Stock to be pursuant to the Corporation’s 1997 Incentive Compensation Plan. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 5(b). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. If the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 5(c).

(i) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Corporation in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 5(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 5(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount that need not bear a strictly mathematical relationship to such business criteria.

(ii) Potential Annual Incentive Awards. Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under Code Section 162(m), the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 5(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 5(b)(ii) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5 hereof.

(iii) Payout of Annual Incentive Awards. After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under Code Section 162(m). The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or settlement of such Annual Incentive Award.

(d) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 5(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 5(c), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

(e) Status of Section 5(b) and Section 5(c) Awards under Code Section 162(m). It is the intent of the Corporation that Performance Awards and Annual Incentive Awards under Sections 5(b) and 5(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 5(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

6. Change in Control.

(a) Effect of “Change in Control.” In the event of a “Change in Control,” the following provisions shall apply unless otherwise provided in the Award agreement:

(i) The restrictions, deferral of settlement, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 11(a) hereof; and

(ii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met if and to the extent so provided by the Committee in the Award agreement relating to such Award.

(b) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred if:

(i) any Person (other than the Corporation, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation, or any company owned, directly or indirectly, by the shareholders of the Corporation immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Corporation) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or any Significant Subsidiary (as defined below), representing 25% or more of the combined voting power of the Corporation’s or such Significant Subsidiary’s then outstanding securities;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii) the consummation of a merger or consolidation of the Corporation or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Corporation (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) the shareholders of the Corporation approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Corporation (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom.

7. General Provisions.

(a) Compliance with Legal and Other Requirements. The Corporation may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Corporation are listed or quoted, or compliance with any other obligation of the Corporation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Corporation shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Corporation or a subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.

(c) Adjustments. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and any Annual Incentive Award pool or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Corporation, any subsidiary or any business unit, or the financial statements of the Corporation or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Corporation, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Performance Awards granted under Section 5(b) hereof or Annual Incentive Awards granted under Section 5(c) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes. The Corporation and any subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Corporation’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board otherwise, in its discretion, determines to submit such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Corporation or a subsidiary, (ii) interfering in any way with the right of the Corporation or a subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Corporation unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Corporation’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

(i) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with the Delaware General Corporation Law, without giving effect to principles of conflicts of laws, and applicable federal law.

(j) Plan Effective Date and Stockholder Approval; Expiration Date. The Plan has been adopted by the Board on March 7, 2007, subject to approval by the stockholders of the Corporation. Unless an extension is approved by the stockholders of the Corporation, the Plan shall have a term that expires on May 9, 2012, after which no further Awards may be made, provided, however, that the provisions of the Plan shall continue to apply to Awards made prior to such date.

CVS/CAREMARK CORPORATION Annual Meeting of Stockholders of CVS Corporation Wednesday, May 9, 2007 at 11:00 a.m. EST
CVS Headquarters, One CVS Drive, Woonsocket, Rhode Island THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Thomas M. Ryan and Sheli Z. Rosenberg as the undersigned’s proxies, each with full power to act without the other and with full power of substitution, to vote, as indicated on all matters referred to on the reverse side of this card and described in the proxy statement, all shares of common stock of CVS/Caremark which the undersigned would be entitled to vote if present at the Annual Meeting and at any adjournments or postponements thereof.

Additional Voting Instructions for Certain CVS Employees: To the extent the undersigned is a participant in the 401(k) Plan and Employee Stock Ownership Plan of CVS/Caremark Corporation and Affiliated Companies (the “Plan”), the undersigned hereby instructs The Bank of New York, as trustee under the Plan, to vote as indicated on the reverse side, all shares of Series One Convertible ESOP Preference Stock and all shares of CVS/Caremark common stock held in the Plan, as to which the undersigned would be entitled to give voting instructions if present at the Meeting. Unallocated shares held under the Plan and shares for which voting instructions are not properly completed or signed, or received in a timely manner, will be voted in the same proportion as those shares for which voting instructions were properly completed and signed and received in a timely manner, so long as such vote is in accordance with the provisions of the Employment Retirement Income Security Act of 1974, as amended.

The undersigned hereby ratifies and confirms all that each of the proxies and/or The Bank of New York may lawfully do in the premises, and hereby revokes all proxies (or voting instructions in the case of Plan shares) previously given by the undersigned to vote at the Meeting and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the notice of and the proxy statement for the Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4 AND “AGAINST” ITEMS 5, 6, 7, 8 AND 9 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

TO VOTE IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN AS TO ANY ITEMS SET FORTH IN THIS PROXY, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4

CVS/CAREMARK CORPORATION P.O. BOX 11017 NEW YORK, N.Y. 10203-0017
AND AGAINST ITEMS 5, 6, 7, 8 AND 9 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)

CVS/Caremark Corporation

Vote via the Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Your Internet or telephone vote authorizes

the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

https://www.proxypush.com/cvs

Use the Internet to view the Annual Financial Report and Proxy Statement and vote your proxy. Have your proxy card in hand when you access the website. Follow the simple instructions that are located at the website.

OR	TELEPHONE 1-866-509-2156 Use a touch-tone telephone in the United States, Canada or Puerto Rico to vote your proxy. Have your proxy card in hand when you call. Follow the simple recorded instructions.	OR	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

HTTPS://WWW.PROXYPUSH.COM/cvs VOTE VIA THE INTERNET

1-866-509-2156 CALL TOLL-FREE TO VOTE

☐	(Please sign, date and return this proxy card in the enclosed envelope.)	☒	Votes must be indicated (x) in Black or Blue ink.

Ú    DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET    Ú

The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4. To vote in accordance with the Board’s recommendations, just sign below; no boxes need to be checked.

Item 1. Election of 14 directors	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN	The Board of Directors recommends a vote AGAINST Items 5, 6, 7, 8, and 9. To vote in accordance with the Board’s recommendations, just sign below; no boxes need to be checked.

1a. Edwin M. Banks	☐	☐	☐	1k. C.A. Lance Piccolo	☐	☐	☐	FOR	AGAINST	ABSTAIN

1b. C. David Brown II	☐	☐	☐	1l. Sheli Z. Rosenberg	☐	☐	☐

Item 5.    Stockholder proposal regarding limits on CEO compensation.

Item 6.    Stockholder proposal regarding separation of the roles of Chairman and CEO.

Item 7.    Stockholder proposal regarding sustainability reporting by the Company.

Item 8.    Stockholder proposal regarding the relationship between the Company and compensation consultants.

Item 9.    Stockholder proposal regarding the Company’s policy on stock option grants.

								☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐
1c. E. Mac Crawford	☐	☐	☐	1m. Thomas M. Ryan	☐	☐	☐
1d. David W. Dorman	☐	☐	☐	1n. Richard J. Swift	☐	☐	☐
1e. Kristen E. Gibney Williams	☐	☐	☐

Item 2.    Proposal to ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the 2007 fiscal year.

Item 3.    Proposal to adopt the Company’s 2007 Employee Stock Purchase Plan.

Item 4.    Proposal to adopt the Company’s 2007 Incentive Plan.

					☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
1f. Roger L. Headrick	☐	☐	☐
1g. Marian L. Heard	☐	☐	☐
1h. William H. Joyce	☐	☐	☐
1i. Jean-Pierre Millon	☐	☐	☐

Other Matters. In their discretion, Mr. Ryan and Ms. Rosenberg, as proxies, and/or The Bank of New York, as trustee, are authorized to vote in accordance with their judgment upon such other business as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). This Proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy card using the enclosed prepaid envelope. This Proxy must be returned for your shares to be voted at the Meeting in accordance with your instructions if you do not plan to attend the Meeting and vote in person. Please indicate any change in address.

1j. Terrence Murray	☐	☐	☐

SCAN LINE

Please sign exactly as the name appears on this proxy card. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title.

______ _____________________ _________________________
Date Stock Owner sign here Co-Owner sign here